As filed with the U.S. Securities and Exchange Commission on January 6, 2015

Registration No. 333-[                ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COEUR MINING, INC.

(Exact name of registrant as specified in its charter)

1040	Delaware	82-0109423
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

104 S. Michigan Ave.,

Suite 900

Chicago, Illinois 60603

(312) 489-5800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Casey M. Nault

Senior Vice President, General Counsel and Secretary

104 S. Michigan Ave.,

Suite 900

Chicago, Illinois 60603

(312) 489-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Steven R. Shoemate Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 (212) 351-4000	James T. Seery LeClairRyan, A Professional Corporation One Riverfront Plaza, 1037 Raymond Boulevard Newark, NJ 07102 (973) 491-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	32,664,729	N/A	$163,647,696	$19,016

(1)	Represents the estimated maximum number of shares of the Registrant’s common stock to be issued in connection with the merger described herein. The number of shares of common stock is based on the estimated number of shares of Paramount Gold and Silver Corp. common stock outstanding and reserved for issuance as of January 2, 2015 and the exchange of each such share of Paramount Gold and Silver Corp. common stock for shares of the Registrant’s common stock pursuant to the exchange ratio set forth in the Agreement and Plan of Merger, dated as of December 16, 2014, by and among the Registrant, Hollywood Merger Sub, Inc., Paramount Gold and Silver Corp. and Paramount Nevada Gold Corp.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common stock was calculated based upon the market value of shares of Paramount Gold and Silver Corp. common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $1.01, the average of the high and low prices per share of Paramount Gold and Silver Corp. common stock on January 2, 2015, as quoted on the New York Stock Exchange, multiplied by (B) 162,027,422, the estimated maximum number of shares of Paramount Gold and Silver Corp. common stock outstanding and reserved for issuance as of January 2, 2015.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 6, 2015

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Coeur Mining, Inc., a Delaware corporation (“Coeur”), Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Coeur (“Merger Sub”), Paramount Gold and Silver Corp., a Delaware corporation (“Paramount”) and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of Paramount (“SpinCo”), have entered into an Agreement and Plan of Merger, dated as of December 16, 2014 (as it may be amended from time to time, the “merger agreement”). Pursuant to the merger agreement and a related separation and distribution agreement (the “separation agreement”), Coeur will acquire the Mexican mining business of Paramount and the Nevada mining business of Paramount will be spun-off to Paramount’s stockholders. Specifically, Paramount and SpinCo, which will own all of Paramount’s Nevada mining business, will enter into the separation agreement pursuant to which Paramount will spin off SpinCo to Paramount’s stockholders (the “spin-off”). Immediately following completion of the spin-off, Merger Sub will merge with and into Paramount with Paramount surviving the merger as a wholly-owned subsidiary of Coeur (the “merger” and, together with the spin-off, the “transaction”).

If the merger is completed, Paramount stockholders will have the right to receive 0.2016 shares of Coeur common stock for each share of Paramount common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

Based on the estimated number of shares of Paramount common stock outstanding on the record date for the special meeting of Paramount stockholders, Coeur expects to issue approximately [    ] million shares of Coeur common stock to Paramount stockholders in the merger. Upon completion of the transaction, it is projected that holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%. Additionally, holders of Paramount common stock will hold approximately 95.1% of SpinCo, and Coeur will own approximately 4.9% of SpinCo. Coeur common stock is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “CDE”. Paramount common stock is currently listed for trading on the NYSE MKT LLC and the Toronto Stock Exchange under the symbol “PZG”. Following completion of the merger, Coeur common stock will continue to trade on the NYSE under the symbol “CDE” and Paramount common stock will cease to be listed for trading.

Coeur and Paramount will each hold special meetings of their respective stockholders on [    ], 2015 in connection with the proposed merger.

At the special meeting of Coeur stockholders, Coeur stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of Coeur common stock to Paramount stockholders in connection with the merger (the “share issuance proposal”) and (ii) a proposal to adjourn the Coeur special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the “Coeur adjournment proposal”). Approval of the share issuance proposal and the Coeur adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting.

At the special meeting of Paramount stockholders, Paramount stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement (the “merger proposal”), (ii) a proposal to adjourn the Paramount special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the merger proposal (the “Paramount adjournment proposal”) and (iii) a non-binding, advisory proposal to approve the compensation that may become payable to Paramount’s named executive officers in connection with the merger (the “compensation proposal”). Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon. Approval of the Paramount adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Paramount common stock present in person or represented by proxy at the Paramount special meeting and entitled to vote on the matter.

We cannot complete the merger unless the Coeur stockholders approve the share issuance proposal and the Paramount stockholders approve the merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your special meeting in person, please submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Coeur or Paramount special meeting, as applicable.

After careful consideration, the Coeur board of directors, on December 15, 2014, unanimously authorized and approved the merger agreement and the merger, directed that the issuance of shares of Coeur common stock pursuant to the merger agreement be submitted to the stockholders of Coeur for approval and determined that the merger is advisable and in the best interests of Coeur and its stockholders. The Coeur board of directors accordingly unanimously recommends that the Coeur stockholders vote “FOR” each of the share issuance proposal and the Coeur adjournment proposal.

After careful consideration, the Paramount board of directors, on December 15, 2014, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the spin-off, directed that the merger agreement be submitted to the stockholders of Paramount for adoption and determined that the terms of the merger agreement, the merger, the spin-off and the other transactions contemplated by the merger agreement are fair to and in the best interests of Paramount’s stockholders. The Paramount board of directors accordingly unanimously recommends that the Paramount stockholders vote “FOR” each of the merger proposal, the Paramount adjournment proposal and the compensation proposal.

The obligations of Coeur and Paramount to complete the transactions are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Coeur, Paramount and the transaction is contained in this joint proxy statement/prospectus. Coeur and Paramount encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 18.

We look forward to the successful completion of the transaction.

Sincerely,

Mitchell J. Krebs	Christopher Crupi
President and Chief Executive Officer	President and Chief Executive Officer
Coeur Mining, Inc.	Paramount Gold and Silver Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2015 and is first being mailed to the stockholders of Coeur and stockholders of Paramount on or about [                    ], 2015.

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

(312) 489-5800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [  ], 2015

Dear Stockholders of Coeur Mining, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Coeur Mining, Inc., a Delaware corporation (“Coeur”), which will be held at 104 S. Michigan Ave., 2nd Floor Auditorium, Chicago, Illinois 60603, on [    ], 2015, at [    ] a.m., local time, for the following purposes:

•

to consider and vote on a proposal to approve the issuance of Coeur common stock, par value $0.01 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 16, 2014, by and among Coeur, Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Coeur, Paramount Gold and Silver Corp., a Delaware corporation (“Paramount”) and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of Paramount (“SpinCo”), as it may be amended from time to time, a copy of which is included as Annex A in the joint proxy statement/prospectus accompanying this notice (the “share issuance proposal”); and

•

to consider and vote on a proposal to adjourn the Coeur special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the “Coeur adjournment proposal”).

Coeur will transact no other business at the special meeting except such business as may properly be brought before the special meeting, or any adjournment or postponement thereof, at the direction of the Coeur board. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Coeur special meeting.

The Coeur board of directors has fixed the close of business on [    ], 2015 as the record date for determination of Coeur stockholders entitled to receive notice of, and to vote at, the Coeur special meeting or any adjournments or postponements thereof. Holders of record of shares of Coeur common stock at the close of business on the record date are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting of Coeur at our executive offices and principal place of business at 104 S. Michigan Ave., Suite 900, Chicago, Illinois 60603 during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Approval of the share issuance proposal and the Coeur adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting.

Your vote is important. Whether or not you expect to attend in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the

Coeur special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder. Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help submitting a proxy or voting your shares of Coeur common stock, please contact Coeur’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect (212) 929-5500

or

Toll-Free (800) 322-2885

By Order of the Board of Directors,

Mitchell J. Krebs

President and Chief Executive Officer and Director

Chicago, Illinois

[                    ], 2015

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

(866) 481-2233

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    ], 2015

Dear Stockholders of Paramount Gold and Silver Corp.:

We are pleased to invite you to attend the special meeting of stockholders of Paramount Gold and Silver Corp., a Delaware corporation (“Paramount”), which will be held at The Westin Hotel at 321 North Fort Lauderdale Beach Boulevard, Ft. Lauderdale, FL 33304, on [    ], 2015, at [    ] a.m., local time, for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 16, 2014, by and among Paramount, Coeur Mining, Inc., a Delaware corporation (“Coeur”), Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Coeur (“Merger Sub”), and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of Paramount (“SpinCo”), as it may be amended from time to time, a copy of which is included as Annex A in the joint proxy statement/prospectus accompanying this notice; pursuant to which Merger Sub will be merged with and into Paramount (with Paramount surviving the merger as a wholly-owned subsidiary of Coeur) and each outstanding share of common stock of Paramount (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of common stock of Coeur, with cash paid in lieu of fractional shares (the “merger proposal”);

•

to consider and vote on a proposal to adjourn the Paramount special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the merger proposal (the “Paramount adjournment proposal”); and

•

to consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Paramount’s named executive officers in connection with the completion of the merger (the “compensation proposal”).

Paramount will transact no other business at the special meeting except such business as may be brought at the direction of the Paramount board of directors. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Paramount special meeting.

The Paramount board of directors has fixed the close of business on [    ], 2015 as the record date for determination of Paramount stockholders entitled to receive notice of, and to vote at, the Paramount special meeting or any adjournments or postponements thereof. Only stockholders of record of Paramount at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting of Paramount at our executive offices and principal place of business at 665 Anderson Street, Winnemucca, Nevada 90445 during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon. Certain stockholders of Paramount entered into a voting and support agreement, dated December 16, 2014, pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of Paramount in favor of the approval of the merger agreement. Approval of the Paramount adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Paramount common stock present in person or represented by proxy at the Paramount special meeting and entitled to vote on the proposal.

Your vote is important. Whether or not you expect to attend in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Paramount special meeting. If your shares are held in the name of a broker, bank, trust company or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help submitting a proxy or voting your shares of Paramount common stock, please contact Paramount’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Collect (212) 750-5833

or

Toll-free (888) 750-5834

By order of the Board of Directors,

Christopher Crupi

President and Chief Executive Officer

Winnemucca, Nevada

[                    ], 2015

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Coeur and Paramount from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

(312) 489-5800

Attn: Corporate Secretary

or

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect (212) 929-5500

or

Toll-Free (800) 322-2885

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

(866) 481-2233

Attn: Corporate Secretary

or

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Collect (212) 750-5833

or

Toll-free (888) 750-5834

Investors may also consult Coeur’s or Paramount’s website. Coeur’s website is www.coeur.com. Paramount’s website is www.paramountgold.com. Information included on either website is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by [    ], 2015 in order to receive them before the respective special meetings.

For more information, see “Where You Can Find More Information” beginning on page [    ].

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Coeur (File No. 333-[                    ]), constitutes a prospectus of Coeur under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Coeur common stock to be issued to Paramount stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of Coeur stockholders and the special meeting of Paramount stockholders. It also constitutes a notice of meeting with respect to the special meeting of Coeur stockholders and a notice of meeting with respect to the special meeting of Paramount stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2015. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date or such information’s original date of publication, as applicable. Neither our mailing of this joint proxy statement/prospectus to Coeur stockholders or Paramount stockholders, nor the issuance by Coeur of common stock in connection with the merger will create any implication to the contrary.

For additional information relating to the spin-off, please see the Form S-1 filed by SpinCo with the SEC (File No. [            ]). Information included in the Form S-1 is not incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Coeur has been provided by Coeur and information contained in this joint proxy statement/prospectus regarding Paramount has been provided by Paramount.

Unless otherwise indicated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•	“Coeur” means Coeur Mining, Inc., a Delaware corporation;

•	“Coeur common stock” means the common stock, par value $0.01 per share, of Coeur;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“combined company” means Coeur and Paramount following completion of the merger (which will consist of the Paramount Mexico business but not the Paramount Nevada business), collectively;

•	“effective time” means the time the merger becomes effective;

•	“merger” means the merger of Merger Sub with and into Paramount, with Paramount surviving the merger and becoming a wholly-owned subsidiary of Coeur;

•

“merger agreement” means the Agreement and Plan of Merger, dated December 16, 2014, among Coeur, Merger Sub, Paramount and SpinCo, as it may be amended from time to time, a copy of which is included as Annex A in this joint proxy statement/prospectus;

•

“merger consideration closing value” means a value equal to the product of (i) the closing price of Coeur common stock on the first trading day immediately preceding the closing date of the merger, multiplied by (ii) the exchange ratio;

•	“Merger Sub” means Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Coeur;

•	“Paramount” means Paramount Gold and Silver Corp., a Delaware corporation;

•	“Paramount common stock” means the common stock, par value $0.001, of Paramount;

•	“Paramount Mexico business” means Paramount’s business in Mexico, which will not be part of the spin-off and therefore will continue to be owned by Paramount following the spin-off;

•

“Paramount Nevada business” means Paramount’s business in Nevada, including the subsidiaries, assets, liabilities and employees transferred to, or assumed by, SpinCo pursuant to the separation agreement, which such transfers and assumptions will occur prior to the spin-off;

•

“separation agreement” means the Separation and Distribution Agreement, to be entered immediately prior to the effective time, between Paramount and SpinCo, as it may be amended from time to time, a form of which is included as Annex D in this joint proxy statement/prospectus;

•	“SpinCo” means Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of Paramount and its consolidated subsidiaries;

•	“spin-off” means Paramount’s dividend to Paramount’s stockholders of all of the shares of SpinCo common stock then held by Paramount;

•	“transaction” or “transactions” refer to the spin-off, the merger and the other transactions contemplated by the merger agreement and the separation agreement;

•

“voting and support agreement” means the Voting and Support Agreement, dated December 16, 2014, entered into by certain stockholders of Paramount and Coeur, as it may be amended from time to time, a copy of which is included as Annex E in this joint proxy statement/prospectus; and

•	“we,” “our” and “us” refer to Coeur and Paramount, individually or Coeur and Paramount, collectively, as the context may require.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Coeur or a stockholder of Paramount, may have regarding the transaction, including the merger, and the other matters being considered at the special meetings and the answers to those questions. Coeur and Paramount urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Questions and Answers about the Transaction

Q:	What are the key steps of the transaction?

A:	Below is a summary of the key steps of the transaction. See “The Transactions and the Merger Agreement” beginning on page [ ].

Step 1. Equity Funding of SpinCo.

Prior to the spin-off, Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note (the “promissory note”), and Paramount will contribute all of the proceeds of such loan to SpinCo as an equity contribution. SpinCo will not be responsible for repayment of this note, as it will remain a debt of Paramount.

Step 2. Coeur Investment in SpinCo.

Pursuant to the terms of the merger agreement, prior to the spin-off, SpinCo will issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

Step 3. Spin-Off.

Following the equity funding of SpinCo and Coeur investment in SpinCo described above, immediately prior to the consummation of the merger, Paramount and SpinCo will enter into a separation agreement, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. After giving effect to the spin-off, Paramount stockholders will hold approximately 95.1% of SpinCo and Coeur will hold approximately 4.9% of SpinCo. Immediately following the spin-off, SpinCo will be a stand-alone, publicly traded company owned by pre-merger Paramount stockholders and Coeur.

Step 4. Merger.

Immediately following completion of the spin-off, Merger Sub will merge with and into Paramount, with Paramount surviving the merger and becoming a wholly-owned subsidiary of Coeur. In the merger, each share of Paramount common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock. No fractional shares of Coeur’s common stock will be issued in the merger. Instead, Paramount’s stockholders will receive cash in lieu of any such fractional shares. Upon completion of the merger, it is projected that former holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%.

Q:	What will Coeur stockholders receive in the transaction?

A:	Coeur stockholders will not receive any merger consideration in connection with the merger and will continue to hold their shares of Coeur common stock. Following completion of the merger, Coeur common stock will continue to trade on the NYSE under the symbol “CDE”.

Q:	What will Paramount stockholders receive in the transaction?

A:	If the transaction is completed, holders of Paramount common stock will be entitled to receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold at the effective time. Paramount stockholders will not receive any fractional shares of Coeur common stock in the merger. Instead, Coeur will pay cash in lieu of any fractional shares of Coeur common stock that a Paramount stockholder would otherwise have been entitled to receive. Paramount stockholders will also receive shares of SpinCo common stock in the form of a dividend through the spin-off. Following the completion of the merger, Paramount common stock will cease to trade on the NYSE MKT and the Toronto Stock Exchange.

Q:	Where will the shares of SpinCo common stock be listed?

A:	Immediately following the spin-off, SpinCo will be a stand-alone, publicly traded company. SpinCo will use its reasonable best efforts to cause its common stock to be approved for listing on the NYSE MKT, the Toronto Stock Exchange or, with Coeur’s prior written consent, another exchange as reasonably determined by Paramount prior to the consummation of the spin-off. For additional information relating to SpinCo, please see the Form S-1 filed by SpinCo with the SEC (File No. [ ]).

Q:	What will happen to outstanding Paramount equity awards in the merger?

A:	At the effective time, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock (without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of (a) the closing price of Coeur common stock on the first trading day immediately preceding the closing date of the merger multiplied by the exchange ratio (the “merger consideration closing value”) over (b) the exercise price per share under such stock option, multiplied by (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash. For information relating to Paramount’s equity awards, see “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Merger Consideration; Treatment of Paramount Stock Options” beginning on page [ ].

Q:	Do any of the Paramount directors or officers have interests in the transaction that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the Paramount board of directors (the “Paramount board”) that Paramount stockholders vote to adopt the merger agreement and approve the adjournment proposal and the compensation proposal, Paramount stockholders should be aware that some of Paramount’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Paramount stockholders generally. The Paramount board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions, in approving the merger agreement and in recommending the adoption of the merger agreement and the approval of the adjournment proposal and the compensation proposal.

v

For more information and quantification of these interests, please see “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Interests of Paramount Directors and Officers in the Merger” beginning on page [    ].

Q:	Are there any conditions to the consummation of the merger?

A:	Yes. The consummation of the merger is subject to a number of conditions, including:

•	the approval by Paramount stockholders of the merger proposal;

•	the approval by Coeur stockholders of the share issuance proposal;

•	the authorization from the Mexican Federal Economic Competition Commission related to the merger and other transactions contemplated by the merger agreement;

•	the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

•	the SEC having declared effective SpinCo’s Form S-1 (File No. [ ]) and Coeur’s Form S-4 (Reg. No. 333-[ ]), and the absence of any stop order or proceedings seeking a stop order;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the Coeur common stock issuable to Paramount stockholders in the merger;

•	the consummation of the spin-off;

•	the accuracy of the representations and warranties of each party in the merger agreement, subject to certain materiality qualifications;

•	each party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of a material adverse effect on either Coeur or Paramount, as applicable, since the date of the merger agreement;

•

it is a condition to Paramount’s obligation to close the transaction that Paramount shall have received a written opinion from LeClairRyan, A Professional Corporation, to the effect that the merger will qualify as a “reorganization” described in Section 368(a) of the Code; and

•

it is a condition to Coeur’s obligation to close the transaction that Coeur shall have received a written opinion from Gibson, Dunn & Crutcher LLP to the effect that the merger will qualify as a “reorganization” described in Section 368(a) of the Code.

Q:	If the merger agreement is terminated, does either party owe the other party a termination fee or expense reimbursement?

A:	Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Paramount may be obligated to pay Coeur a breakup fee of $5 million and, in other circumstances, Coeur may be obligated to pay Paramount liquidated damages of $5 million. In addition, Coeur or Paramount may be entitled to receive an expense reimbursement of up to $1.5 million by the other party under certain circumstances. See the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees” beginning on page [ ] for a more complete discussion of the circumstances under which termination fees will be required to be paid and expenses will be required to be reimbursed.

Q:	What stockholder approvals are needed in connection with the transaction?

A:	Coeur cannot complete the transaction unless the proposal relating to the issuance of shares of Coeur common stock to Paramount stockholders in the merger is approved by the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting. This vote will satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions. Paramount cannot complete the transaction unless the proposal relating to the adoption of the merger agreement is approved by the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon.

Q:	What are the material U.S. federal income tax consequences to Coeur and Coeur stockholders resulting from the transaction?

A:	There will be no U.S. federal income tax consequences to Coeur or Coeur stockholders as a result of the transaction.

Coeur stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the merger.

Q:	What are the material U.S. federal income tax consequences to Paramount and Paramount stockholders resulting from the transaction?

A:	Paramount will recognize gain, but not loss, on the spin-off equal to the difference between the fair market value of the SpinCo common stock distributed and Paramount’s adjusted basis in such stock. In general, the SpinCo common stock received by Paramount stockholders in the spin-off will be treated as a taxable dividend in an amount equal to the fair market value of the SpinCo common stock received, to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the SpinCo common stock received exceeds Paramount’s current and accumulated earnings and profits, the excess will be treated first, as reducing a Paramount stockholder’s adjusted basis in its shares of Paramount common stock, and second, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock.

Paramount is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. Paramount stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Coeur common stock received in the merger.

The aggregate tax basis of the Coeur common stock received in the merger (including fractional shares deemed received and redeemed) will be equal to the aggregate adjusted tax basis of the shares of Paramount common stock surrendered for the Coeur common stock, and the holding period of the Coeur common stock (including fractional shares deemed received and redeemed) will include the period during which the shares of Paramount common stock were held.

Paramount stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the spin-off and the merger. The material U.S. federal income tax consequences of the spin-off and the merger are described in more detail in “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page [    ].

Questions and Answers about the Special Meetings and the Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you were a stockholder of record of Coeur or a stockholder of record of Paramount as of the close of business on the record date for the Coeur special meeting or the Paramount special meeting, respectively. Coeur and Paramount have agreed to the acquisition of Paramount by Coeur, which will occur immediately following the spin-off, under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

This joint proxy statement/prospectus serves as the proxy statement through which Coeur and Paramount will solicit proxies to obtain the necessary stockholder approvals for the consummation of the proposed merger. It also serves as the prospectus by which Coeur will issue shares of its common stock as the merger consideration.

In order to complete the merger and the spin-off, Coeur stockholders must vote to approve the issuance of shares of Coeur common stock to Paramount stockholders in connection with the merger and Paramount stockholders must vote to adopt the merger agreement.

The spin-off does not require the approval of Paramount stockholders, although Paramount does not intend to consummate the spin-off unless the merger is also completed.

Coeur and Paramount will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the transactions and the special meetings of the stockholders of Coeur and stockholders of Paramount, and you should read it carefully and in its entirety. The enclosed voting materials allow you to submit proxies to have your shares voted without attending your respective special meeting.

Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of Paramount common stock will be entitled to receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold at the effective time. Paramount stockholders will not receive any fractional shares of Coeur common stock in the merger. Instead, Coeur will pay cash in lieu of any fractional shares of Coeur common stock that a Paramount stockholder would otherwise have been entitled to receive.

Coeur stockholders will not receive any merger consideration and will continue to hold their shares of Coeur common stock.

If the merger is completed, it is projected that holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%. In addition, Coeur will own approximately 4.9% of SpinCo and holders of record of Paramount will own approximately 95.1% of SpinCo, which following the spin-off will be an independent, publicly traded company.

Q:	If I am a Paramount stockholder, how will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following the effective date of the merger, the exchange agent will forward to you (if you are the holder of record) or to your broker, bank, trust company or other nominee (if your shares are held through such entity) the shares of Coeur common stock and cash in lieu of fractional shares to which you are entitled. For additional information about the exchange of Paramount shares of common stock for Coeur shares of common stock, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Exchange of Shares in the Merger” beginning on page [ ]. You do not need to take any action at this time. Please do not send your Paramount stock certificates with your proxy card.

Q:	What is the value of the merger consideration?

A:	Because Coeur will issue 0.2016 shares of Coeur common stock in exchange for each share of Paramount common stock, the value of the merger consideration that Paramount stockholders receive will depend on the price per share of Coeur common stock at the effective time. The historical market prices of Coeur common stock may not be reflective of the value that Paramount stockholders will receive in the merger.

Q:	What happens if the market price of shares of Coeur common stock or shares of Paramount common stock changes before the closing of the merger?

A:	No change will be made to the exchange ratio of 0.2016 if the market price of shares of Coeur common stock or shares of Paramount common stock changes before the closing of the merger.

Q:	When and where will the special meetings be held?

A:	The Coeur special meeting will be held at 104 S. Michigan Ave., 2nd Floor Auditorium, Chicago, Illinois 60603, on [ ], 2015, at [ ] a.m., local time. The Paramount special meeting will be held at The Westin Hotel at 321 North Fort Lauderdale Beach Boulevard, Ft. Lauderdale, FL 33304, on [ ], 2015, at [ ] a.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	Only stockholders of record of Coeur common stock at the close of business on [ ], 2015, are entitled to notice of, and to vote at, the Coeur special meeting and any adjournment or postponement of the Coeur special meeting. Only stockholders of record of Paramount at the close of business on [ ], 2015 are entitled to notice of, and to vote at, the Paramount special meeting and at any adjournment or postponement of the Paramount special meeting.

Q:	How can I attend the special meetings?

A:	As of the applicable record date, all of Coeur’s stockholders are invited to attend the Coeur special meeting and all of Paramount’s stockholders are invited to attend the Paramount special meeting. Please be prepared to provide identification, such as a driver’s license or passport, before being admitted to the applicable special meeting. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), you will need to provide proof of ownership to be admitted to the applicable special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares on the record date for the applicable special meeting are examples of proof of ownership. To help Coeur and Paramount plan for the special meetings, please indicate whether you expect to attend by responding affirmatively when prompted during Internet or telephone proxy submission or by marking the attendance box on your proxy card.

Q:	What proposals will be considered at the special meetings?

A:	At the special meeting of Coeur stockholders, Coeur stockholders will be asked to consider and vote on (i) the share issuance proposal and (ii) the Coeur adjournment proposal. Coeur will transact no other business at its special meeting except such business as may properly be brought before the Coeur special meeting or any adjournment or postponement thereof at the direction of the Coeur board.

At the special meeting of Paramount stockholders, Paramount stockholders will be asked to consider and vote on (i) the merger proposal, (ii) the Paramount adjournment proposal and (iii) the compensation proposal. Paramount will transact no other business at its special meeting except such business as may properly be brought before the Paramount special meeting or any adjournment or postponement thereof at the direction of the Paramount board.

Q:	Why are the merger agreement and the merger not being considered and voted upon by Coeur stockholders?

A:	Under Delaware law, Coeur stockholders are not required to approve the merger or adopt the merger agreement. Coeur stockholders are being asked to consider and vote on the issuance of Coeur common stock in connection with the merger, which is required pursuant to Section 312.07 of the NYSE Listed Company Manual.

Q:	How does the Coeur board of directors recommend that I vote?

A:	The Coeur board of directors (the “Coeur board”) unanimously authorized and approved the merger agreement and the merger, directed that the issuance of shares of Coeur common stock pursuant to the merger agreement be submitted to the stockholders of Coeur for approval and determined that the merger is advisable and in the best interests of Coeur and its stockholders. The Coeur board accordingly unanimously recommends that the Coeur stockholders vote “FOR” each of the share issuance proposal and the Coeur adjournment proposal.

Q:	How does the Paramount board of directors recommend that I vote?

A:	The Paramount board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the spin-off, directed that the merger agreement be submitted to the stockholders of Paramount for adoption and determined that the terms of the merger agreement, the merger, the spin-off and the other transactions contemplated by the merger agreement are fair to and in the best interests of Paramount’s stockholders. The Paramount board accordingly unanimously recommends that the Paramount stockholders vote “FOR” each of the merger proposal, the Paramount adjournment proposal and the compensation proposal.

Q:	How do I vote?

A:	If you are a stockholder of record of Coeur as of the close of business on the record date for the Coeur special meeting or a stockholder of record of Paramount as of the close of business on the record date for the Paramount special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented and voted at the meeting, you may submit a proxy by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Coeur or Paramount shares in the name of a broker, bank, trust company or other nominee, please follow the voting instructions provided by your broker, bank, trust company or other nominee to ensure that your shares are represented at your special meeting.

Q:	What vote is required to approve each proposal?

A:	Coeur. Approval of the share issuance proposal and the Coeur adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting.

Paramount. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon. Approval of the Paramount adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Paramount common stock present in person or represented by proxy at the Paramount special meeting and entitled to vote on the proposal.

x

Q:	How many votes do I have?

A:	Coeur. You are entitled to one vote for each share of Coeur common stock that you owned as of the close of business on the Coeur record date. As of the close of business on the Coeur record date, there were [ ] shares of Coeur common stock outstanding and entitled to vote at the Coeur special meeting.

Paramount. You are entitled to one vote for each share of Paramount common stock that you owned as of the close of business on the Paramount record date. As of the close of business on the Paramount record date, there were [            ] shares of Paramount common stock outstanding and entitled to vote at the Paramount special meeting.

Q:	What will happen if I fail to submit a proxy or I abstain from voting?

A:	Coeur. If you are a Coeur stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the Coeur adjournment proposal, assuming a quorum is present. If you are a Coeur stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and the Coeur adjournment proposal.

Paramount. If you are a Paramount stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal, but it will have no effect on the Paramount adjournment proposal or the compensation proposal, assuming a quorum is present. If you are a Paramount stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the merger proposal, the Paramount adjournment proposal and the compensation proposal.

Q:	What constitutes a quorum?

A:	Coeur. A majority of the voting power of all issued and outstanding Coeur common stock entitled to vote at the Coeur special meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Coeur special meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder returns a valid proxy card, but does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.

Paramount. The presence, in person or by proxy, of the holders of one-third of the voting power of the Paramount common stock entitled to vote at the Paramount special meeting shall constitute a quorum for the transaction of business and abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), your broker, bank, trust company or other nominee cannot vote your shares on any of the proposals to be considered at the Coeur special meeting or the Paramount special meeting as all such proposals are “non-routine” matters. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions, your shares of Coeur common stock or Paramount common stock, as applicable, will not be voted on any proposal at the Coeur special meeting or Paramount special meeting, as applicable.

Please note that you may not vote shares held in street name by returning a proxy card directly to Coeur or Paramount or by voting in person at the applicable special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the Coeur common stock or Paramount common stock represented by your proxy will be voted in favor of such particular proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. If you are a holder of record, you can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•

you can attend your special meeting and vote in person, which will revoke any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you provide a written notice of revocation, you must submit it to the Corporate Secretary of Coeur or the Corporate Secretary of Paramount, as appropriate, no later than the beginning of the applicable special meeting. If you grant a new proxy by telephone or Internet voting, your revised instructions must be received, in the case of the Coeur special meeting, by 11:59 p.m. Eastern Time on [    ], 2015, and, in the case of the Paramount special meeting, by 11:59 p.m. Eastern Time on [    ], 2015.

If your shares are held in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your proxy.

Q:	What happens if I transfer my shares of Coeur or Paramount common stock before the special meetings?

A:	The record dates for the Coeur and Paramount special meetings are earlier than both the date of the special meetings and the date that the merger is expected to be completed. In addition, the record date for the spin-off has not yet been determined but such date will be after the record date for the Paramount special meeting. If you transfer your Coeur or Paramount shares after the applicable record date for the special meeting, you will retain your right to vote at the applicable special meeting. If you are a Paramount stockholder, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Paramount expects that a “when-issued” market in SpinCo common stock may develop as early as two trading days prior to the record date for the spin-off and continue up to and including the spin-off date. “When-issued” trading refers to a sale or purchase made conditionally on or before the spin-off date because the securities of the spun-off entity have not yet been distributed. If you own shares of Paramount common stock at the close of business on the record date for the spin-off, you will be entitled to receive shares of SpinCo common stock in the spin-off. You may trade this entitlement to receive shares of SpinCo common stock, without the shares of Paramount common stock you own, on the “when-issued” market. Paramount expects “when-issued” trades of SpinCo common stock to settle within four trading days after the spin-off date. On the first trading day following the spin-off date, Paramount expects that “when-issued” trading of SpinCo common stock will end and “regular-way” trading will begin. If the spin-off does not occur, all “when-issued” trading will be null and void.

Paramount also anticipates that, as early as two trading days prior to the record date for the dividend and continuing up to and including the spin-off date, there will be two markets in Paramount common stock: a “regular-way” market and an “ex-spin-off” market. Shares of Paramount common stock that trade on the regular-way market will trade with an entitlement to receive shares of SpinCo common stock in the spin-off. Shares that trade on the ex-spin-off market will trade without an entitlement to receive shares of SpinCo common stock in the spin-off. Therefore, if you sell shares of Paramount common stock in the regular-way market up to and including the spin-off date, you will be selling your right to receive shares of SpinCo common stock in the spin-off. However, if you own shares of Paramount common stock at the close of business on the record date for the dividend and sell those shares on the ex-spin-off market up to and including the spin-off date, you will still receive the shares of SpinCo common stock that you would otherwise be entitled to receive in the spin-off.

Q:	What does it mean if I receive more than one set of voting materials for the Coeur special meeting or the Paramount special meeting?

A:	You may receive more than one set of voting materials for the Coeur special meeting and/or the Paramount special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Coeur common stock or your shares of Paramount common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Coeur common stock or shares of Paramount common stock. If you are a holder of record and your shares of Coeur common stock or your shares of Paramount common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What if I hold shares in both Coeur and Paramount?

A:	If you are both a stockholder of Coeur and a stockholder of Paramount, you will receive two separate packages of proxy materials. A vote cast (or proxy submitted) as a Coeur stockholder will not count as a vote cast (or proxy submitted) as a Paramount stockholder, and a vote cast (or proxy submitted) as a Paramount stockholder will not count as a vote cast (or proxy submitted) as a Coeur stockholder. Therefore, please separately submit a proxy for each of your Coeur and Paramount shares. In addition, the Coeur and Paramount special meetings will be held on the same date. Since the meetings will be held on the same date and at the same time, you will not be able to attend and vote in person at both meetings and therefore need to submit a proxy for your shares with respect to at least one company if you plan to attend and vote in person your shares with respect to the other company.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:	As a condition to completion of the merger, Coeur’s stockholders must approve the share issuance proposal and Paramount’s stockholders must approve the merger proposal. However, completion of the transactions, including the merger, is not conditioned or dependent on approval of any of the other proposals to be considered by the stockholders at the special meetings. For example, the merger is not conditioned on the Paramount stockholders approving, on a non-binding advisory basis, the compensation that may be paid or become payable to Paramount’s named executive officers in connection with the completion of the merger. The spin-off does not require approval of Paramount stockholders, although Paramount does not intend to consummate the spin-off unless the merger is also completed.

Q:	Are Coeur stockholders or Paramount stockholders entitled to appraisal rights?

A:	No. Under the General Corporation Law of the State of Delaware (the “DGCL”), neither the holders of Coeur common stock nor the holders of Paramount common stock are entitled to appraisal rights in connection with the merger or the other transactions. For more information, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—No Appraisal Rights” beginning on page [ ].

Q:	Why are Paramount stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Paramount’s named executive officers in connection with the completion of the merger?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act require Paramount to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to Paramount’s named executive officers in connection with the merger. For more information regarding such payments, see the section entitled “Advisory (Non-Binding) Vote on Compensation” beginning on page [ ].

Q:	When do you expect the merger to be completed?

A:	Coeur and Paramount intend to complete the merger as soon as reasonably practicable and currently expect to complete the merger in the second quarter of 2015. However, the merger is subject to regulatory clearances and other conditions, in addition to the approvals of both Coeur and Paramount stockholders as described in this joint proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time or not at all.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting:

•	you can attend your special meeting in person;

•	you can submit a proxy through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you.

Q:	Who can help answer my questions?

A:	Coeur stockholders or Paramount stockholders who have questions about the merger, the Coeur share issuance or the other matters to be voted on at the special meetings or the other transactions contemplated by the merger agreement or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards, should contact:

if you are a Coeur stockholder:	if you are a Paramount stockholder:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect (212) 929-5500

or

Toll-Free (800) 322-2885

or

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

(312) 489-5800

Attn: Corporate Secretary

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

(866) 481-2233

Attn: Corporate Secretary

or

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Collect (212) 750-5833

or

Toll-free (888) 750-5834

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Coeur and Paramount urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page [    ]. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Coeur Mining, Inc. (See page [    ])

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

Telephone: (312) 489-5800

Coeur Mining, Inc., a Delaware corporation, is a large primary silver producer with significant gold production and mines located in the United States, Mexico, and Bolivia; a silver streaming interest in Australia and exploration projects in Mexico and Argentina. Coeur operates the Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine and also owns Coeur Capital, which is primarily comprised of the Endeavor silver stream and other precious metal royalties. Coeur’s principal sources of revenue are its operating mines and the Endeavor silver stream.

Coeur’s business strategy is to discover, acquire, develop and operate low-cost silver and gold operations that it expects to produce long-term cash flow, provide opportunities for growth through continued exploration and generate superior and sustainable returns for stockholders. Coeur’s management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, completing capital projects and reducing capital expenditures, and managing working capital.

Coeur common stock is listed on the NYSE under the symbol “CDE”.

Additional information about Coeur and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ].

Paramount Gold and Silver Corp. (See page [    ])

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

Telephone: (866) 481-2233

Paramount Gold and Silver Corp., a Delaware corporation, is a U.S. based precious metals exploration company with projects in Nevada and northern Mexico. Paramount’s business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This strategy helps eliminate discovery risks and significantly increases the efficiency of exploration programs. Its projects are located near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operation.

Paramount’s operating segments are the United States and Mexico.

Paramount’s Mexican business, known as the San Miguel Project, was assembled by completing multiple transactions with third parties from 2005 to 2009.

Paramount’s business in Nevada, United States, known as the Sleeper Gold Project, is located in Humboldt County, Nevada.

Pursuant to the terms of the separation agreement and the merger agreement, prior to the consummation of the merger, SpinCo (which will own and operate the Paramount Nevada business) will issue to Coeur newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. Following consummation of the spin-off, SpinCo will be a stand-alone, publicly traded company and Paramount will be comprised of the Paramount Mexico business, which will combine with Coeur in the merger.

Paramount common stock is currently listed for trading on the NYSE MKT and the Toronto Stock Exchange under the symbol “PZG”.

Additional information about Paramount and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ]. For additional information relating to the spin-off, please see the Form S-1 filed by SpinCo with the SEC (File No. [            ]).

Hollywood Merger Sub, Inc. (See page [    ])

Hollywood Merger Sub, Inc., a wholly-owned subsidiary of Coeur (“Merger Sub”), is a Delaware corporation that was formed on December 3, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into Paramount, with Paramount surviving as a wholly-owned subsidiary of Coeur. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger.

Paramount Nevada Gold Corp. (See page [    ])

Paramount Nevada Gold Corp., a wholly-owned subsidiary of Paramount (“SpinCo”), is a British Columbia corporation. Through its wholly-owned subsidiaries, SpinCo owns Paramount’s mining interest in Nevada. Prior to the consummation of the merger, SpinCo will issue to Coeur newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. Upon completion of the spin-off, SpinCo will be a stand-alone, publicly traded company.

Prior to the issuance of shares to Coeur and the spin-off, Paramount currently intends to merge SpinCo into Paramount Gold Nevada Corp., a Nevada corporation and its wholly-owned subsidiary, with Paramount Gold Nevada Corp. continuing as the surviving corporation in the merger. In that case, SpinCo would become Paramount Gold Nevada Corp.

Upon completion of the transactions, Mr. Christopher Crupi, the current Chief Executive Officer and President of Paramount, is expected to serve as the Chairman and Chief Executive Officer of SpinCo. Mr. Glen

Van Treek, the current Chief Operating Officer and Vice President Exploration of Paramount, is expected to serve as the President of SpinCo. Mr. Carlo Buffone, the current Chief Financial Officer of Paramount, is expected to serve as the Chief Financial Officer of SpinCo. SpinCo will be headquartered in Nevada at 665 Anderson Street, Winnemucca, Nevada 89445.

The Transactions and the Merger Agreement

A copy of the merger agreement is included as Annex A in this joint proxy statement/prospectus. Coeur and Paramount encourage you to read the entire merger agreement carefully because it is the principal document governing the transactions, including the merger and the Coeur share issuance. For more information on the merger agreement, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement” beginning on page [    ].

Transaction Steps (See page [    ])

Step 1. Equity Funding of SpinCo.

Prior to the spin-off, Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note, and Paramount will contribute all the proceeds of such loan to SpinCo as an equity contribution. SpinCo will not be responsible for repayment of this note, as it will remain a debt of Paramount.

Step 2. Coeur Investment in SpinCo.

Pursuant to the terms of the merger agreement, prior to the spin-off, SpinCo will issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

Step 3. Spin-Off.

Following the equity funding of SpinCo and Coeur investment in SpinCo described above, immediately prior to the consummation of the merger, Paramount and SpinCo will enter into a separation agreement, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. After giving effect to the spin-off, Paramount stockholders will hold approximately 95.1% of SpinCo and Coeur will hold approximately 4.9% of SpinCo. Immediately following the spin-off, SpinCo will be a stand-alone, publicly traded company owned by pre-merger Paramount stockholders and Coeur.

Step 4. Merger.

Immediately following completion of the spin-off, Merger Sub will merge with and into Paramount, with Paramount surviving the merger and becoming a wholly-owned subsidiary of Coeur. In the merger, each share of Paramount common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock. No fractional shares of Coeur’s common stock will be issued in the merger. Instead, Paramount’s stockholders will receive cash in lieu of any such fractional shares.

Immediately following the consummation of the spin-off and the merger, it is projected that holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%.

The following diagram illustrates the approximate estimated ownership of Coeur and SpinCo following the completion of all steps described above:

*	Projected percentages.

Effects of Merger (See page [    ])

Subject to the terms and conditions of the merger agreement, at the effective time, Merger Sub, a wholly-owned subsidiary of Coeur formed for the purposes of the merger, will be merged with and into Paramount. Paramount will survive the merger as a wholly-owned subsidiary of Coeur.

Merger Consideration; Treatment of Paramount Stock Options (See page [    ])

At the effective time, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock (without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of the merger consideration closing value over the exercise price per share under such stock option and (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash. For information relating to Paramount’s equity awards, see “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Merger Consideration; Treatment of Paramount Stock Options” beginning on page [    ].

Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger (See page [    ])

There will be no U.S. federal income tax consequences to Coeur or Coeur stockholders as a result of the transaction.

Paramount will recognize gain, but not loss, on the spin-off equal to the difference between the fair market value of the SpinCo common stock distributed and Paramount’s adjusted basis in such stock. In general, the SpinCo common stock received by Paramount stockholders in the spin-off will be treated as a taxable dividend in an amount equal to the fair market value of the SpinCo common stock received, to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the SpinCo common stock received exceeds Paramount’s current and accumulated earnings and profits, the excess will be treated first, as reducing a Paramount stockholder’s adjusted basis in its shares of Paramount common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock.

Paramount is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. Paramount stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Coeur common stock received in the merger. The aggregate tax basis of the Coeur common stock received in the merger (including fractional shares deemed received and redeemed) will be equal to the aggregate adjusted tax basis of the shares of Paramount common stock surrendered for the Coeur common stock, and the holding period of the Coeur common stock (including fractional shares deemed received and redeemed) will include the period during which the shares of Paramount common stock were held.

The material U.S. federal income tax consequences of the spin-off and the merger are described in more detail in “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page [    ].

Recommendation of the Coeur Board of Directors (See page [    ])

After careful consideration, the Coeur board, on December 15, 2014, unanimously authorized and approved the merger agreement and the merger, directed that the issuance of shares of Coeur common stock pursuant to the merger agreement be submitted to the stockholders of Coeur for approval and determined that the merger is advisable and in the best interests of Coeur and its stockholders. For the factors considered by the Coeur board in reaching its decision to approve the merger agreement, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Coeur’s Reasons for the Merger; Recommendation of the Coeur Board of Directors” beginning on page [    ]. The Coeur board unanimously recommends that the Coeur stockholders vote “FOR” each of the share issuance proposal and the Coeur adjournment proposal.

Recommendation of the Paramount Board of Directors (See page [    ])

After careful consideration, the Paramount board, on December 15, 2014, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the spin-off, directed that the merger agreement be submitted to the stockholders of Paramount for adoption and determined that the terms of the merger agreement, the merger, the spin-off and the other transactions contemplated by the merger agreement are fair to and in the best interests of Paramount’s stockholders. For the factors considered by the Paramount board in reaching its decision to approve the merger agreement, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Paramount’s Reasons for the Merger; Recommendation of the Paramount Board of Directors”

beginning on page [    ]. The Paramount board unanimously recommends that the Paramount stockholders vote “FOR” each of the merger proposal, the Paramount adjournment proposal and the compensation proposal.

Opinion of Coeur’s Financial Advisor (See page [    ])

At the December 15, 2014 meeting of the Coeur board, representatives of Raymond James Ltd. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Coeur board dated December 15, 2014, as to the fairness, as of such date, from a financial point of view, to Coeur of the consideration of 0.2016 shares of Coeur common stock for each share of Paramount common stock (the “stock consideration”) plus $10 million in cash (together, the “merger consideration”) to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the transaction pursuant to the merger agreement, based upon and subject to the qualifications, assumptions, limitations and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated December 15, 2014, which sets forth, among other things, the various qualifications, assumptions, and limitations on the scope of the review undertaken, is included as Annex B in this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Coeur board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transaction and its opinion only addresses whether the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the transaction pursuant to the merger agreement was fair, from a financial point of view, to Coeur. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transaction contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Coeur board or any holder of Coeur common stock as to how the Coeur board, such stockholder or any other person should vote or otherwise act with respect to the transaction or any other matter.

Opinion of Paramount’s Financial Advisor (See page [    ])

In connection with the transaction, Scotia Capital (USA) Inc. (“Scotia Capital”), Paramount’s financial advisor, delivered its opinion as of December 15, 2014 to the Paramount board of directors, which was subsequently confirmed in writing, as to the fairness, from a financial point of view, to the Paramount stockholders (other than Coeur and its affiliates) of the consideration to be received by such holders pursuant to the merger agreement and the separation agreement.

The full text of the written opinion of Scotia Capital, dated December 15, 2014, is included in this document as Annex C. You should read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Scotia Capital. The opinion of Scotia Capital was provided for the information and assistance of the Paramount board of directors in connection with its consideration of the transaction. The opinion of Scotia Capital is not a recommendation as to how any stockholder should vote or as to any action that a stockholder should take with respect to the transaction.

Interests of Paramount’s Directors and Officers in the Merger (See page [    ])

In considering the recommendation of the Paramount board that Paramount stockholders vote to approve the merger proposal, Paramount stockholders should be aware that some of Paramount’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Paramount stockholders generally. The Paramount board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions, in approving the merger agreement and in recommending the approval of the merger proposal, the Paramount adjournment proposal and the compensation proposal. These interests include the following:

•

All of Paramount’s equity awards will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock and Coeur has the option to pay cash instead of stock;

•	The executive officers of Paramount shall be entitled to certain “Change in Control” payments pursuant to the terms of their employment contracts; and

•	Certain executive officers and directors of Paramount will continue in similar capacities in SpinCo.

For more information and quantification of these interests, please see “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Interests of Paramount Directors and Officers in the Merger” beginning on page [    ].

Board of Directors and Management of Coeur and SpinCo Following the Merger (See page [    ])

At the effective time, all directors and executive officers of Coeur will continue to be directors and executive officers of Coeur, and certain directors and executive officers of Paramount will become directors and executive officers of SpinCo. For more information, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Board of Directors and Management of Coeur and SpinCo Following the Merger” beginning on page [    ].

Regulatory Clearances Required for the Merger (See page [    ])

The merger is subject to the requirements of the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) (the “Mexican Antitrust Laws”), which prevents Coeur and Paramount from completing the merger until the applicable authorization under the Mexican Antitrust Laws is obtained. On January [    ], 2015, Coeur and Paramount filed the requisite documents under the Mexican Antitrust Laws with the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

Completion of the Merger

We currently expect to complete the merger in the second quarter of 2015, subject to receipt of required stockholder approvals and regulatory clearance and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of Coeur or Paramount could result in the merger being completed at a later time or not at all.

Conditions to Completion of the Merger (See page [    ])

The obligations of each of Coeur and Paramount to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions, among others:

•	the approval by Paramount stockholders of the merger proposal;

•	the approval by Coeur stockholders of the share issuance proposal;

•	the authorization from the Mexican Federal Economic Competition Commission related to the merger and other transactions contemplated by the merger agreement;

•	the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

•	the SEC having declared effective SpinCo’s Form S-1 (File No. [ ]) and Coeur’s Form S-4 (Reg. No. 333-[ ]), and the absence of any stop order or proceedings seeking a stop order;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the Coeur common stock issuable to Paramount stockholders in the merger;

•	the consummation of the spin-off;

•	the accuracy of the representations and warranties of each party in the merger agreement, subject to certain materiality qualifications;

•	each party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of a material adverse effect on either Coeur or Paramount, as applicable, since the date of the merger agreement;

•

it is a condition to Paramount’s obligation to close the transaction that Paramount shall have received a written opinion from LeClairRyan, A Professional Corporation, to the effect that the merger will qualify as a “reorganization” described in Section 368(a) of the Code; and

•

it is a condition to Coeur’s obligation to close the transaction that Coeur shall have received a written opinion from Gibson, Dunn & Crutcher LLP to the effect that the merger will qualify as a “reorganization” described in Section 368(a) of the Code.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (See page [    ])

Coeur and Paramount may mutually agree to terminate the merger agreement before completing the merger, whether before or after stockholder approval has been obtained.

In addition, either Coeur or Paramount may terminate the merger agreement, whether before or after stockholder approval has been obtained:

•	if the effective time has not occurred on or before September 30, 2015, unless the party seeking to terminate is then in material breach of the merger agreement;

•

if any court of competent jurisdiction or other governmental entity issues a judgment, order, injunction, rule or decree, or takes any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable;

•	if Coeur stockholders fail to approve the share issuance proposal;

•	if Paramount stockholders fail to approve the merger proposal;

•

if the other party breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of the related closing condition, and such breach or failure to perform cannot be or has not been cured by the later of September 30, 2015 and 60 days after the giving of written notice to the other party of such breach or failure, provided that no party will have the right to terminate if it is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement; or

•	if the board of directors of the other party makes an adverse recommendation change.

Expenses and Termination Fees (See page [    ])

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Paramount may be obligated to pay Coeur a breakup fee of $5 million and, in other circumstances, Coeur may be obligated to pay Paramount liquidated damages of $5 million. In addition, Coeur or Paramount may be entitled to receive an expense reimbursement of up to $1.5 million by the other party under certain circumstances. See the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Expenses and Termination Fees” beginning on page [    ] for a more complete discussion of the circumstances under which termination fees will be required to be paid and expenses will be required to be reimbursed.

Accounting Treatment (See page [    ])

Coeur prepares its financial statements in accordance with the United States generally accepted accounting principles, referred to in this joint proxy statement/prospectus as “GAAP.” The merger will be accounted for by applying the acquisition method, which requires the determination of the acquiror, as of the acquisition date, of the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Based on a number of factors viewed as of the date of this joint proxy statement/prospectus, including the projected relative voting rights of former Coeur stockholders in the combined entity upon the completion of the combination, the transactions are expected to be accounted for as a business combination, with Coeur as the accounting acquirer and Paramount as the accounting acquiree. The purchase price will be determined based on the number of common shares issued at the Paramount exchange ratio adjusted stock price and the equity funding of SpinCo, net of cash acquired. The purchase price will be allocated to the fair values of Paramount’s assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of Paramount will be part of Coeur on a post-closing basis beginning on the date of the merger.

No Appraisal Rights (See page [    ])

Under the DGCL, the holders of Coeur common stock are not entitled to appraisal rights in connection with the share issuance proposal, the merger or the other transactions. Under the DGCL, the holders of Paramount common stock are not entitled to appraisal rights in connection with the spin-off, the merger or the other transactions.

Litigation Related to the Merger (See page [    ])

Since the announcement of the merger on December 17, 2014, Paramount, members of the Paramount board, SpinCo, Coeur, Merger Sub, and, in one case, FCMI Financial Corp., were named as defendants in three putative stockholder class actions, brought by purported stockholders of Paramount, challenging the proposed merger.

The plaintiffs generally claim that (i) the Paramount board members breached their fiduciary duties to Paramount stockholders by authorizing the merger with Coeur for what the plaintiff asserts is inadequate consideration and pursuant to an inadequate process, and (ii) Paramount, Coeur, SpinCo, and Merger Sub aided and abetted the other defendants’ alleged breach of duties. The plaintiffs seek, among other things, to enjoin the merger, rescind the transaction or obtain rescissory damages if the merger is consummated, obtain other unspecified damages, and recover attorneys’ fees and costs.

Paramount, members of the Paramount board, SpinCo, Coeur, and Merger Sub deny any wrongdoing and are vigorously defending all of the actions.

Separation Agreement (See page [    ])

Subject to the terms and conditions set forth in the merger agreement, Paramount has agreed that, prior to the closing of the merger, it will enter into the separation agreement, in substantially the form included in this joint prospectus/proxy as Annex D, pursuant to which Paramount will transfer all of its Nevada business and liabilities not already held by SpinCo and its subsidiaries to SpinCo and its subsidiaries, and, immediately prior to the merger, effect a pro rata distribution to Paramount stockholders of shares of common stock of SpinCo representing approximately 95.1% of the issued and outstanding shares of common stock of SpinCo. The separation agreement sets forth SpinCo’s agreements with Paramount regarding the principal actions to be taken connection with these transactions that will govern aspects of SpinCo’s relationship with Paramount following the spin-off.

Voting and Support Agreement (See page [    ])

In connection with the merger agreement, certain stockholders of Paramount entered into a voting and support agreement, dated December 16, 2014, pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of Paramount, in favor of the approval of the merger agreement. See the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Voting and Support Agreement” beginning on page [    ] for a more complete discussion.

Royalty Agreement (See page [    ])

Simultaneously with the execution and delivery of the merger agreement, Paramount, Paramount Gold de Mexico S.A. de C.V., a wholly-owned subsidiary of Paramount, Minera Gama S.A. de C.V., a wholly-owned subsidiary of Paramount, and Coeur Mexicana S.A. de C.V., a wholly-owned subsidiary of Coeur, entered into a royalty agreement (the “royalty agreement”) regarding the San Miguel Project. See the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Royalty Agreement” beginning on page [    ] for a more complete discussion.

Listing, De-Listing and Deregistration

It is a condition to the completion of the merger that the Coeur common stock to be issued to Paramount stockholders in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. Subsequent to the completion of the merger, it is intended that Paramount will cease to be a reporting issuer or its equivalent under the securities laws of Canada and to cease to be a public company in the United States.

The Special Meetings

The Coeur Special Meeting (See page [    ])

The Coeur special meeting will be held at 104 S. Michigan Ave., 2nd Floor Auditorium, Chicago, Illinois 60603, on [    ], 2015, at [    ] a.m., local time. At the Coeur special meeting, Coeur stockholders will be asked:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the Coeur adjournment proposal.

You may vote at the Coeur special meeting if you owned shares of Coeur common stock at the close of business on [    ], 2015, the record date. As of the close of business on the record date, there were [        ] shares of common stock of Coeur outstanding and entitled to vote. You may cast one vote for each share of common stock of Coeur that you owned as of the close of business on the Coeur record date.

As of the close of business on the record date, approximately [    ]% of the outstanding shares of Coeur common stock were held by Coeur’s directors and executive officers and their affiliates. We currently expect that Coeur’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the share issuance proposal. Approval of the share issuance proposal and the Coeur adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting.

The Paramount Special Meeting (See page [    ])

The special meeting of Paramount stockholders will take place at The Westin Hotel at 321 North Fort Lauderdale Beach Boulevard, Ft. Lauderdale, FL 33304, on [    ], 2015, at [    ] a.m., local time. At the special meeting, stockholders of Paramount will be asked:

•	to consider and vote on the merger proposal;

•	to consider and vote on the Paramount adjournment proposal; and

•	to consider and vote on the compensation proposal.

You may vote at the Paramount special meeting if you owned common stock of Paramount at the close of business on [    ], 2015, the record date. As of the close of business on the record date, there were [        ] shares of common stock of Paramount outstanding and entitled to vote. You may cast one vote for each share of common stock of Paramount that you owned as of the close of business on the record date.

As of the close of business on the record date, approximately [    ]% of the outstanding shares of Paramount common stock was held by its directors and executive officers and their affiliates. We currently expect that Paramount’s directors and executive officers will vote their shares in favor of the above-listed proposals. Certain stockholders of Paramount, including Paramount’s directors and certain of its officers, have entered into a voting and support agreement, dated December 16, 2014, pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of Paramount, in favor of the approval of the merger agreement.

Completion of the merger is conditioned on approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon. Approval of the Paramount adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Paramount common stock present in person or represented by proxy at the Paramount special meeting and entitled to vote on the proposal.

Summary Historical Financial Data of Coeur

The following table sets forth summary historical consolidated financial information for Coeur. The historical consolidated financial information for each of the years in the five-year period ended December 31, 2013 is derived from the audited consolidated financial statements of Coeur as of and for each of the years in the five-year period ended December 31, 2013. The historical consolidated financial information for Coeur as of September 30, 2014 and for the nine months ended September 30, 2014 and September 30, 2013 has been derived from Coeur’s unaudited interim condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated herein by reference. The following information should be read together with Coeur’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. See “Where You Can Find More Information” beginning on page [    ]. Coeur’s historical consolidated financial information may not be indicative of the future performance of Coeur following the merger.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Income Statement Data:
Revenue	$495,133	$577,147	$745,994	$895,492	$1,021,200	$515,457	$300,361
COSTS AND EXPENSES
Costs applicable to sales	351,492	362,250	463,663	454,562	419,547	256,096	189,910
Amortization	123,834	166,686	229,564	216,032	221,852	139,285	78,358

General and administrative	31,809	41,492	55,343	32,977	31,379	24,176	22,070
Exploration	15,957	16,920	22,360	26,270	19,128	14,249	13,056
Litigation settlement	—	32,046	32,046	—	—	—	—
Write-downs	—	—	772,993	5,825	—	—	—
Pre-development, reclamation and other	20,019	11,896	15,184	4,086	22,089	5,211	4,486

Total costs and expenses	543,111	631,290	1,591,153	739,752	713,995	439,017	307,880

OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishments	—	—	—	(1,036)	(5,526)	(20,300)	31,528
Fair value adjustments, net	(3,611)	63,905	82,768	(23,487)	(52,050)	(117,094)	(82,227)
Impairment of marketable securities	(4,614)	(18,097)	(18,308)	(605)	—	—	—
Interest income and other, net	(2,313)	2,484	13,323	15,041	(6,610)	771	1,648
Interest expense, net of capitalized interest	(36,980)	(30,324)	(41,303)	(26,169)	(34,774)	(30,942)	(18,102)

Total other income (expense), net	(47,518)	17,968	36,480	(36,256)	(98,960)	(167,565)	(67,153)

Income (loss) from continuing operations before income and mining taxes	(95,496)	(36,175)	(808,679)	119,484	208,245	(91,125)	(74,672)
Income and mining tax (expense) benefit	18,650	(32,860)	158,116	(70,807)	(114,746)	7,941	31,670

Income (loss) from continuing operations (1)	(76,846)	(69,035)	(650,563)	48,677	93,499	(83,184)	(43,002)
Income (loss) from discontinued operations (1)	—	—	—	—	—	(6,029)	(9,601)
Gain (loss) on sale of net assets of discontinued operations (1)	—	—	—	—	—	(2,095)	25,537
Net income (loss)	(76,846)	(69,035)	(650,563)	48,677	93,499	(91,308)	(27,066)
Other comprehensive income (loss)	1,579	7,477	2,815	(2,746)	(4,975)	(5)	—

Comprehensive income (loss)	$(75,267)	$(61,558)	$(647,748)	$45,931	$88,524	$(91,313)	$(27,066)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Basic and Diluted Income (Loss) Per Share
Net income (loss) available to common stockholders:
Weighted average shares:
Basic	102,427	96,893	97,864	89,437	89,383	87,185	71,565
Diluted	102,427	96,893	97,864	89,603	89,725	87,185	71,565
Basic income (loss) per share:
Income (loss) from continuing operations (1)	$(0.75)	$(0.71)	$(6.65)	$0.54	$1.05	$(0.95)	$(0.60)
Income (loss) from discontinued operations (1)	—	—	—	—	—	(0.10)	0.22

Net income (loss)	$(0.75)	$(0.71)	$(6.65)	$0.54	$1.05	$(1.05)	$(0.38)

Diluted income (loss) per share:
Income (loss) from continuing operations (1)	$(0.75)	$(0.71)	$(6.65)	$0.54	$1.04	$(0.95)	$(0.60)
Income (loss) from discontinued operations (1)	—	—	—	—	—	(0.10)	0.22
Net income (loss)	$(0.75)	$(0.71)	$(6.65)	$0.54	$1.04	$(1.05)	$(0.38)

	September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data:
Total assets	$2,915,324	$3,636,917	$2,885,978	$3,221,401	$3,264,441	$3,157,527	$3,054,035
Working capital	$449,540	$322,222	$386,669	$167,930	$212,862	$(4,506)	$(2,572)
Long-term liabilities	$1,106,265	$1,186,417	$1,010,850	$784,869	$875,639	$846,043	$867,381
Stockholders’ equity	$1,662,240	$2,291,948	$1,730,567	$2,198,280	$2,136,721	$2,040,767	$1,998,046

(1)	In August 2010, Coeur sold our 100% interest in subsidiary Compañia Minera Cerro Bayo to Resource Corporation Mandalay. Coeur realized a loss on the sale of approximately $2.1 million, net of income taxes. In July 2009, Coeur sold to Perilya Broken Hill Ltd. our 100% interest in the silver contained at the Broken Hill mine for $55.0 million in cash. As a result of this transaction, Coeur realized a gain on the sale of approximately $25.5 million, net of income taxes, in 2009.

Summary Historical Financial Data of Paramount

The following table sets forth summary historical consolidated financial information for Paramount. The historical consolidated financial information for Paramount for each of the years in the five-year period ended June 30, 2014 is derived from the audited consolidated financial statements of Paramount as of and for each of the five years ended June 30, 2014. The historical consolidated financial information for Paramount as of and for the three months ended September 30, 2014 and 2013 has been derived from Paramount’s unaudited interim consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated herein by reference. The following information should be read together with Paramount’s consolidated financial statements and the notes related to those financial statements incorporated herein by reference. For the avoidance of doubt, the below information does not give effect to the spin-off and, as such, includes both the Paramount Mexico business and the Paramount Nevada business. See “Where You Can Find More Information” beginning on page [    ]. Paramount’s historical consolidated financial information may not be indicative of the future performance of Paramount or Coeur after the merger.

	Three Months Ended September 30,		Year Ended June 30,
	2014	2013	2014	2013	2012	2011	2010
Statement of Operations data
Revenue	$33,106	$15,097	$142,105	$4,527,536	$115,790	$299,703	$35,853
Expenses	$3,012,822	$1,980,023	$11,204,130	$16,453,185	$18,208,539	$12,159,746	$10,248,026
Net loss	$2,947,741	$1,964,926	$11,062,025	$13,488,280	$12,091,608	$28,450,536	$5,351,958
Basic and diluted loss per share	$0.02	$0.01	$0.07	$0.09	$0.09	$0.21	$0.06
Diluted weighted average number of shares	161,078,684	155,731,068	156,112,764	149,926,235	139,466,595	130,677,585	98,617,938

	September 30,		June 30,
	2014	2013	2014	2013	2012	2011	2010
Balance sheet data
Cash and short term investments	$4,892,782	$9,513,802	$5,107,691	$11,524,051	$20,000,708	$14,689,241	$21,380,505
Mineral properties	$51,518,398	$51,875,798	$51,875,798	$51,875,798	$50,479,859	$49,515,859	$22,111,203
Total assets	$61,590,806	$67,037,202	$62,319,045	$68,787,786	$76,119,889	$70,296,027	$46,328,181
Current liabilities	$494,181	$332,977	$392,752	$298,281	$12,111,206	$17,683,832	$6,410,090
Total liabilities	$1,793,553	$1,608,452	$1,683,818	$1,561,865	$13,309,385	$18,827,724	$6,410,090
Working capital	$6,549,728	$11,646,872	$7,046,241	$13,340,429	$20,694,536	$16,144,479	$22,750,664
Accumulated deficit	$129,227,287	$117,182,447	$126,279,546	$115,217,521	$101,729,241	$89,637,633	$61,187,098

Comparative Per Share Information

The following table sets forth, for the year ended December 31, 2013 and the nine months ended September 30, 2014, selected per share information for Coeur common stock on a historical basis and, for the three months ended September 30, 2014 and the year ended June 30, 2014, selected per share information for Paramount common stock on a historical basis. Except for the historical information as of and for the year ended December 31, 2013, in the case of Coeur, and June 30, 2014, in the case of Paramount, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of Coeur and Paramount contained in their respective Annual Reports on Form 10-K for the years ended December 31, 2013 and June 30, 2014, respectively, and their respective Quarterly Reports on Form 10-Q for the quarters ended September 30, 2014, respectively, as applicable, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ].

	As of and for the Nine Months Ended September 30, 2014	As of and for the Year Ended December 31, 2013
Coeur Historical Data Per Common Share
Income (Loss) per share:
Basic	$(0.75)	$(6.65)
Diluted	$(0.75)	$(6.65)
Book value per share	$16.07	$16.83

	As of and for the Three Months Ended September 30, 2014	As of and for the Year Ended June 30, 2014
Paramount Historical Data Per Common Share
Income (Loss) per share:
Basic	$(0.02)	$(0.07)
Diluted	$(0.02)	$(0.07)
Dividends declared per common share	$—	$—
Book value per share	$0.38	$0.39

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the information incorporated by reference herein contains numerous forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements relating to the financial condition, results of operations, business strategies, operating efficiencies or synergies, projected timetable, revenue enhancements, expected tax treatment of the transaction, competitive positions, growth opportunities, plans and objectives of the management of each of Coeur, Paramount and SpinCo, the spin-off, the merger and other transactions, the markets for Coeur and Paramount common stock and other matters. Such forward-looking statements may be identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “will,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•	the parties’ ability to consummate the transaction;

•	the conditions to the completion of the transaction, including the receipt of approval of both Coeur’s stockholders and Paramount’s stockholders;

•	the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	the possibility that the parties may not realize any or all of the anticipated benefits from the transaction;

•

the possibility that development and operating synergy goals for the transaction may not be met, in particular the possibility, among others, that the unit costs are not lowered, value at Coeur’s Independencia deposit is not unlocked and Coeur is unable to leverage existing mining, processing and administrative infrastructure to increase Palmarejo’s production and cash flow;

•	disruptions from the transaction may harm relationships with customers, employees, suppliers and regulators;

•	unexpected costs may be incurred;

•	SpinCo’s ability to operate successfully as a stand-alone business;

•

the market prices of Coeur common stock and Paramount common stock prior to the spin-off and merger, and the market prices of SpinCo common stock after the spin-off and Coeur common stock after the merger;

•

the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions);

•	changes in the market prices of gold and silver and a sustained lower price environment;

•	the uncertainties inherent in the production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability;

•	any future labor disputes or work stoppages;

•	the uncertainties inherent in each of SpinCo’s, Coeur’s and Paramount’s estimation of gold and silver reserves and mineralized material;

•	changes that could result from each of SpinCo’s, Coeur’s and Paramount’s future acquisition of new mining properties or businesses;

•	reliance on third parties to operate certain mines where Coeur owns silver production and reserves;

•

the absence of control over mining operations in which Coeur or any of its subsidiaries holds royalty or streaming interests and risks related to these mining operations (including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located);

•	the loss of access to any third-party smelter to which Coeur markets silver and gold;

•	the effects of environmental and other governmental regulations;

•	the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries; and

•	each of SpinCo’s, Coeur’s and Paramount’s possible ability to raise additional financing necessary to conduct its business, make payments or refinance its debt.

You should not put undue reliance on forward-looking statements. Such statements speak only as of the dates they were made and we disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are further qualified by and should be read in conjunction with the risks and uncertainties described or referred to under the heading “Risk Factors” of this joint proxy statement/prospectus, as well as in Coeur’s and Paramount’s filings with the SEC, including their respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and June 30, 2014, and subsequent periodic filings with the SEC incorporated herein by reference.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ], you should carefully consider the following risks before deciding whether to vote for the share issuance proposal, in the case of Coeur stockholders, or for the merger proposal, in the case of Paramount stockholders. In addition, you should read and consider the risks associated with each of the businesses of Coeur and Paramount because these risks will also affect Coeur on a post-closing basis. Descriptions of some of these risks can be found in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Paramount’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Risk Factors Relating to the Transaction

The transaction may not be completed on the terms or timeline currently contemplated or at all. Failure to complete the transaction could negatively impact the stock prices and the future business and financial results of Coeur and Paramount.

The completion of the transaction is subject to certain conditions, including (1) approval by Coeur stockholders and Paramount stockholders, (2) the authorization from the Mexican Federal Economic Competition Commission, (3) the absence of certain legal impediments, (4) the effectiveness of certain filings with the SEC, (5) receipt of opinions from legal counsel regarding the intended tax treatment of the transaction, (6) the consummation of the spin-off and (7) other customary closing conditions. See “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ]. We cannot assure you that the transaction will be consummated on the terms or timeline currently contemplated, or at all. We have expended and will continue to expend a significant amount of time and resources on the transaction, and a failure to consummate the transaction as currently contemplated, or at all, could have a material adverse effect on Coeur’s and Paramount’s businesses and results of operations.

If the transaction is not completed, the ongoing businesses of Coeur or Paramount may be adversely affected and Coeur and Paramount will be subject to several risks, including the following:

•

Paramount being required, under certain circumstances, to pay Coeur a breakup fee of $5 million, Coeur being required, under some other circumstances, to pay Paramount liquidated damages of $5 million and/or Coeur and Paramount being required, under certain circumstances, to reimburse each other certain expenses up to $1.5 million;

•

having to pay substantial other costs and expenses relating to the proposed transaction, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred and will continue to be incurred until closing;

•

under the merger agreement, Paramount being subject to certain restrictions on the conduct of its business, which may adversely affect its ability to execute certain business strategies while the transaction is pending;

•	the focus of management of each of the companies on the transactions instead of on pursuing other opportunities that could be beneficial to the companies;

•	the market price of Coeur common stock or Paramount common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed; and

•

if the merger agreement is terminated and Paramount’s board of directors seeks an alternative strategic transaction, stockholders of Paramount cannot be certain that Paramount will be able to find a party willing to enter into a strategic transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

in each case, without realizing any of the anticipated benefits of having the transaction completed. In addition, if the transaction is not completed, Coeur and/or Paramount may experience negative reactions from the financial markets and from their respective employees and other stakeholders. Coeur and/or Paramount could also be subject to litigation related to any failure to complete the transaction or to enforcement proceedings commenced against Coeur or Paramount to perform their respective obligations under the merger agreement. If the transaction is not completed, Coeur and Paramount cannot assure their respective stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Coeur or Paramount.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of Paramount may be subject to U.S. federal income tax on the merger.

Although Coeur and Paramount intend that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, it is possible that the Internal Revenue Service may assert that the merger fails to qualify as such. If the Internal Revenue Service were to be successful in such assertion, or if for any other reason the merger were to fail to qualify as a “reorganization,” each U.S. holder (as defined on page [    ]) of Paramount common stock would recognize gain or loss with respect to its shares of Paramount common stock based on the difference between (i) that U.S. holder’s tax basis in such shares and (ii) the fair market value of the Coeur common stock received (and any cash received in lieu of a fractional share of Coeur common stock). For additional information, see the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page [    ].

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Coeur’s or Paramount’s stock price.

Upon closing of the merger, each share of Paramount common stock (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock, with cash paid in lieu of fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Coeur common stock or Paramount common stock. Changes in the price of Coeur common stock prior to the merger will affect the market value that Paramount stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in Coeur’s or Paramount’s businesses, operations, performance and prospects;

•	changes in market assessments of the business, operations and prospects of Coeur or Paramount;

•	investor behavior and strategies, including market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory clearance of the merger;

•	interest rates, metals prices, general market and economic conditions and other factors generally affecting the price of Coeur’s and Paramount’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Paramount and Coeur operate.

The price of Coeur common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Coeur and Paramount. As a result, the market value represented by the exchange ratio will also vary.

As a result of the spin-off and any “when-issued and “ex-spin-off” trading that may develop, we expect the market price of shares of Paramount common stock to decline because the market price will no longer include the value of the Paramount Nevada business. The value of Paramount common stock to be exchanged for Coeur common stock will reflect only the Paramount Mexico business and will not include the value of the Paramount Unites States business as the market price of Paramount common stock currently does. We cannot predict the amount of this decline, as the market price of shares of Paramount common stock may fluctuate based on the perceived values of the common stock of the combined company and SpinCo in anticipation of the spin-off and the merger, and it may not be possible to estimate the value of common stock of either the combined company or SpinCo in advance. Therefore, current and historical market prices of Coeur common stock and Paramount common stock are not reflective of the value that Paramount stockholders will receive in the merger.

We cannot assure you that, following the spin-off and the merger, the combined market prices of the common stock of the combined company and the SpinCo will equal or exceed what the combined market price of Coeur common stock and Paramount common stock would have been in the absence of the spin-off and the merger. It is possible that after the spin-off and the merger, the combined equity value of the combined company and SpinCo will be less than the combined equity value of Coeur and Paramount before the spin-off and the merger.

Any delay in completing the merger may reduce or eliminate the expected benefits from the merger.

In addition to the required regulatory clearance and stockholder approvals, the merger is subject to a number of other conditions beyond Coeur’s and Paramount’s control that may prevent, delay or otherwise materially adversely affect its completion. Coeur and Paramount cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Coeur not to realize some or all of the synergies and other benefits that it expects to achieve if the merger is successfully completed within its expected time frame. See the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [    ].

The merger agreement contains provisions that could discourage a potential competing acquiror of Paramount or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Paramount’s ability to solicit, initiate or knowingly facilitate or encourage competing third-party proposals to acquire all or a significant part of Paramount, and Paramount does not have a unilateral right to terminate the merger agreement in order to accept an alternative business combination proposal that might result in greater value to its stockholders than the transactions. Further, even if the Paramount board withholds or withdraws (or modifies in a manner adverse to Coeur) its recommendation of the merger proposal, Paramount will still be required to submit the matter to a vote of its stockholders at the special meeting unless the merger agreement is otherwise terminated in accordance with its terms. In addition, Coeur generally has an opportunity to offer to modify the terms of the merger and the merger agreement in response to any competing acquisition proposals that may be made before Paramount’s board may withhold or withdraw (or modify in a manner adverse to the other party) its recommendation. In some circumstances, upon termination of the merger agreement, Paramount may be required to pay a termination fee to Coeur and/or reimburse Coeur for certain expenses. For additional information, see the sections entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page [    ], “—Changes in Board Recommendations” beginning on page [    ], “—Termination of the Merger Agreement” beginning on page [    ] and “—Expenses and Termination Fees” beginning on page [    ].

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Paramount from considering or proposing that acquisition, even if it were prepared to offer greater value than provided for under the merger agreement, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the $5 million breakup fee and/or reimbursement of certain expenses up to $1.5 million that may become payable in certain circumstances, which would represent an additional cost for a potential third party seeking a business combination with Paramount.

The merger will involve substantial costs.

Coeur and Paramount have incurred and expect to continue to incur substantial costs and expenses relating directly to the transaction, including fees and expenses payable to legal, accounting and financial advisors and other professional fees relating to the transaction, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses.

Paramount’s executive officers and directors have interests in the transactions that may be different from, or in addition to, the interests of Paramount’s stockholders generally.

Executive officers of Coeur and Paramount negotiated, with oversight and input provided by their respective boards of directors, the terms of the merger agreement. The Coeur board approved the merger agreement and the issuance of shares of Coeur common stock to Paramount stockholders in connection with the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Coeur common stock to Paramount stockholders in connection with the merger, are advisable, fair to and in the best interests of Coeur and its stockholders. The Paramount board approved the merger agreement and determined that the merger agreement and the transactions, including the spin-off and the merger, are advisable, fair to and in the best interests of Paramount and its stockholders. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Paramount’s executive officers and directors may have interests in the transactions that may be different from, or in addition to, the interests of Paramount’s stockholders. See the sections entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Interests of Paramount Directors and Officers in the Merger” beginning on page [    ].

Paramount stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders, in connection with certain mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because Paramount common stock is listed on the NYSE MKT, a national securities exchange, and is expected to continue to be so listed on the record date, and because in the merger the Paramount stockholders will receive shares of Coeur common stock which is listed on the NYSE, and is expected to be listed after the merger and the merger otherwise satisfies the foregoing requirements, holders of Paramount common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of Paramount common stock.

In connection with the announcement of the merger agreement, putative class action lawsuits have been filed and are pending as of the date hereof, seeking, among other things, to enjoin the merger, and an adverse ruling in any of these lawsuits may prevent the merger from being effective or from becoming effective within the expected time frame.

While Paramount’s and Coeur’s respective directors and management teams believe that the allegations in the complaints are without merit and intend to defend vigorously against these allegations, Paramount and Coeur cannot assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If any plaintiffs are successful in obtaining an injunction with respect to the merger, such an injunction may prevent the completion of the merger on the agreed upon terms, in the expected time frame or altogether. Whether the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of Coeur and Paramount. For more information about litigation related to the merger, see “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Litigation Related to the Merger” beginning on page [    ].

Risk Factors Relating to Coeur Following the Merger

Coeur will incur transaction, integration and restructuring costs in connection with the merger.

Coeur and Paramount expect to incur transaction fees and other costs related to the merger. In addition to transaction costs related to the merger, Coeur will incur integration and restructuring costs following the completion of the merger as it integrates the Paramount Mexico business with that of Coeur. Although Coeur expects that the realization of efficiencies related to the integration of the Paramount Mexico business will offset incremental transaction, integration and restructuring costs over time, Coeur cannot give any assurance that this net benefit will be achieved.

After completion of the merger, Coeur may fail to realize anticipated benefits and operational synergies.

The success of the merger will depend, in part, on Coeur’s ability to realize the anticipated benefits and operational synergies from the acquisition of the Paramount Mexico business. If Coeur is not able to successfully integrate the Paramount Mexico business into Coeur’s operations within the anticipated time frame, or at all, the anticipated operational synergies and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The market price of Coeur common stock following the merger may decline in the future as a result of the merger.

The market price of Coeur common stock following the merger may decline in the future as a result of the merger for a number of reasons, including the unsuccessful integration of the Paramount Mexico business and Coeur, any unanticipated negative impact on operations or financial results from the distribution of the Paramount Nevada business, the failure of Coeur to achieve the perceived benefits of the merger, including financial results, or declines in the mining industry, the market prices of silver and gold, Coeur’s business or economy as a whole. These factors are, to some extent, beyond the control of Coeur and Paramount.

The internal financial forecasts for Coeur included in this joint proxy statement/prospectus reflect estimates from management of Coeur and the financial forecasts provided by Paramount and referenced in this joint proxy statement/prospectus reflect estimates from a third-party mining consultant. Actual performance of Coeur and Paramount may differ materially from these forecasts.

The internal financial forecasts for Coeur (the “Coeur forecasts”) and the financial forecasts provided by Paramount to Coeur, Raymond James Ltd. and Scotia Capital (USA) Inc., which were prepared by Metal Mining Consultants, Inc. (the “Paramount forecasts”), are based on assumptions of, and information available at the time such forecasts were prepared. Coeur and Paramount do not know whether the assumptions made will be realized.

Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond Coeur’s and Paramount’s control. Further, financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Coeur and Paramount, including the factors described under “Risk Factors” beginning on page [    ] and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ], which factors and changes may impact the internal financial forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the Coeur forecasts or the Paramount forecasts will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the Coeur forecasts and the reference of the Paramount forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Coeur, Paramount, Merger Sub, their respective boards of directors, SpinCo, any of their respective advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Coeur forecasts and Paramount forecasts were prepared for internal use and to, among others, assist Coeur and Paramount and their respective advisors in evaluating the transaction. The Coeur forecasts and Paramount forecasts were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP, Coeur’s independent registered public accounting firm, nor MNP LLP, Paramount’s independent registered public accounting firm, have examined, compiled or performed any procedures with respect to either of the Coeur forecasts or the Paramount forecasts.

In addition, the Coeur forecasts and the Paramount forecasts have not been updated or revised to reflect information or results after the date that such financial forecasts were prepared or as of the date of this joint proxy statement/prospectus. Except as required by applicable securities laws, neither Coeur nor Paramount intends to update or otherwise revise their financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For more information, see the sections entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Certain Coeur Forecasts” beginning on page [    ] and “—Certain Paramount Forecasts” beginning on page [    ].

Coeur’s profitability could be impacted by unanticipated changes in its tax provisions or exposure to additional income tax liabilities.

Coeur’s business operates in many locations under governments that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, thereby affecting income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in income tax expense.

The shares of Coeur common stock to be received by Paramount stockholders as a result of the merger will have different rights from the shares of Paramount common stock currently held by Paramount stockholders.

Upon completion of the merger, Paramount stockholders will receive shares of Coeur common stock and their rights as stockholders of Coeur will be governed by the DGCL and Coeur’s Certificate of Incorporation (“Coeur’s Charter”) and Coeur’s Amended and Restated Bylaws (“Coeur’s Bylaws”). The rights associated with Coeur common stock are different from the rights associated with Paramount common stock and Paramount’s Certificate of Incorporation, as amended (“Paramount’s Charter”) and Paramount’s Restated Bylaws (“Paramount’s Bylaws”). See the section entitled “Comparison of Rights of Coeur Stockholders and Paramount Stockholders” beginning on page [    ] for a discussion of the different rights associated with Coeur common stock.

Other Risk Factors of Coeur and Paramount

Coeur’s and Paramount’s businesses are and will continue to be subject to the risks described above. In addition, Coeur and Paramount are, and will continue to be, subject to the risks described in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Paramount’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, respectively, as, in each case, updated by any subsequent Quarterly Reports on Form 10-Q, each of which is filed with the SEC and is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ] for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Coeur Mining, Inc.

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

Telephone: (312) 489-5800

Coeur Mining, Inc., a Delaware corporation, is a large primary silver producer with significant gold production and mines located in the United States, Mexico and Bolivia; a silver streaming interest in Australia and exploration projects in Mexico and Argentina. Coeur operates the Palmarejo mine, San Bartolomé mine, Kensington mine and Rochester mine and also owns Coeur Capital, which is primarily comprised of the Endeavor silver stream and other precious metal royalties. Coeur’s principal sources of revenue are its operating mines and the Endeavor silver stream.

Coeur’s business strategy is to discover, acquire, develop and operate low-cost silver and gold operations that it expects to produce long-term cash flow, provide opportunities for growth through continued exploration and generate superior and sustainable returns for stockholders. Coeur’s management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, completing capital projects and reducing capital expenditures, and managing working capital.

Coeur’s common stock is listed on the NYSE under the symbol “CDE”.

Additional information about Coeur and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [     ].

Paramount Gold and Silver Corp.

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

Telephone: (866) 481-2233

Paramount Gold and Silver Corp., a Delaware corporation, is a U.S. based precious metals exploration company with projects in Nevada and northern Mexico. Paramount’s business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This strategy helps eliminate discovery risks and significantly increases the efficiency of exploration programs. Its projects are located near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operation.

Paramount’s operating segments are the United States and Mexico.

Paramount’s Mexican business, known as the San Miguel Project, was assembled by completing multiple transactions with third parties from 2005 to 2009.

Paramount’s business in Nevada, United States, known as the Sleeper Gold Project, is located in Humboldt County, Nevada.

Pursuant to the terms of the separation agreement and the merger agreement, prior to the consummation of the merger, SpinCo (which will own and operate the Paramount Nevada business) will issue to Coeur newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. Following consummation of the spin-off, SpinCo will be a stand-alone, publicly traded company and Paramount will be comprised of the Paramount Mexico business, which will combine with Coeur in the merger.

Paramount common stock is currently listed for trading on the NYSE MKT and the Toronto Stock Exchange under the symbol “PZG”.

Additional information about Paramount and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ]. For additional information relating to the spin-off, please see the Form S-1 filed by SpinCo with the SEC (File No. [            ])

Hollywood Merger Sub, Inc.

Hollywood Merger Sub, Inc., a wholly-owned subsidiary of Coeur (“Merger Sub”), is a Delaware corporation that was formed on December 3, 2014 for the purpose of effecting the merger. Upon completion of the merger, Merger Sub will be merged with and into Paramount, with Paramount surviving as a wholly-owned subsidiary of Coeur. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger.

Paramount Nevada Gold Corp.

Paramount Nevada Gold Corp., a wholly-owned subsidiary of Paramount (“SpinCo”), is a British Columbia corporation. Through its wholly-owned subsidiaries, SpinCo owns Paramount’s mining interest in Nevada. Prior to the consummation of the merger, SpinCo will issue to Coeur newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount. Upon completion of the spin-off, SpinCo will be a stand-alone, publicly traded company.

Prior to the issuance of shares to Coeur and the spin-off, Paramount currently intends to merge SpinCo into Paramount Gold Nevada Corp., a Nevada corporation, and a wholly-owned subsidiary with Paramount Gold Nevada Corp. continuing as the surviving corporation in the merger. In that case, SpinCo would become Paramount Gold Nevada Corp.

Upon completion of the transactions, Mr. Christopher Crupi, the current President and Chief Executive Officer and President of Paramount, is expected to serve as the Chairman and Chief Executive Officer of SpinCo. Mr. Glen Van Treek, the current Chief Operating Officer and Vice President Exploration, is expected to serve as the President of SpinCo. Mr. Carlo Buffone, the current Chief Financial Officer of Paramount, is expected to serve as the Chief Financial Officer of SpinCo. SpinCo will be headquartered in Nevada at 665 Anderson Street, Winnemucca, Nevada 89445.

THE COEUR SPECIAL MEETING

Date, Time and Place

The special meeting of Coeur stockholders will be held at 104 S. Michigan Ave., 2nd Floor Auditorium, Chicago, Illinois 60603, on [                    ], 2015, at [        ] a.m., local time.

Purpose of the Coeur Special Meeting

At the Coeur special meeting, Coeur stockholders will be asked:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the Coeur adjournment proposal.

Recommendation of the Board of Directors of Coeur

After careful consideration, the Coeur board, on December 15, 2014, unanimously authorized and approved the merger agreement and the merger, directed that the issuance of shares of Coeur common stock pursuant to the merger agreement be submitted to the stockholders of Coeur for approval and determined that the merger is advisable and in the best interests of Coeur and its stockholders.

The Coeur board accordingly unanimously recommends that the Coeur stockholders vote “FOR” each of the share issuance proposal and the Coeur adjournment proposal.

Coeur Record Date; Stockholders Entitled to Vote

Only holders of record of shares of Coeur common stock at the close of business on [                    ], 2015, the record date for the Coeur special meeting, will be entitled to notice of, and to vote at, the Coeur special meeting or any adjournments or postponements thereof. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting of Coeur at our executive offices and principal place of business at 104 S. Michigan Ave., Suite 900, Chicago, Illinois 60603 during ordinary business hours for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

As of the close of business on the record date, there were outstanding a total of [            ] shares of Coeur common stock entitled to vote at the Coeur special meeting. As of the close of business on the record date, approximately [    ]% of the outstanding shares of Coeur common stock were held by Coeur directors and executive officers and their affiliates. We currently expect that Coeur’s directors and executive officers will vote their shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Each share of Coeur common stock owned on Coeur’s record date is entitled to one vote on each proposal at the Coeur special meeting.

If you own shares of Coeur common stock that are registered in the name of someone else, such as a broker, bank, trust company or other nominee, you are not a holder of record and instead hold your shares in “street name.” Holders in street name will need to (i) direct that organization to vote those shares or (ii) obtain authorization from them and vote the shares yourself at the Coeur special meeting, as described below.

Quorum

A quorum is necessary to transact business at the Coeur special meeting. A majority of the voting power of all issued and outstanding Coeur common stock entitled to vote at the Coeur special meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Coeur special meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder submits a valid proxy card but does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.

Required Vote

Approval of the share issuance proposal and the Coeur adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting. This vote will satisfy the vote requirements of Section 312.07 of the NYSE Listed Company Manual with respect to the share issuance proposal, which requires that the votes cast in favor of such proposal must exceed the aggregate of votes cast against and abstentions.

Abstentions and Broker Non-Votes

If you are a Coeur stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal or the Coeur adjournment proposal, assuming a quorum is present. If you are a Coeur stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal and the Coeur adjournment proposal.

Voting in Person

If you plan to attend the Coeur special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trust company or other nominee) authorizing you to vote at the special meeting.

In addition, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the Coeur record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

A proxy card is enclosed for your use. Coeur requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is properly executed and returned, the shares of Coeur common stock represented by it will be voted at the Coeur special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Coeur common stock represented are to be voted with regard to a particular proposal, the Coeur common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Coeur proxy card other than the matters set forth in Coeur’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Coeur special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card or submit a proxy via the Internet or by telephone whether or not you plan to attend the Coeur special meeting in person.

All shares represented by properly executed proxies received (including proxies received via the Internet or by telephone) in time for the Coeur special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the share issuance proposal or the Coeur adjournment proposal will be voted “FOR” that proposal.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), your broker, bank, trust company or other nominee cannot vote your shares on “non-routine” matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee. If you do not provide your broker, bank, trust company or other nominee with instructions, your shares of Coeur common stock will not be voted on any proposal at the Coeur special meeting on which your broker, bank, trust company or other nominee does not have discretionary authority. All of the proposals at the Coeur special meetings are “non-routine” matters and, therefore, your broker, bank, trust company or other nominee does not have discretionary voting power with respect to such proposals.

Please note that you may not vote shares held in street name by returning a proxy card directly to Coeur or by voting in person at the applicable special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Coeur special meeting. If you are a holder of record, you can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•

you can attend the Coeur special meeting and vote in person, which will cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Corporate Secretary of Coeur at 104 S. Michigan Ave., Suite 900, Chicago, Illinois 60603, no later than the beginning of the Coeur special meeting.

If your shares are held in “street name” by your broker, bank, trust company or other nominee, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

Coeur has appointed one or more representatives of [            ] to serve as the inspector of election for the Coeur special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Coeur special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the stockholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Coeur special meeting will be borne by Coeur. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Coeur, some of whom may be considered participants in the solicitation, without additional remuneration, by telephone, facsimile or otherwise. Coeur will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Coeur has retained MacKenzie to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services.

Adjournments

If a quorum is not present or represented, then the chairman of the meeting or stockholders entitled to vote at the Coeur special meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the share issuance proposal, then Coeur stockholders may be asked to vote on the Coeur adjournment proposal. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Coeur special meeting, please contact Coeur’s proxy solicitor, MacKenzie, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect (212) 929-5500

or

Toll-Free (800) 322-2885

THE PARAMOUNT SPECIAL MEETING

Date, Time and Place

The special meeting is scheduled to be held at The Westin Hotel at 321 North Fort Lauderdale Beach Boulevard, Ft. Lauderdale, FL 33304, on [                    ], 2015, at [        ] a.m., local time.

Purpose of the Paramount Special Meeting

At the Paramount special meeting, Paramount stockholders will be asked:

•	to consider and vote on the merger proposal;

•	to consider and vote on the Paramount adjournment proposal; and

•	to consider and vote on the compensation proposal.

Recommendation of the Board of Directors of Paramount

After careful consideration, the Paramount board, on December 15, 2014, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the spin-off, directed that the merger agreement be submitted to the stockholders of Paramount for adoption and determined that the terms of the merger agreement, the merger, the spin-off and the other transactions contemplated by the merger agreement are fair to and in the best interests of Paramount’s stockholders.

The Paramount board accordingly unanimously recommends that the Paramount stockholders vote “FOR” each of the merger proposal, the Paramount adjournment proposal and the compensation proposal.

Approval of the merger proposal is subject to a vote by Paramount’s stockholders separate from the vote on the approval of the compensation proposal. Approval of the compensation proposal is not a condition to completion of the merger.

Paramount Record Date; Stockholders Entitled to Vote

Only holders of record of shares of Paramount common stock at the close of business on [                    ], 2015, the record date for the Paramount special meeting, will be entitled to notice of, and to vote at, the Paramount special meeting and at any adjournment or postponements thereof. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for ten days before the special meeting at our executive offices and principal place of business at 665 Anderson Street, Winnemucca, Nevada 90445 during ordinary business hours for any purpose germane to the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

As of the close of business on the record date, there were outstanding a total of [            ] shares of Paramount common stock entitled to vote at the Paramount special meeting. As of the close of business on the record date, approximately [    ]% of the outstanding shares of Paramount common stock were held by Paramount directors and executive officers and their affiliates. We currently expect that Paramount’s directors and executive officers will vote their shares in favor of above listed proposals. Certain stockholders of Paramount, including Paramount’s directors and certain of its executive officers, have entered into a voting and support agreement, dated December 16, 2014, pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of Paramount, in favor of the approval of the merger agreement.

Each share of Paramount common stock owned on Paramount’s record date is entitled to one vote on each proposal at the Paramount special meeting.

If you own shares of Paramount common stock that are registered in the name of someone else, such as a broker, bank, trust company or other nominee, you are not a holder of record and instead hold your shares in “street name.” Holders in street name will need to direct that organization to vote those shares or obtain authorization from them and vote the shares yourself at the Paramount special meeting, as described below.

Quorum

A quorum is necessary to transact business at the Paramount special meeting. The presence, in person or by proxy, of the holders of one-third of the voting power of the Paramount common stock entitled to vote at the Paramount special meeting shall constitute a quorum for the transaction of business and abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Required Vote

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon. Approval of the Paramount adjournment proposal and the compensation proposal each requires the affirmative vote of holders of a majority of the shares of Paramount common stock present in person or represented by proxy at the Paramount special meeting and entitled to vote on the proposal.

Abstentions and Broker Non-Votes

If you are a Paramount stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal, but it will have no effect on the Paramount adjournment proposal or the compensation proposal, assuming a quorum is present. If you are a Paramount stockholder and you mark your proxy or provide voting instructions to abstain, it will have the effect of a vote against the merger proposal, the Paramount adjournment proposal and the compensation proposal.

Voting in Person

If you plan to attend the Paramount special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trust company or other nominee) authorizing you to vote at the special meeting.

In addition, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your broker, bank, trust company or other nominee proving ownership on the Paramount record date, along with proper identification. Stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the meeting.

Voting of Proxies

A proxy card is enclosed for your use. Paramount requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is properly executed and returned, the shares of Paramount common stock represented by it will be voted at the Paramount special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Paramount common stock represented are to be voted with regard to a particular proposal, the Paramount common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Paramount proxy card other than the matters set forth in Paramount’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Paramount special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card or submit a proxy via the Internet or by telephone whether or not you plan to attend the Paramount special meeting in person.

All shares represented by properly executed proxies received (including proxies received via the Internet or by telephone) in time for the Paramount special meeting will be voted at the meeting in the manner specified by the stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the merger proposal, the Paramount adjournment proposal or the compensation proposal will be voted “FOR” that proposal.

Shares Held in “Street Name”

If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank, trust company or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank, trust company or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Paramount or by voting in person at your special meeting unless you provide a legal proxy, which you must obtain from your broker, bank, trust company or other nominee. Further, brokers who hold shares of Paramount common stock on behalf of their customers may not give a proxy to Paramount to vote those shares without specific instructions from their customers.

If you are a Paramount stockholder holding your shares in “street name” and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the merger proposal. If you are a Paramount stockholder and do not instruct your broker on how to vote your shares, it will have no effect on the Paramount adjournment proposal and the compensation proposal, assuming a quorum is present.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Paramount special meeting. If you are a holder of record, you can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet); or

•

you can attend the Paramount special meeting and vote in person, which will cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you submit a signed notice of revocation or grant a new written proxy, your notice of revocation or your new proxy must be received by the Corporate Secretary of 665 Anderson Street, Winnemucca, Nevada 90445 Paramount no later than the beginning of the Paramount special meeting. If you do so by telephone or through the Internet, your revised instructions must be received by 11:59 p.m. Eastern Time on [                    ], 2015.

If your shares are held in “street name” by your broker, bank, trust company or other nominee, you should contact your broker to change your vote or revoke your proxy.

Tabulation of Votes

Paramount has appointed one or more representatives of [            ] to serve as the inspector of election for the Paramount special meeting. The inspector of election will, among other matters, determine the number of shares represented at the Paramount special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the stockholders.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Paramount special meeting will be borne by Paramount. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Paramount, some of whom may be considered participants in the solicitation, without additional remuneration, by telephone, facsimile or otherwise. Paramount will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Paramount has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $[            ], plus reasonable expenses, for these services.

Adjournments

If a quorum is not present or represented, the chairman of the meeting and the stockholders entitled to vote at the Paramount special meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then Paramount stockholders may be asked to vote on the Paramount adjournment proposal. The chairman of the meeting also has the power to adjourn the Paramount special meeting. No notices of an adjourned meeting need be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Coeur special meeting, please contact Paramount’s proxy solicitor, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Collect (212) 750-5833

or

Toll-free (888) 750-5834

COEUR PROPOSAL 1 AND PARAMOUNT PROPOSAL 1:

THE ISSUANCE OF COEUR SHARES AND THE ADOPTION OF THE MERGER AGREEMENT

Coeur Proposal 1: The Issuance of Coeur Shares

Coeur is asking its stockholders to authorize the holder of any proxy solicited by the Coeur board to approve the issuance of Coeur common stock, par value $0.01 per share, in connection with the merger contemplated by the merger agreement.

Approval of the share issuance proposal requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at the meeting.

If you are a Coeur stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the share issuance proposal, assuming a quorum is present. If you are a Coeur stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the share issuance proposal.

Paramount Proposal 1: The Adoption of the Merger Agreement

Paramount is asking its stockholders to authorize the holder of any proxy solicited by the Paramount board to adopt the merger agreement pursuant to which Merger Sub will be merged with and into Paramount (with Paramount surviving the merger as a wholly-owned subsidiary of Coeur) and each outstanding share of common stock of Paramount (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of common stock of Coeur, with cash paid in lieu of fractional shares.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Paramount common stock entitled to vote thereon.

If you are a Paramount stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal. If you are a Paramount stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the merger proposal.

Transaction Steps

Step 1. Equity Funding of SpinCo.

Prior to the spin-off, Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note, and Paramount will contribute all the proceeds of such loan to SpinCo as an equity contribution. SpinCo will not be responsible for repayment of this note, as it will remain a debt of Paramount.

Step 2. Coeur Investment in SpinCo.

Pursuant to the terms of the merger agreement, prior to the spin-off, SpinCo will issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

Step 3. Spin-Off.

Following the equity funding of SpinCo and Coeur investment in SpinCo described above, immediately prior to the consummation of the merger, Paramount and SpinCo will enter into a separation agreement, and Paramount will dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by

Paramount. After giving effect to the spin-off, Paramount stockholders will hold approximately 95.1% of SpinCo and Coeur will hold approximately 4.9% of SpinCo. Following the spin-off, SpinCo will be a stand-alone, publicly traded company owned by pre-merger Paramount stockholders and Coeur.

Step 4. Merger.

Immediately following completion of the spin-off, Merger Sub will merge with and into Paramount, with Paramount surviving the merger and becoming a wholly-owned subsidiary of Coeur. In the merger, each share of Paramount common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock. No fractional shares of Coeur’s common stock will be issued in the merger. Instead, Paramount’s stockholders will receive cash in lieu of any such fractional shares.

Immediately following the consummation of the spin-off and the merger, Coeur will own approximately 4.9% of SpinCo and Paramount stockholders will own approximately 95.1% of SpinCo. It is projected that holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%.

The following diagram illustrates the approximate estimated ownership of Coeur and SpinCo following the completion of all steps described above:

*	Projected percentages.

Effects of the Merger

At the effective time, Merger Sub, a wholly-owned subsidiary of Coeur formed to effect the merger, will merge with and into Paramount. Paramount will be the surviving corporation in the merger and will thereby become a wholly-owned subsidiary of Coeur.

In the merger, each outstanding share of Paramount common stock (other than shares owned by Paramount, Coeur or Merger Sub, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock for each share of Paramount common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing of the merger. Coeur stockholders will continue to hold their existing Coeur shares.

Background of the Merger

The Paramount board has periodically explored and discussed strategic options potentially available to Paramount, with the goal of enhancing stockholder value. These strategic discussions included the possibility of business combinations with exploration and mining companies. Numerous confidentiality agreements have been executed with mining companies enabling due diligence of either Paramount in its entirety or limited to the San Miguel project. From time to time over the past several years, representatives of Paramount have had preliminary discussions with representatives of other exploration and mining companies, including Coeur, concerning the possibility of such a business combination, but none of those preliminary discussions resulted in a proposal that the Paramount board could recommend to stockholders.

The first contact regarding a potential strategic transaction between Paramount and Coeur was in 2007 following the acquisition of Palmarejo Silver and Gold Corporation and Bolnisi Gold NL by Coeur and involved Charles “Bill” Reed, former Chief Geologist and Co-Founder of Paramount and a former employee of Coeur who engaged in a long and protracted dialogue with Mr. Reed and his team regarding the quality and quantity of the ore body at San Miguel.

Between 2007 and 2014, the parties entered into several confidentiality agreements and extensions or renewals thereto to enable the parties to share non-public information. This facilitated periodic meetings, due diligence and related phone conversations to discuss the status of due diligence between the parties. Meeting venues included San Francisco, California, Coeur d’Alene, Idaho, Washington, D.C., Toronto, Canada, Vancouver, Canada and later, Chicago, Illinois.

On March 23, 2012, Mitchell Krebs, President and Chief Executive Officer of Coeur, approached Christopher Crupi, Chief Executive Officer of Paramount, by way of personal introductory email.

On March 27, 2012, Mr. Krebs set up a dinner meeting in Mexico City with Mr. Crupi. On the same day Mr. Crupi offered Coeur participation in its ongoing equity financing at $2.05 per share. Mr. Krebs declined the financing offer. Due to scheduling problems, a follow-up meeting in Mexico City was cancelled on April 9, 2012 by Mr. Krebs.

On April 16, 2012, the former General Manager of Coeur’s Palmarejo mine conducted a site visit of the San Miguel project. Additionally, during the first half of 2012, the former Vice President of Mexico and South America Operations at Coeur conducted a site visit.

Between August 2012 and October 2012, Mr. Crupi and Mr. Krebs engaged in various email conversations regarding Paramount’s resource study and drill results, as well as various land packages.

On October 22, 2012 Mr. Krebs emailed Mr. Crupi asking if Paramount would sell a small portion of the San Miguel claims for cash and shares. After internal deliberation and discussion the Coeur offer was later rejected.

On January 22, 2013, the Coeur board discussed the potential cash acquisition of Paramount’s properties located directly east of the Palmarejo mine complex; however, no offer was made.

Following the announcement of Coeur’s proposed acquisition of Orko Silver Corp. (“Orko”) on February 13 2013, Michael Harrison, Vice President, Corporate Development of Coeur, advised Paramount that notwithstanding the proposed acquisition of Orko, Coeur remained interested in pursuing a transaction involving the San Miguel project.

On March 4, 2013, the Paramount board met to discuss strategic plans for 2013, including the possible sale of Paramount or a portion of its assets. In connection with that discussion, the Paramount board invited five investment banks to make proposals to serve as financial advisor to Paramount. On May 3, 2013 the Paramount board considered the engagement of investment banks, but chose to defer the selection of one. On May 17, 2013, the Paramount board received a presentation from Scotia Capital and another investment bank regarding a potential sale of the San Miguel project.

The Mexico City meeting between Coeur and Paramount was rescheduled and held on April 12, 2013 in Washington D.C. A possible transaction between Paramount and Coeur was discussed by Mr. Crupi, Mr. Krebs, Mr. Harrison and a representative of Paramount. The parties subsequently executed another confidentiality agreement in order to continue due diligence.

Technical, financial and legal due diligence materials were made available to Coeur and its representatives through a virtual data room created by Carlo Buffone, Chief Financial Officer of Paramount. Further discussions, meetings and site visits were held between the technical teams now led on the Paramount side by Glen van Treek, Vice President–Exploration.

On May 31, 2013, Paramount held internal discussions regarding the possible sale of 38 mining claims known as the “West Rochester Group” in the Spring Valley District of Nevada to Coeur. Preliminary discussions were held between Paramount and Coeur representatives regarding the possible sale. The parties did not agree to terms regarding a transaction.

On May 31, 2013, the Paramount board also resolved to defer the retention of a financial advisor due to the depressed price of gold.

On July 31, 2013, the potential acquisition of Paramount was presented to the Coeur board.

In September 2013, Mr. Krebs and Mr. Crupi met for dinner while at the Denver Gold Forum to discuss the proposed transaction. A meeting of both technical teams was also held to review the mine plan for the San Miguel project. Also during the Denver Gold Forum, Mr. Crupi had a meeting with a representative of Raymond James.

Effective as of January 1, 2014, Coeur retained Raymond James as financial advisor with respect to a potential transaction with Paramount. On March 27, 2014, senior management of Coeur met with representatives of Raymond James to discuss the potential Paramount acquisition.

On April 4, 2014, during a mining conference in Chihuahua, Mexico, Mr. Krebs and Mr. Crupi arranged for the companies’ respective technical teams to meet at Coeur’s Chihuahua offices.

On August 1, 2014, Mr. Harrison travelled to Ottawa, Canada to meet with Mr. Crupi, Mr. Buffone and Christos Theodossiou, investor relations consultant to Paramount, to execute a new confidentiality agreement. The group also discussed next steps in the due diligence process. A site visit to San Miguel along with a visit to Mine Development Associates, a geologic and engineering consultancy, located in Reno, Nevada was scheduled in order to review Paramount’s detailed resource models.

On September 2, 2014, a meeting was held in the Chicago office of Coeur. In attendance on behalf of Paramount were Mr. Crupi, Mr. Buffone and Mr. Van Treek. Mr. Krebs and Mr. Harrison attended on behalf of Coeur. At this meeting, Coeur presented a proposed letter of intent describing a transaction that would result in Coeur acquiring Paramount, with Paramount spinning off its Nevada business into a stand-alone public company. The letter of intent contemplated a purchase price comprised of 20.6 million shares of Coeur and $19.7 million in cash. Coeur would also receive 9.9% of the fully diluted equity of SpinCo.

On September 2, 2014, Mr. Krebs and Mr. Crupi met for dinner in Chicago to discuss the proposed transaction.

On September 3, 2014, the Paramount board met to consider the letter of intent, and resolved to send a counter-proposal to Coeur.

On September 5, 2014, the Paramount board reconvened to further consider the letter of intent. Mr. Crupi advised the Paramount board that Paramount had retained Metals Mining Consultants, led by Scott Wilson, to assist in reviewing the potential transaction with Coeur, including Coeur’s technical models. A representative of an investment bank was in attendance to offer advice on the potential transaction.

On September 10, 2014, Mr. Krebs and Mr. Crupi met for dinner in Denver. On September 14, 2014, additional meetings were held in Denver between Mr. Crupi, Mr. Krebs, Mr. Harrison, a representative from Raymond James, and representatives of FCMI Financial Corp. (“FCMI”), the largest stockholder of Paramount.

On September 15, 2014, the Paramount board met to further consider the letter of intent. Mr. Crupi and Mr. Buffone summarized an internal report with respect to the offer contained in the letter of intent. Further discussions were held regarding SpinCo.

On September 16, 2014, a draft counterproposal was presented by Paramount management to the Paramount board. The draft contemplated a purchase price comprised of 20.7 million shares of Coeur common stock and $85.2 million in cash. In addition, Coeur would purchase a 9.9% equity interest in SpinCo for an additional $6.2 million in cash. The counter proposal also included the sale of a 0.5% royalty interest in the Sleeper Gold project to Coeur for $12 million in cash and the sale of Paramount’s West Rochester Spring Valley claims for $6 million in cash.

Paramount communicated the counter-offer to Coeur on September 17, 2014. Coeur’s board met on September 18, 2014 to discuss the potential transaction, the terms of the letter of intent and Coeur’s strategy for completing the transaction. After careful deliberation, the Coeur board rejected Paramount’s counteroffer.

On October 6, 2014, the Paramount board met to consider proposals from four investment banks to act as financial advisor to the Company in its process to seek to maximize shareholder value through various strategic alternatives.

On October 7, 2014, Mr. Crupi, Mr. Harrison, Peter Mitchell, Chief Financial Officer of Coeur, a representative from Raymond James and representatives from FCMI met in Toronto.

On October 14, 2014, Paramount engaged Scotia Capital as its financial advisor.

On October 17, 2014, the Paramount board was briefed by Mr. Crupi and Mr. Buffone regarding the status of the proposed transaction with Coeur.

During October 2014, with the assistance of Scotia Capital, Paramount explored non-dilutive financing opportunities to support its continuing operations, including seeking providers of royalty financing. During this period, Coeur became aware of Paramount’s interest in royalty financing. Coeur, through its royalty subsidiary Coeur Capital, Inc., was asked to submit a proposal to Paramount for a royalty with respect to the San Miguel project.

On October 31, 2014, Mr. Crupi and Mr. Buffone met with representatives of Scotia Capital. Subsequently, Mr. Crupi and Mr. Buffone met with a potential provider of royalty funding on the San Miguel Project. Scotia Capital had also initiated discussions with two other royalty funding sources in this regard.

On November 6, 2014, a representative of Raymond James called a representative of Scotia Capital to discuss the terms and structure of a business combination that would be acceptable to Paramount.

On November 7, 2014, Coeur sent to Paramount a draft letter of intent setting forth the general terms of a transaction whereby Coeur would acquire Paramount in a stock-for-stock transaction. The letter of intent provided for the issuance of approximately 32.7 million shares of Coeur common stock in the merger, equating to approximately 0.20 shares of Coeur common stock for each outstanding share of Paramount common stock. The letter of intent also contemplated that Paramount would spin-off its Nevada operations, that Coeur would invest $10 million in cash, directly or indirectly, into SpinCo, that SpinCo would combine with another public company, with Coeur receiving a 4.9% interest in the combined company, and that Paramount and Coeur would enter into a royalty agreement with respect to the San Miguel Project for proceeds of $5.25 million. The letter of intent was subject to due diligence and other customary conditions.

On November 7, 2014, Mr. Crupi, Mr. Buffone, Mr. Clancy, Secretary of Paramount, representatives of Scotia Capital, a representative from LeClairRyan, A Professional Corporation (“LeClairRyan”), U.S. counsel to Paramount, and representatives of Gowling Lafleur Henderson LLP (“Gowlings”), Canadian counsel to Paramount, held a telephone conference to discuss the draft letter of intent and the terms of a counter-proposal.

On November 10, 2014, the Paramount board met to consider the draft letter of intent, as well as the contemplated spin-off of SpinCo and the proposed business combination between SpinCo and a third party. Representatives of Paramount management, Scotia Capital, LeClairRyan and Gowlings were also in attendance. Mr. Crupi updated the Paramount board on the status of the negotiations regarding the proposed transaction with Coeur, as well as the proposed transaction between SpinCo and the third party. LeClairRyan provided advice regarding the fiduciary obligations of the board in both the context of the proposed transaction with Coeur and specifically with respect to the proposed transaction between SpinCo and the third party. The Paramount board resolved to create a special committee (the “Special Committee”) solely to consider the proposed transaction between SpinCo and the third party.

On November 11, 2014, a representative of one of the potential sources of royalty funding spoke to Mr. Buffone and provided an offer to purchase a royalty on the San Miguel project. The offer was unacceptable to Paramount and subsequently rejected.

On November 11, 2014, the Paramount board met to further consider the proposed transactions with Coeur. Representatives of Scotia Capital, LeClairRyan and Gowlings were also in attendance. The Paramount board meeting was preceded by a meeting of the Special Committee considering the proposed SpinCo transaction with a third party.

On November 12, 2014, Coeur and Paramount executed the letter of intent.

On November 12, 2014, Paramount and Scotia Capital executed a new engagement letter.

On November 14, 2014, an organizational call was conducted with representatives of Paramount, Coeur, Gibson Dunn & Crutcher LLP (“Gibson Dunn”), legal counsel to Coeur, LeClairRyan, Raymond James, Scotia Capital, Gowlings and Goodmans LLP, Canadian counsel to Coeur. Paramount authorized its advisors to conduct due diligence on Coeur, including reviewing public and nonpublic documents.

Paramount engaged SRK Consulting (“SRK”), a mining consulting firm, to conduct technical due diligence and site visits on Coeur’s operating mines. The SRK review was supervised internally by Mr. van Treek of Paramount with the assistance of representatives from Scotia Capital.

On November 14, 2014, the Special Committee met to discuss the proposed business combination between SpinCo and the third party. Representatives of LeClairRyan and Gowlings were also in attendance. The Special Committee resolved to abandon the proposed business combination between SpinCo and the third party and instructed management to seek an alternative structure for the spin-off.

On November 17, 2014, the Paramount board met to consider a new SpinCo structure in light of the findings of the Special Committee. LeClairRyan gave a detailed report on the legal aspects of the proposed spin-off. Thereafter, Mr. Crupi updated the Paramount board on the progress of the proposed transaction with Coeur.

On November 17, 2014, Mr. Krebs and Robert E. Mellor, Chairman of the Coeur board, participated in update calls with the following members of the Coeur board regarding the proposed transaction with Paramount: J. Kenneth Thompson, Kevin Crutchfield and John Robinson.

On November 20, 2014, Mr. Krebs called Linda Adamany, member of the Coeur board, to discuss the proposed transaction.

On November 20, 2014, Mr. Krebs met with Mr. Robinson to discuss the proposed transaction.

On November 21, 2014, Gibson, Dunn delivered a draft of the proposed merger agreement to LeClairRyan, which was distributed to the Paramount board, management, Gowlings and Scotia Capital.

On November 21, 2014, Mr. Krebs called Sebastian Edwards, member of the Coeur board, to discuss the proposed transaction.

On November 24, 2014, Mr. Buffone visited Coeur’s offices in Chicago and met with Mr. Mitchell and other members of Coeur management to conduct financial due diligence, including a review of the business plans of Coeur.

On November 26, 2014, LeClairRyan returned a draft of the merger agreement to Gibson Dunn, reflecting the comments of Paramount and its advisors.

On November 28, 2014, Gibson Dunn delivered a draft of the proposed voting and support agreement to LeClairRyan.

On December 2, 2014, Gibson Dunn returned a revised draft of the merger agreement to LeClairRyan.

On December 2, 2014, the Paramount board met to be briefed by Mr. Crupi and Mr. Buffone on the status of the Coeur transactions, including the royalty transaction. The voting and support agreement requested by Coeur was also presented to the Paramount board and discussed.

On December 4, 2014, LeClairRyan provided a draft of the proposed form of separation agreement to Gibson Dunn.

On December 7, 2014, Gibson Dunn returned a revised draft of the separation agreement to LeClairRyan reflecting comments of Coeur and its advisors.

On December 8, 2014, LeClairRyan returned a revised draft of the merger agreement to Gibson Dunn.

On December 9, 2014, the Paramount board met to be briefed by Mr. Crupi on the status of the Coeur transactions. LeClairRyan provided a detailed analysis of the principal documents, including the merger agreement, the separation agreement and the voting and support agreement.

On December 10, 2014, Gibson Dunn sent a revised draft of the merger agreement to LeClairRyan.

On December 11, 2014, Mr. Crupi met with Mr. Krebs, Mr. Harrison and Mr. Mitchell in Chicago. Also, in attendance on behalf of Coeur were Keagan Kerr, Vice President, Human Resources and Communication, and Casey M. Nault, Vice President, General Counsel and Secretary, as well as members of Coeur’s investor relations, communications and technical services teams.

On December 14, 2014, LeClairRyan provided to Gibson Dunn a revised draft of the separation agreement.

On December 15, 2014, the Paramount board met in person in Miami, Florida. Mr. Crupi updated the Paramount board on the status of the transaction. LeClairRyan presented to the Paramount board the terms of the merger agreement, the voting and support agreement, the promissory note, the royalty agreement and the separation agreement. Scotia Capital made a presentation to the Paramount board regarding its opinion as to the fairness to the stockholders of Paramount, from a financial point of view, of the proposed merger consideration and the SpinCo shares. Also in attendance were Mr. Buffone and Mr. Clancy along with representatives of Gowlings. The Paramount board unanimously approved the execution of the merger agreement and recommended that the Paramount stockholders vote in favor of the merger.

From December 15, 2014 to December 16, 2014, the Coeur board met in person in San Francisco, California. Mr. Krebs updated the Coeur board on the status of the transaction. Gibson Dunn presented to the Coeur board the terms of the merger agreement, the voting and support agreement, the promissory note, the royalty agreement and the separation agreement. Additionally, Gibson Dunn briefed the Coeur board on the board’s fiduciary duties in relation to the proposed transaction. Representatives of Raymond James made a presentation to the Coeur board regarding its opinion as to the fairness to Coeur, from a financial point of view, of the proposed merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount. The Coeur board unanimously approved the execution of the merger agreement and recommended that the Coeur stockholders vote in favor of the merger. The Paramount board also unanimously approved the execution of the royalty agreement.

During the evening of December 16, 2014, representatives of Coeur and Paramount finalized the merger agreement and the form of separation agreement, and the parties entered into the merger agreement.

On December 17, 2014, each of Paramount and Coeur issued a press release announcing that the parties had entered into the merger agreement and the royalty agreement.

Coeur’s Reasons for the Merger; Recommendation of the Coeur Board of Directors

At its meeting on December 15, 2014, the Coeur board unanimously authorized and approved the merger agreement and the merger, directed that the issuance of shares of Coeur common stock pursuant to the merger agreement be submitted to the stockholders of Coeur for approval and determined that the merger is advisable and in the best interests of Coeur and its stockholders. Accordingly, the Coeur board unanimously recommends that the Coeur stockholders vote “FOR” each of the share issuance proposal and the Coeur adjournment proposal.

In evaluating the merger agreement and the issuance of shares of Coeur common stock to Paramount stockholders, the Coeur board consulted with and received the advice of Coeur’s management and legal and financial advisors. In reaching its decision, the Coeur board evaluated, among other things, the financial effects of the transactions to Coeur and its stockholders and the impact of the transactions on Coeur from a strategic and operational perspective. In doing so, the Coeur board considered a number of factors, including, but not limited to, the following factors, which the Coeur board viewed as supporting its decision to approve and enter into the merger agreement and recommend that Coeur stockholders vote “FOR” the share issuance proposal and the Coeur adjournment proposal.

Strategic Considerations

The Coeur board believes the merger and related transactions will provide a number of significant strategic opportunities, including the following:

•	the merger is expected to be accretive for Coeur’s stockholders on several key metrics;

•	the merger is expected to lower overall unit costs, improve free cash flow beginning in 2016 and provide near-term growth while preserving liquidity;

•	the merger will increase Coeur’s mining assets in Mexico and will increase growth opportunities;

•

Paramount’s Don Ese deposit, which extends across a shared property boundary onto Coeur’s land holdings at Palmarejo, represents a unique opportunity to leverage Coeur’s existing mining, processing and administrative infrastructure to significantly increase Palmarejo’s production and cash flow;

•

material processed from Don Ese and other San Miguel deposits would make use of excess processing capacity at Coeur’s Palmarejo mine, which will become available when open pit mining at Palmarejo ends expected in mid-2015;

•

the Don Ese deposit contains significantly higher grade silver and gold mineralization than Palmarejo’s Guadalupe deposit, and is not subject to any non-government third-party royalty or stream obligations;

•	Paramount’s extensive San Miguel land package offers considerable upside potential through exploration, including continuation of known mineral structures;

•	the merger is expected to extend the life of the Palmarejo mine;

•	the expected capital required to reach initial mining production goals is relatively low;

•	Mexico is a favored mining country and Coeur has successfully operated in the region for more than five years;

•

the merger is expected to produce synergies to unlock and accelerate value at Coeur’s Independencia deposit, which is an extension of Don Ese on Coeur’s side of the shared property boundary, and other exploration targets located between Coeur’s Guadalupe deposit and Don Ese; and

•	the merger is expected to benefit Coeur stockholders in both the short term and long term by allowing them to participate in a stronger company with greater prospects for growth.

Other Factors Considered by the Coeur Board

In addition to considering the strategic factors described above, the Coeur board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement and related transactions:

•

its knowledge of Coeur’s current business, operations, financial condition, earnings and prospects and of Paramount’s San Miguel assets, taking into account the results of Coeur’s due diligence review of Paramount;

•

the current and prospective business climate in the precious metals mining industry, including the potential for further consolidation or acquisitions, and the alternatives reasonably available to Coeur if it did not pursue the transactions;

•	the assessment by the Coeur board of the range of possible benefits and risks to Coeur’s stockholders of not doing the transaction with Paramount or pursuing any alternative transactions;

•

the assessment by the Coeur board, taking into account, among other things, its review of potential alternatives with the assistance of Coeur management and Coeur advisors, that no alternative was reasonably likely to present superior opportunities for Coeur, or reasonably likely to create greater value for Coeur stockholders, than the merger and the related transactions;

•

the opinion, dated December 15, 2014, of Raymond James to the Coeur board as to the fairness, from a financial point of view and as of such date, of the consideration to be paid by Coeur for all the outstanding shares of Paramount, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled “Opinion of Coeur’s Financial Advisor”;

•	the terms and conditions of the merger agreement and the strong commitments by both Coeur and Paramount to complete the merger, the spin-off and the related transactions;

•	the fact that the merger agreement provides for a fixed exchange ratio, which will not fluctuate as a result of possible changes in the market prices of shares of Coeur or Paramount common stock following the announcement of the merger, providing reasonable certainty as to the respective pro forma percentage ownership of Coeur by Coeur’s current stockholders and Paramount stockholders;

•	the all-stock transaction preserves Coeur’s liquidity in a low price environment;

•	the anticipated stakeholder and market reaction to the merger; and

•	the anticipated market capitalization, cost profile, production profile, revenues, operating cash flow, free cash flow, net asset value and capital structure of Coeur following the merger.

The Coeur board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger and the related transactions, including:

•	the challenges inherent in the acquisition of another public company;

•

the potential that the fixed exchange ratio under the merger agreement could result in Coeur delivering greater value to the Paramount stockholders than had been anticipated by Coeur should the value of the shares of Coeur common stock increase relative to the value of Paramount shares after the date of the execution of the transaction agreement;

•

Paramount’s right, subject to certain conditions, to respond to and negotiate certain alternative acquisition proposals made prior to the time Paramount stockholders adopt the merger agreement, as well as Paramount’s right, subject to Paramount paying Coeur a breakup fee of $5 million and/or reimbursing Coeur for certain expenses up to $1.5 million, to withhold or withdraw (or modify in a manner adverse to) or propose publicly to withhold or withdraw (or modify in a manner adverse to) its recommendation to its stockholders to vote “For” the merger proposal;

•	Paramount’s right to receive $5 million in liquidated damages for certain breaches of the merger agreement by Coeur;

•	the risk that Coeur does not achieve the expected recoveries for the costs that are projected;

•

the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of Coeur; see the section entitled “—Regulatory Clearances Required for the Merger” beginning on page [    ];

•	the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Coeur;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on Coeur’s business;

•

the risk of not capturing all the anticipated operational synergies from the merger and the risk that other anticipated benefits, such as higher grade, higher recovery rates and lower unit costs, might not be realized;

•	the possibility that Coeur might not achieve its projected financial results;

•	the possibility that the market price of the common stock of Coeur may decline in the future as a result of the merger;

•	the risk of any potential action or inaction by Coeur causing the merger to lose its tax-free qualification for U.S. federal income tax purposes;

•

the risk that changes in the regulatory landscape or other conditions beyond Coeur’s control may adversely affect the business benefits anticipated to result from the merger and the related transactions; and

•	the risks of the type and nature described under “Risk Factors” beginning on page [ ] and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [ ].

The foregoing discussion of the factors considered by the Coeur board is not intended to be exhaustive, but rather includes the principal factors considered by the Coeur board. In view of the wide variety of factors considered in connection with its evaluation of the merger and related transactions and the complexity of these matters, the Coeur board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and the related transactions and to make its recommendations to Coeur stockholders. In addition, individual members of the Coeur board may have given differing weights to different factors.

In considering the recommendation of the Coeur board to approve the share issuance proposal, Coeur stockholders should be aware that none of Coeur’s directors or executive officers is party to an agreement with Coeur or participates in any plan, program or arrangement that provides such director or executive officer with financial incentives that are directly contingent upon the consummation of the merger.

The explanation of the reasoning of the Coeur board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] of this joint proxy statement/prospectus.

Paramount’s Reasons for the Merger; Recommendation of the Paramount Board of Directors

At a special meeting held on December 15, 2014, the Paramount board unanimously (i) determined that the merger agreement and the merger transactions, including the merger and dividend of shares of SpinCo through the spin-off, are advisable, fair to and in the best interests of Paramount and its stockholders, (ii) approved and adopted the merger agreement, and (iii) recommended the adoption of the merger agreement by Paramount’s stockholders. The Paramount board unanimously recommends that Paramount stockholders vote “FOR” the merger proposal.

In evaluating the merger agreement and the merger, the Paramount board consulted with Paramount’s management and legal and financial advisors. In deciding to approve and adopt the merger agreement and the merger transactions, including the merger, and to recommend that Paramount’s stockholders vote to adopt the merger agreement, the Paramount board considered various factors that it viewed as supporting its decision, including the material factors described below.

•	Strategic Benefits. The Paramount board believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

¡

the combination of Paramount’s Mexican business with Coeur’s business will increase the scale, scope and depth of human, physical and financial resources to enable Paramount stockholders to benefit from any future growth of the San Miguel Project that Paramount otherwise may not be able to achieve as a stand-alone company;

¡	the transaction is also expected to create cost synergies primarily from reductions in general and administrative expenses due to the combined company’s large-scale facilities efficiencies;

¡	the royalty agreement addresses Paramount’s near-term liquidity needs;

¡	the spin-off of Paramount’s Nevada business will enable Paramount’s stockholders to continue to share in the potential of the Sleeper Gold Project.

•

Fixed Exchange Ratio. The Paramount board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of Paramount or Coeur common stock, provides reasonable certainty as to the respective pro forma percentage ownership of the combined company by Paramount and Coeur stockholders.

•	Ownership in the Combined Company. The Paramount board considered that, as of the closing, it is projected that Paramount stockholders would own approximately 24% of the combined company on a fully diluted basis and, as a result, the combination will allow Paramount stockholders to participate in the future growth and value creation of the combined company and to share pro rata in the benefits of the expected synergies.

•

Opinion of Financial Advisor. The Paramount board considered the financial analyses presented to it by Scotia Capital and Scotia Capital’s oral opinion to the Paramount board, subsequently confirmed in writing, as to the fairness, from a financial point of view and as of the date of the opinion, to Paramount stockholders of the merger consideration and the spin-off, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as set forth in Scotia Capital’s written opinion and more fully described below in the section “—Opinion of Paramount’s Financial Advisor” beginning on page [    ].

•

Familiarity with Businesses. The Paramount board considered its knowledge of the business, operations, financial condition, earnings and prospects of Coeur’s Mexican mining operations, taking into account the results of Paramount’s due diligence review of Coeur’s business, as well as its knowledge of the current and prospective environment in which Paramount and Coeur operate, including economic and market conditions.

•

SpinCo Funding. The Paramount board considered that, after giving effect to the merger transaction, SpinCo would have approximately $10,000,000 of net cash to fund its initial operations as a stand-alone public company.

•

Tax-Free Transaction. The Paramount board considered the expectation that the merger will generally qualify as a tax-free transaction for U.S. federal income tax purposes to Paramount stockholders that are U.S. holders.

•

Parties’ Commitment to Complete the Merger. The Paramount board considered the commitment on the part of both parties to complete the merger as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the governmental and other approvals needed to complete the merger would be obtained in a timely manner.

•	Terms and Conditions of the Merger Agreement. The Paramount board considered the terms and conditions of the merger agreement, including:

¡

Paramount’s ability, under certain circumstances, prior to the time Paramount stockholders approve the merger, to consider and respond to an unsolicited proposal for the acquisition of the stock or assets of Paramount or engage in discussions or negotiations with the third party making such a proposal, in each case if the Paramount board determines in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal (as defined on page [    ]) either constitutes or is reasonably likely to lead to a superior proposal (as defined on page [    ]) (see the section entitled “The Merger Agreement—No Solicitation of Alternative Proposals”);

¡

the ability of the Paramount board to withhold, withdraw or modify its recommendation that Paramount stockholders vote in favor of adoption of the merger agreement if the Paramount board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and, in the case of a change in recommendation made in response to an acquisition proposal, the Paramount board has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such proposal constitutes a superior proposal (see the section entitled “The Merger Agreement—Changes in Board Recommendations” beginning on page [    ]); and

¡

the fact that the merger agreement would provide Paramount with sufficient operating flexibility for it to conduct its business in the ordinary course of business consistent with past practice between the signing of the merger agreement and the completion of the merger.

The Paramount board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger transactions and the merger, including the following material factors:

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•

that, under the terms of the merger agreement, Paramount must pay Coeur a termination fee of $5.0 million and/or reimburse certain expenses incurred by Coeur in connection with the merger (up to $1.5 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Paramount stockholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction or superior proposal is available to Paramount;

•

the terms of the merger agreement placing limitations on the ability of Paramount to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

•	the risk that the merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on:

¡	the market price of Paramount common stock;

¡	Paramount’s operating results, particularly in light of the costs incurred in connection with the transaction; and

¡	Paramount’s ability to attract and retain key personnel and suppliers.

•

the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company;

•

that Paramount is not permitted to terminate the merger agreement solely because of changes in the market price of Coeur common stock and the risk that Paramount stockholders may be adversely affected by any decrease in the market price of Coeur common stock between the announcement of the transaction and the completion of the merger, including the decline expected as a result of the spin-off, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases);

•	the fact that it may not be possible to accurately estimate the value of SpinCo’s common stock in advance of an active trading market for it;

•	the risk that the anticipated strategic and financial benefits of the merger may not be realized or that the combined company may not achieve the forecasted financial performance;

•	the risk that the cost savings, operational synergies and other benefits to the holders of Paramount common stock expected to result from the merger might not be fully realized or not realized at all;

•	the risk of other potential difficulties in integrating Paramount’s Mexican business and Coeur’s business and their respective operations;

•

the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the merger and the costs of integrating Paramount’s Mexican business and Coeur’s business;

•

the restrictions on the conduct of Paramount’s business prior to the completion of the merger, which could delay or prevent Paramount from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Paramount absent the pending completion of the merger;

•

that, following completion of the merger, Paramount would no longer exist as an independent public company and Paramount’s stockholders would be able to participate in any future earnings growth of Paramount solely through their ownership of common stock of the combined company; and

•

that certain of Paramount’s directors and executive officers have certain interests in the merger that might be different from the interests of Paramount’s stockholders generally as described under the section entitled “Interests of Paramount Directors and Officers in the Merger” beginning on page [    ].

This discussion of the information and factors considered by the Paramount board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Paramount board in evaluating the merger agreement and the merger transactions, including the merger, and the complexity of these matters, the Paramount board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Paramount board may have given different weight to different factors.

The Paramount board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

The Paramount board unanimously recommends that Paramount stockholders vote for the merger proposal.

The explanation of the reasoning of the Paramount board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Opinion of Coeur’s Financial Advisor

Coeur retained Raymond James as financial advisor as of January 1, 2014. Pursuant to that engagement, the Coeur board requested that Raymond James evaluate the fairness, from a financial point of view, to Coeur of the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the transaction pursuant to the merger agreement.

At the December 15, 2014 meeting of the Coeur board, representatives of Raymond James rendered the oral opinion of Raymond James, which was subsequently confirmed by delivery of a written opinion to the Coeur board dated December 15, 2014, to the effect that, as of such date, and based upon and subject to the qualifications, assumptions, limitations and other matters considered in connection with the preparation of its opinion, the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the transaction pursuant to the merger agreement was fair, from a financial point of view, to Coeur.

The full text of the written opinion of Raymond James is included as Annex B in this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Holders of Coeur common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Coeur board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transaction and its opinion only addresses whether the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the transaction pursuant to the merger agreement was fair, from a financial point of view, to Coeur. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the transaction. The Raymond James opinion does not constitute a recommendation to the Coeur board or to any holder of Coeur common stock as to how the Coeur board, such stockholder or any other person should vote or otherwise act with respect to the transaction or any other matter. For purposes of its opinion, Raymond James calculated the implied value of the stock consideration at approximately $143.9 million, in the aggregate, based on approximately 32.7 million shares of Coeur common stock and the 20-day volume weighted average price of $4.4059 per share for the period then-ended December 12, 2014, and Raymond James ascribed no value to Coeur’s 4.9% ownership of the equity of SpinCo.

In connection with its review of the proposed transaction and the preparation of its opinion, Raymond James, among other things:

•	reviewed a draft of the merger agreement dated December 10, 2014, which we refer to in this section as the “Draft Agreement”;

•

reviewed certain information related to the historical, current and future operations, financial condition and prospects of Paramount made available to Raymond James by Coeur, including, but not limited to, (i) financial projections provided by the management of Paramount relating to Paramount (the “Paramount Projections”) and (ii) financial projections prepared by management of Coeur relating to Paramount which include certain estimated potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the merger prepared by management of Coeur (the “Synergies”, and such projections, the “Coeur-Paramount Projections”, and such projections together with the Paramount Projections, the “Projections”), in each case, as approved for Raymond James’ use by Coeur which we refer to in this section as the “Projections”;

•	reviewed the recent public filings of each of Coeur and Paramount and certain other publicly available information regarding each of Coeur and Paramount;

•	reviewed financial, operating and other information regarding Paramount and Coeur and the industry in which they operate;

•	reviewed the financial and operating performance of each of Coeur and Paramount and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•

reviewed the current and historical market prices for each of Paramount common stock and the Coeur common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other factors, as Raymond James deemed appropriate;

•

reviewed a certificate addressed to Raymond James from a member of senior management of Coeur regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Coeur; and

•	discussed with members of the senior management of Coeur certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Coeur’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Coeur, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Paramount, Coeur, SpinCo or any other party. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Coeur’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Coeur and Raymond James relied upon Coeur to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Furthermore, upon the advice of management of Coeur, Raymond James assumed that the Synergies imbedded in the Coeur-Paramount Projections would be realized in the amounts and at the times indicated therein. Raymond James expressed no opinion with respect to the Projections, the Synergies or the assumptions on which either of them were based. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the Draft Agreement reviewed by Raymond James in all respects material to its analysis, and that the transaction would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transaction, Paramount or Coeur that would be material to its analysis or opinion. Raymond James also relied upon and assumed, without independent verification, with Coeur’s consent, that the merger would qualify as a tax-free transaction.

Raymond James expressed no opinion as to the underlying business decision to effect the transaction, the structure or tax consequences of the transaction, or the availability or advisability of any alternatives to the transaction. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock. Raymond James provided advice to the Coeur board with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the transaction or the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Coeur nor did Raymond James advise Coeur with respect to its strategic alternatives. Raymond James did not express any opinion as to the likely price or range of prices at which the Paramount common stock or the Coeur common stock would trade following the announcement of the transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of each of Paramount and Coeur at that time. The opinion of Raymond James is limited to the fairness, from a financial point of view, of the merger consideration to be paid by Coeur, in the aggregate, for all outstanding shares of Paramount common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Coeur board to approve or consummate the transaction. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Coeur, on the fact that Coeur was assisted by legal, accounting and tax advisors, and, with the consent of Coeur relied upon and assumed the accuracy and completeness of the assessments by Coeur and its advisors, as to all legal, accounting and tax matters with respect to Paramount, Coeur and the transaction.

In formulating its opinion, Raymond James considered only the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Coeur, or such class of persons, in connection with the transaction whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Coeur, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the transaction to any one class or group of Coeur’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Coeur’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transaction amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the transaction on the solvency or viability of Paramount, SpinCo or Coeur or the ability of Coeur, SpinCo or Paramount to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Coeur board at its meeting on December 15, 2014, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Paramount, Coeur, or the contemplated transaction.

For purposes of its analysis, Raymond James reviewed a number of financial metrics, including the following (which were prepared by Coeur management and which we deemed to be relevant):

Adjusted Equity Value–The equity market value (based on the 20-day VWAP share price) less cash and cash equivalents plus total debt (cash and debt balance as of last available quarterly statement balance).

After-Tax Net Present Value, referred to as After-Tax NPV—The publicly disclosed net present value as reported in the National Instrument 43-101 Technical Report most recently filed with SEDAR for each company. The After-Tax NPV was selected based on gold and silver prices which were comparable to then-current consensus analyst pricing.

Capital Savings–With respect to these estimated capital savings, Raymond James, with Coeur’s consent, assumed that the capital cost estimates prepared in the Paramount Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Coeur. In discussions with Coeur, certain costs associated with the construction of a mill would not be required and such savings were incorporated therein. Raymond James assumed the Capital Savings were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Coeur, and Raymond James relied upon Coeur to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to these estimated capital savings or the assumptions on which they were based.

Total MI&I–Total resources in all categories (measured, indicated and inferred) as publicly disclosed.

Selected Companies Analysis

Raymond James analyzed the relative valuation multiples of nine selected publicly-traded development-stage companies in the gold and silver mining industry with Adjusted Equity Values under $500 million that it deemed relevant and for which future financial estimates were publicly available, including:

•	Almaden Minerals Ltd.

•	Kaminak Gold Corp.

•	Newstrike Capital Inc.

•	Roxgold Inc.

•	Continental Gold Ltd.

•	Romarco Minerals Inc.

•	Rubicon Minerals Corp.

•	Guyana Goldfields Inc.

•	MAG Silver Corp.

Raymond James calculated various financial multiples for each company, including Adjusted Equity Value compared to both After-Tax NPV and Total MI&I. The results of the selected public companies analysis are summarized below:

	Adjusted Equity Value / After-Tax NPV	Adjusted Equity Value / Total MI&I
Mean	0.50x	$59.95
Median	0.50x	$52.55
Minimum	0.13x	$16.98
Maximum	1.09x	$126.23

Furthermore, Raymond James compared those implied multiples and values to Paramount and the merger consideration of $153.9 million, in the aggregate, both with and without the Capital Savings. The results of this are summarized below ($ per ounce):

	Adjusted Equity Value / After-Tax NPV	Adjusted Equity Value / Total MI&I
Paramount (20-day VWAP Price without Capital Savings)	0.54x	$31.47
Paramount (Merger Consideration Value) without Capital Savings	0.70x	$41.15
Paramount (20-day VWAP Price with Capital Savings)	0.37x	$31.47
Paramount (Merger Consideration Value) with Capital Savings	0.49x	$41.15

Furthermore, Raymond James applied multiple ranges based on the 20th to 80th percentiles for each of the metrics to the Paramount Projections and determined the implied equity price per share of Paramount common stock and then compared those implied equity values per share to the merger consideration of $0.95 per share. The results of this analysis implied a range of adjusted equity prices per share of $0.27 to $0.83 based on the After-Tax NPV without the Capital Savings, $0.38 to $1.18 based on the After-Tax NPV with the Capital Savings, and $0.42 to $1.93 based on the Total MI&I.

Selected Transaction Analysis

Raymond James analyzed publicly available information relating to selected acquisitions of development-stage gold and silver mining companies with Adjusted Equity Values under $500 million announced since December 1, 2012 and prepared a summary of the relative valuation multiples paid in these transactions. The announcement dates and target companies—acquirors in the selected transactions used in the analysis included:

13-December-2012 Cerro Resources NL–Primero Mining Corp.

13-February-2013 Orko Silver Corp.–Coeur d’Alene Mines Corp.

31-May-2013 Rainy River Resources Ltd.–New Gold Inc.

03-June-2013 Oromin Explorations Ltd.–Teranga Gold Corp.

12-July-2013 Esperanza Resources Corp.–Alamos Gold Inc.

30-October-2013 Glory Resources Ltd.–Eldorado Gold Corp.

08-Sep-2014 Cayden Resources Inc.–Agnico-Eagle Mines Ltd.

21-May-2014 Sulliden Gold Corp.–Rio Alto Mining Ltd.

13-October-2014 Orbis Gold Ltd.–SEMAFO Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ (i) Equity Value compared to net asset value, referred to as NAV, and (ii) Adjusted Equity Value compared to Total MI&I, in each case, where such information was publicly available. The results of the selected transactions analysis are summarized below ($ per ounce):

	Equity Value/NAV	Adjusted Equity Value/Total MI&I
Mean	0.66x	$49.25
Median	0.69x	$50.86
Minimum	0.21x	$21.36
Maximum	1.05x	$79.54

Furthermore, Raymond James compared those multiples to those implied by the merger consideration of $153.9 million, in the aggregate. The results of this are summarized below ($ per ounce):

	Equity Value/NAV	Adjusted Equity Value/Total MI&I
Paramount (Merger Consideration Value) without Capital Savings	0.70x	$41.15
Paramount (Merger Consideration Value) with Capital Savings	0.49x	$41.15

Furthermore, Raymond James applied multiple ranges based on the 20th to 80th percentiles for each of the metrics to the Paramount Projections and determined the implied equity price per share of Paramount common stock and then compared those implied equity values per share to the merger consideration of $0.95 per share. The results of this analysis implied a range of equity prices per share of $0.54 to $0.99 based on the NAV without the Capital Savings and $0.77 to $1.42 based on the NAV with the Capital Savings, and a range of adjusted equity prices per share of $0.73 to $1.38 based on the Total MI&I.

Discounted Cash Flow Analysis

Raymond James analyzed the discounted present value of the projected free cash flows of Paramount using both the Paramount Projections, on an after-tax basis, with consensus pricing for gold and silver in one scenario and including the Capital Savings in the other scenario.

Raymond James also analyzed the discounted present value of the projected free cash flows of the Coeur-Paramount Projections with consensus pricing for gold and silver in one scenario and Coeur pricing in the other scenario. Raymond James used free cash flows, defined as earnings before interest, after taxes, plus depreciation and amortization, less capital expenditures, less investment in working capital.

The projected free cash flows for both Paramount Projections and the Coeur-Paramount Projections were discounted using rates ranging from 5.0% to 10.0%, which reflected industry norm discount rates for silver and gold companies. Raymond James reviewed the range of values derived in the discounted cash flow analysis and compared them to the merger consideration of $153.9 million, in the aggregate. The results of the discounted cash flow analysis are summarized below ($ in millions):

	NPV 10%	NPV 5%
Paramount Projections After-Tax (Consensus Pricing)	$55.1	$187.3
Paramount Projections After-Tax (with Capital Savings)	$126.6	$268.3
Coeur-Paramount Projections (Consensus Pricing)	$219.8	$292.8
Coeur-Paramount Projections (Coeur Pricing)	$163.3	$215.5

The results of this analysis implied a range of prices per share of $0.34 to $1.16 based on the Paramount Projections After-Tax using consensus pricing without Capital Savings, $0.78 to $1.66 based on the Paramount Projections After-Tax with Capital Savings, $1.36 to $1.81 based on the Coeur-Paramount Projections using consensus pricing, and $1.01 to $1.33 based on the Coeur-Paramount Projections using Coeur pricing.

Transaction Premium Analysis

Raymond James analyzed the stock price premiums paid in the nine selected transactions. Raymond James measured each transaction price per share relative to each target’s closing price per share one day prior to announcement of the transaction and on a volume weighted average price per share (referred to as VWAP) for the 20-day period ending one day prior to announcement of the transaction. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	20-day VWAP
Mean	53.1%	66.0%
Median	43.4%	62.0%
Minimum	11.6%	23.1%
Maximum	85.7%	121.6%

Merger Consideration (per share)	$0.95	$0.95
Paramount closing stock price per share	$0.78	$0.76
Implied Transaction premium	21.8%	25.6%

Furthermore, Raymond James applied the mean, median, minimum and maximum premiums for each of the metrics to Paramount’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $153.9 million, in the aggregate, which equates to $0.95 per share. The results of this analysis implied a range of equity prices per share of $1.08 to $1.33 based on the one-day closing price and $1.08 to $1.31 based on the 20-day VWAP.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Paramount .

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Coeur. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Coeur board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Coeur of the merger consideration to be paid by Coeur, in the aggregate, for all of the outstanding shares of Paramount common stock in the proposed transaction pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Coeur board in making its determination to approve the transaction. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Coeur board’s or Coeur management’s views with respect to Paramount, Coeur, or the transaction. Raymond James provided advice to Coeur with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Coeur board or that the merger consideration constituted the only appropriate consideration for the transaction. Coeur placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on December 12, 2014, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either Coeur or Paramount since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of each of Paramount and Coeur for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Coeur, Paramount and SpinCo, or other participants in the transaction in the future, for which Raymond James may receive compensation. Raymond James provided certain financial advisory services to Coeur in the previous two years in connection with a potential transaction that was not consummated.

For services rendered in connection with the delivery of its opinion, Coeur paid Raymond James an investment banking fee of $300,000 upon delivery of its opinion. Coeur also paid Raymond James a fee of $250,000 upon announcement of the transaction and will also pay Raymond James a fee of $2.1 million, for advisory services in connection with the transaction, a substantial portion of which is contingent upon the closing of the transaction and against which the $300,000 investment banking fee and the $250,000 announcement fee will be credited. Coeur also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James and certain of its related parties against certain liabilities arising out of its engagement.

Opinion of Paramount’s Financial Advisor

On December 15, 2014, Scotia Capital rendered its oral opinion to the Paramount board that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the Paramount stockholders (other than Coeur and its affiliates) pursuant to the transaction was fair from a financial point of view to such Paramount stockholders.

The full text of the written opinion of Scotia Capital, dated December 15, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex C in this proxy statement/prospectus. Scotia Capital provided its opinion for the information and assistance of Paramount’s board in connection with its consideration of the transaction. The Scotia Capital opinion is not a recommendation as to how any Paramount stockholder should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Scotia Capital, among other things:

•	reviewed certain publicly available business and historical financial information relating to Paramount and Coeur;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Paramount that were provided to us by Paramount and not publicly available, including financial forecasts and estimates provided by management of Paramount (“Paramount Forecasts”);

•	conducted discussions with members of the senior management of Paramount concerning the business and financial prospects of Paramount;

•	conducted discussions with Paramount’s legal counsel;

•	conducted discussions with members of the senior management of Coeur concerning the business and financial prospects of Coeur;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Coeur that were provided to us by Coeur and not publicly available, including financial forecasts and estimates prepared by management of Coeur (“Coeur Forecasts”);

•	conducted discussions with SRK Consulting, external technical consultants of Paramount;

•	reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant;

•	compared publicly available financial terms of certain other transactions we believe to be generally relevant to the transaction;

•	reviewed current and historical market prices of the shares of Paramount common stock and Coeur common stock;

•	reviewed the form of the merger agreement and the form of separation agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

For purposes of rendering the opinion described above, Scotia Capital, with Paramount’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Scotia Capital, without assuming any responsibility for independent verification thereof. In that regard, Scotia Capital assumed with Paramount’s consent that Paramount Forecasts, the Coeur Forecasts and all technical information provided to Scotia Capital have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Paramount regarding the future financial performance of Paramount, with respect to Paramount Forecasts, the best currently available estimates and judgments of the management of Coeur regarding the future financial performance of Coeur, with respect to the Coeur Forecasts. Scotia Capital did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Paramount, Coeur or any of their respective affiliates. Scotia Capital has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to Scotia Capital’s analysis. Scotia Capital has assumed that the transaction will be consummated on the terms set forth in the merger agreement and the separation agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Scotia Capital’s analysis.

Scotia Capital’s opinion does not address the underlying business decision of Paramount to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Paramount; nor does it address any legal, regulatory, tax or accounting matters. Scotia Capital was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Paramount or any other alternative transaction. Scotia Capital’s opinion addresses only the fairness from a financial point of view to Paramount stockholders (other than Coeur and its affiliates), as of the date of the opinion, of the merger consideration to be received by such holders pursuant to the transaction.

Scotia Capital does not express any view on, and Scotia Capital’s opinion does not address, any other term or aspect of the merger agreement, the separation agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the separation agreement or entered into or amended in connection with the transaction, including, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Paramount; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Paramount, or class of such persons, in connection with the transaction, whether relative to merger consideration to be received by Paramount stockholders (other than Coeur and its affiliates) pursuant to the transaction or otherwise. Scotia Capital does not express any opinion as to the impact of the transaction on the solvency or viability of Paramount, SpinCo or Coeur or the ability of Paramount, SpinCo or Coeur to pay their respective obligations when they come due. Scotia Capital’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Scotia Capital as of, the date of the opinion and Scotia Capital assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Scotia Capital’s opinion. Scotia Capital’s opinion represents the opinion of Scotia Capital as a firm. The form and content of the opinion was approved for release by a committee of directors and other professionals of Scotia Capital, all of whom are experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

The following is a summary of the material financial analyses delivered by Scotia Capital to Paramount’s board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Scotia Capital, nor does the order of analyses described represent the relative importance or weight given to those analyses by Scotia Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Scotia Capital’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2014 and is not necessarily indicative of current or future market conditions.

In connection with its analysis, Scotia Capital calculated the implied merger consideration pursuant to the merger agreement and the separation agreement, which provide for the distribution immediately prior to effective time of the merger of 95.1% of the aggregate shares of SpinCo common stock to Paramount stockholders (the “SpinCo consideration”) and at the effective time of the merger, the cancellation and conversion of each share of Paramount common stock into the right to receive 0.2016 of a share of Coeur common stock (the “Coeur consideration,” and together with the SpinCo consideration, the “total consideration”). The defined terms SpinCo consideration, Coeur consideration and total consideration apply solely to this section, “Opinion of Paramount’s Financial Advisor.”

Approach to Fairness

In support of the opinion, Scotia Capital has performed certain analyses on Paramount and the total consideration, based on the methodologies and assumptions that Scotia Capital considered appropriate in the circumstances for the purposes of providing its opinion. In the context of the opinion, Scotia Capital has considered the following principal approaches:

•	comparison of results of a net asset value analysis (“NAV Analysis”) to the Coeur consideration;

•	comparison of the valuation multiples implied by the Coeur consideration to the valuation multiples implied by selected precedent transactions (“Comparable Precedent Transactions Analysis”); and

•

analysis of other factors including premiums on comparable transactions, views of equity research analysts, and a review of the characteristics of the Coeur consideration and the SpinCo consideration (“Other Approaches”).

Scotia Capital also reviewed the market trading multiples of publicly traded precious metal development companies. However, given that market trading multiples generally reflect minority discounted value rather than “en bloc” value, Scotia Capital did not rely on this approach.

Net Asset Value Analysis

NAV Analysis determines a value by separately considering the present value of each operating, development, exploration and financial asset, the individual values of which are estimated through the application of that methodology viewed as most appropriate in the circumstances, net of obligations and liabilities. The NAV Analysis adopts a prospective view in regard to commodity prices and explicitly addresses the unique characteristics of each major asset.

In conducting its analysis, Scotia Capital primarily relied on a NAV analysis of certain assets of Paramount, namely its interests in the San Miguel Project and the Sleeper Project to determine asset values. This approach takes into account the amount, timing, and relative certainty of projected unlevered, after-tax free cash flows expected to be generated by the relevant assets of Paramount over their life. This approach requires that certain assumptions be made regarding, among other things, future cash flows and discount rates applied to those future cash flows. The possibility that some assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used.

Commodity Price Assumptions

With respect to commodity prices, Scotia Capital relied predominantly on equity research analyst consensus estimates, which were different from those used in the technical reports prepared by external technical consultants regarding the mining assets of Paramount. The commodity price assumptions used in Scotia Capital’s analysis for the forecast period of 2014 to 2018 as well as the Long-Term prices are provided below. Scotia Capital assumed that long-term prices beyond 2018 remained fixed at the estimated Long-Term price level.

	Years Ending December 31,
	2014E	2015E	2016E	2017E	2018E	Long-Term
Gold Price (US$/oz)	$1,280	$1,255	$1,275	$1,270	$1,265	$1,280
Silver Price (US$/oz)	$19.90	$19.15	$19.90	$20.35	$20.25	$20.90

Discount Rate Assumptions

Scotia Capital selected the following illustrative discount rates to apply to the projected unlevered, after-tax free cash flows for the various assets of Paramount.

a)	San Miguel Project: 7%

b)	Sleeper Project: 7%

Scotia Capital believes that these illustrative discount rates reflect the risk inherent in each of Paramount’s assets and are representative of those used by financial and industry participants in evaluating assets of this nature.

Sensitivity Analysis

In completing our NAV Analysis, Scotia Capital did not rely on any single series of projected cash flows, but performed a variety of sensitivity analyses using the projected cash flows. Variables sensitized included discount rates, commodity prices, capital expenditures, operating expenditures and the timing of initial production. The results of these sensitivity analyses are reflected in Scotia Capital’s judgment as to the appropriate values resulting from the NAV Analysis.

Parameter	Low	High
Discount Rate	10%	5%
Commodity Prices	-5%	+5%
Capital Expenditures	+10%	-10%
Operating Expenditures	+10%	-10%
Timing of Initial Production	2017	2016

San Miguel Project

Scotia Capital performed a life-of-mine NAV analysis of the San Miguel Project on a stand-alone basis (excluding corporate-level general and administrative expenses) based on projected unlevered, after-tax free cash flows. As a basis for the development of the projected future cash flows, Scotia Capital reviewed the Technical Report and Preliminary Economic Assessment for the San Miguel Project dated August 22, 2014, as well as a financial model prepared by Paramount and Metal Mining Consultants Inc. Based on the preceding, Scotia Capital developed a cash flow forecast (the “San Miguel Base Case”) for the purposes of the NAV analysis.

Select key line items of the San Miguel Base Case cash flows are set out below:

	Years Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Free Cash Flow
Net Revenue	$14.8	$7.5	$114.2	$164.1	$174.7	$176.5	$172.0	$151.9	$173.3	$169.3	$149.8
EBITDA	$9.1	($7.1)	$57.5	$87.4	$96.5	$99.7	$92.0	$73.3	$93.1	$89.0	$74.1
Capital Expenditures	($69.6)	($231.7)	($34.4)	($9.4)	($9.5)	($14.1)	($19.1)	($14.3)	($9.5)	($10.1)	($6.2)
Unlevered Cash Taxes	($0.7)	$0.5	($4.8)	($19.5)	($25.9)	($26.5)	($23.4)	($17.4)	($22.8)	($21.0)	($16.7)

Free Cash Flow	($61.3)	($238.3)	$18.3	$58.5	$61.1	$59.1	$49.5	$41.6	$60.9	$57.8	$51.3

	Years Ending December 31,
	2027E	2028E	2029E	2030E	2031E	2032E
Free Cash Flow
Net Revenue	$180.2	$170.8	$86.4	$103.4	$113.9	$51.1
EBITDA	$112.2	$101.2	$27.3	$56.7	$69.3	$28.2
Capital Expenditures	($7.0)	($6.4)	($1.5)	$3.3	$0.0	$0.0
Unlevered Cash Taxes	($27.6)	($23.8)	($3.5)	($13.0)	($16.8)	($6.5)

Free Cash Flow	$77.6	$71.0	$22.3	$47.0	$52.6	$21.7

The NAV approach, including taking into account the sensitivity analysis as described above, generated illustrative values in the range $59 to $193 million for Paramount’s interest in the San Miguel Project, or $0.36 to $1.19 per share of Paramount common stock.

Adjusted San Miguel Project

In addition, Scotia Capital developed an adjusted cash flow project forecast (the “Adjusted San Miguel Case”) to evaluate the potential benefits that could accrue to Coeur as a result of the transaction, in particular by utilizing Coeur’s existing processing infrastructure that is located in close proximity to the San Miguel Project. The Adjusted San Miguel case assumes reduced capital expenditures by approximately $158 million, which is attributable to the construction and operation of a facility for processing San Miguel ore that Coeur would not require. Such analysis is theoretical in nature as it assumes away a large component of key capital to build San Miguel and is a benefit that can only be realized by Coeur. However, the Adjusted San Miguel case analyzes the impact of potential benefits that may accrue to Coeur and to Paramount stockholders following the consummation of the transaction.

Select key line items of the Adjusted San Miguel Case cash flows are set out below:

	Years Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Free Cash Flow
Net Revenue	$14.8	$7.5	$114.6	$164.2	$174.7	$176.6	$172.1	$151.9	$173.3	$169.3	$149.8
EBITDA	$9.1	($7.1)	$57.9	$87.5	$96.6	$99.8	$92.1	$73.3	$93.1	$89.0	$74.1
Capital Expenditures	($69.6)	($73.9)	($34.4)	($9.4)	($9.5)	($14.1)	($19.1)	($14.3)	($9.5)	($10.1)	($6.2)
Unlevered Cash Taxes	($0.7)	$0.5	($4.9)	($26.0)	($29.8)	($30.4)	($27.2)	($20.7)	($26.6)	($24.8)	($20.0)

Free Cash Flow	($61.3)	($80.5)	$18.7	$52.1	$57.3	$55.2	$45.8	$38.2	$57.1	$54.1	$48.0

	Years Ending December 31,
	2027E	2028E	2029E	2030E	2031E	2032E
Free Cash Flow
Net Revenue	$180.2	$170.8	$86.4	$103.4	$113.9	$51.1
EBITDA	$112.2	$101.2	$27.3	$56.7	$69.3	$28.2
Capital Expenditures	($7.0)	($6.4)	($1.5)	$3.3	$0.0	$0.0
Unlevered Cash Taxes	($31.6)	($27.5)	($5.4)	($15.3)	($19.3)	($7.6)

Free Cash Flow	$73.6	$67.3	$20.4	$44.7	$50.1	$20.6

The NAV approach, including taking into account the sensitivity analysis as described above, generated illustrative values in the rage of $163 to $303 million for Paramount’s interest in the Adjusted San Miguel Project, or $1.01 to $1.87 per share of Paramount common stock.

Comparable Precedent Transactions Analysis

Scotia Capital reviewed available public information for selected precedent precious metal developer transactions. Scotia Capital recognizes that none of the transactions is directly comparable to the transaction, and that each of the selected precedent precious metal developer transactions is: (i) unique in terms of size, geographic location, commodity mix, stage of development and transaction structure and (ii) reflective of the strategic rationale of both the respective acquirer and target. Nevertheless, the precedent precious metal developer transactions were selected because they are transactions that were announced in the last two years for projects at a similar stage of development as San Miguel, and were primarily projects in the Americas. The primary criteria used in analyzing these transactions is price to net asset value (“P/NAV”) with enterprise value per attributable ounce of gold equivalent resource (“EV/Resource”) providing a secondary benchmark.

Announce Date	Target	Acquiror	P/NAV (Research Analyst Consensus)	EV/Resource (US$/oz)
12-Oct-14	Orbis Gold Limited	Semafo Inc.	n/a	$70
3-Jun-14	Papillon Resources	B2Gold Corp	0.6x	$113
18-Feb-14	Chaparral Gold	Waterton Global + Goldrock Mines Corp.	n/a	$35
21-May-14	Sulliden Gold Corp.	Rio Alto Mining	0.7x	$124
17-Dec-13	PMI Gold Corp.	Asanko Gold Inc.	0.2x	$18
10-Dec-13	Ampella Mining	Centamin PLC	0.1x	$12
30-Oct-13	Glory Resources Limited	Eldorado Gold	0.1x	$47
28-Oct-13	Volta Resources Inc.	B2Gold Corp	0.1x	$6
22-Jul-13	Oromin Explorations Ltd.	Teranga Gold Corp.	0.2x	$26
12-Jul-13	Esperanza Resources Corp.	Alamos Gold Inc.	0.1x	$26
31-May-13	Rainy River Resources Ltd.	New Gold Inc.	0.4x	$35
28-Mar-13	Azimuth Resources	Troy Resources	0.4x	$124
13-Feb-13	Orko Silver Corp.	Coeur Mining Inc.	1.2x	$94
13-Dec-12	Cerro Resources	Primero Mining Corp.	1.2x	$43
12-Nov-12	Queenston Mining Inc.	Osisko Mining Corp.	0.7x	$98
8-Nov-12	Andina Minerals Inc.	Hochschild Mining PLC	0.6x	$10
18-Jun-12	Extorre Gold Mines Ltd.	Yamana Gold Inc.	0.5x	$166

San Miguel Project

A P/NAV range of 0.5x–0.7x was selected, which generated illustrative values in the range of $65 to $91 million or $0.40 to $0.56 per share of Paramount common stock. An EV/Resource range of $40 to $70/oz was selected, which generated illustrative values in the range of $148 to $259 million, or $0.92 to $1.60 per share of Paramount common stock.

Adjusted San Miguel Project

A P/NAV range of 0.5x–0.7x was selected, which generated illustrative values in the range of $118 to $165 million or $0.73 to $1.02 per share of Paramount common stock. An EV/Resource range of $40 to $70/oz was selected, which generated illustrative values in the range of $148 to $259 million, or $0.92 to $1.60 per share of Paramount common stock.

Other Approaches

Scotia Capital also considered but gave less weight to various other approaches, including a review of premiums paid in comparable transactions involving precious metal development projects, a review of the perspectives of the equity research analyst community on Paramount and a review of the relative contributions to the post-merger entity. The results of these analyses are reflected in Scotia Capital’s Opinion.

A review of precedent control premiums generated illustrative values in the range of $104 to $131 million or $0.64 to $0.81 per share of Paramount common stock.

A review of available equity analyst research generated illustrative values in the range of $52 to $81 million or $0.32 to $0.50 per share of Paramount common stock.

A review of relative contributions to the post-merger entity generated illustrative contributions in the range of 12% to 21% of the post-merger entity from the Paramount assets.

Value of the Coeur Consideration

Pursuant to the transaction, Paramount stockholders will receive 0.2016 of a share of Coeur common stock for each share of Paramount common stock. The shares of Coeur common stock received by Paramount stockholders will represent a minority position in Coeur and will not allow such holders to affect control of Coeur. As such, and based on the analyses undertaken by and information made available to it, Scotia Capital concluded that it was not appropriate to consider methodologies that utilize an “en bloc” valuation approach, and that an “en bloc” valuation is not required, in assessing the value of Coeur common shares.

In considering the value of the Coeur consideration being offered, Scotia Capital has relied upon the market trading approach. The market trading approach was deemed by Scotia Capital to be an appropriate basis for valuing the Coeur consideration under the transaction after considering the following factors:

•	Liquidity: the last 90-day trading volume of Coeur common stock was approximately 230 million shares, representing an aggregate traded value of approximately $1.3 billion;

•	Market Float: the aggregate value of Coeur’s publicly traded common stock (excluding insiders and holders of greater than 10% of shares outstanding) is approximately $415 million;

•	Market Familiarity: Coeur is well-known to market professionals, with 12 analysts providing research coverage;

•	Size of the Transaction: upon completion of the transaction, Paramount stockholders would own 24% of the shares of Coeur common stock outstanding;

•

Public Disclosure: Coeur senior management advised there was no material information regarding Coeur that had not been publicly disclosed that would otherwise reasonably be expected to affect the market price of or trading in shares of Coeur common stock; and

•	Trading Comparables: based on a review publicly traded comparable companies, Coeur’s current trading value was not inconsistent with the implied aggregated value from the trading comparables.

Market Trading Approach

Scotia Capital considered the trading history of shares of Coeur common stock. For the purposes of its opinion, Scotia Capital concluded that it was most appropriate to consider a range of trading levels for shares of Coeur common stock as observed from recent trading activity based on volume weighted average price (“VWAP”) for 1, 10, 20 and 30 trading days.

Period	VWAP	Implied Value of Coeur Consideration(1)
1 Day	$4.55	$0.92
10 Days	$4.41	$0.89
20 Days	$4.41	$0.89
30 Days	$4.16	$0.84

Source: Bloomberg. Trading days for the period ended December 12, 2014

•	Based on 0.2016 Coeur shares for Paramount shares; excludes the SpinCo consideration

Coeur Consideration Summary

Based upon and subject to the analyses and assumptions set out in this section, Scotia Capital calculated that as at December 12, 2014, an illustrative value of the Coeur consideration to be received by Paramount stockholders pursuant to the transaction was $0.89 per share of Paramount common stock.

Value of the SpinCo Consideration

Pursuant to the transaction, Paramount stockholders (other than Coeur and its affiliates) will receive, in aggregate, 95.1% of the shares of SpinCo common stock. Scotia Capital’s analysis of SpinCo considers certain assets of Paramount that will be held by SpinCo, including, but not limited to, the Sleeper Gold Project. Scotia Capital also considered the fact that upon completion of the transaction, SpinCo would have $10 million of cash.

Net Asset Value Analysis–Sleeper Gold Project

Scotia Capital performed a life-of-mine NAV analysis of the Sleeper Project on a stand-alone basis (excluding corporate-level general and administrative expenses) based on projected unlevered, after-tax free cash flows. As a basis for the development of the projected future cash flows, Scotia Capital reviewed the Technical Report and Preliminary Economic Assessment for the Sleeper Project dated October 11, 2011, as well as a financial model prepared by Paramount and SRK Consulting. Based on the preceding, Scotia Capital developed a cash flow forecast (the “Sleeper Base Case”) for the purposes of the NAV analysis, which was adjusted to include the impact of corporate taxes. Select key line items of the Sleeper Base Case cash flows are set out below:

	Years Ending December 31,
	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Free Cash Flow
Net Revenue	$0.0	$250.7	$337.0	$273.7	$292.5	$273.5	$255.7	$259.4	$244.7	$264.3	$253.7
EBITDA	$0.0	$95.3	$170.3	$106.8	$127.5	$107.7	$94.3	$94.9	$79.8	$115.5	$97.5
Capital Expenditures	($381.1)	($14.1)	($12.5)	($11.2)	($55.0)	($15.4)	($9.3)	($5.2)	($33.3)	($36.9)	($48.3)
Unlevered Cash Taxes	$0.0	($19.5)	($39.3)	($19.2)	($27.7)	($23.0)	($18.1)	($17.9)	($16.0)	($18.7)	($14.8)

Free Cash Flow	($381.1)	$61.7	$118.5	$76.4	$44.7	$69.3	$67.0	$71.8	$30.4	$59.9	$34.4

	Years Ending December 31,
	2030E	2031E	2032E	2033E	2034E	2035E	2036E
Free Cash Flow
Net Revenue	$238.8	$235.6	$240.5	$217.8	$165.8	$23.7	$17.2
EBITDA	$82.3	$78.2	$112.7	$53.0	$122.1	$23.7	$17.2
Capital Expenditures	($23.3)	($42.2)	$0.0	($15.4)	($15.4)	($15.4)	$0.0
Unlevered Cash Taxes	($2.5)	$0.0	($14.2)	($2.0)	($16.3)	($3.6)	($0.5)

Free Cash Flow	$56.5	$36.0	$98.5	$35.6	$90.4	$4.7	$16.7

In addition, Scotia Capital adjusted the results of the Net Asset Value analysis to account for corporate general and administrative expenses that would accrue to SpinCo as an independent company. Scotia Capital estimated the present value of these expenses at $12 million, or $0.08 per share of Paramount common stock.

The NAV approach, including taking into account the sensitivity analysis as described above, generated illustrative values in the rage of $82 to $240 million for Paramount’s interest in the Sleeper Project, or $0.51 to $1.48 per share of Paramount common stock.

Market Trading Multiples Analysis

Scotia Capital reviewed available public information for selected public traded precious metal development companies. Scotia Capital recognizes that none of the companies is directly comparable to Paramount, and that each of the selected companies is unique in terms of size, geographic location, commodity mix, financing mix and stage of development. Although none of the selected companies is directly comparable to Paramount, the companies included were chosen because they are publicly traded precious metal development companies with operations and assets that for purposes of analysis may be considered similar to certain operations and assets of Paramount. The primary criteria used in analyzing these transactions is P/NAV with EV/Resource providing a secondary benchmark.

Company	P/NAV (Research Analyst Consensus)	EV/Resource (US$/oz)
Newstrike Capital Inc.	0.6x	$48
Romarco Minerals Inc.	0.6x	$69
Premier Gold Mines Limited	0.5x	$31
Continental Gold Limited	0.4x	$31
Kaminak Gold Corp.	0.3x	$14
Midas Gold Corp.	0.3x	$8
ATAC Resources Ltd.	0.3x	$86
Goldrock Mines Corp.	0.3x	$4
Sabina Gold & Silver Corp.	0.3x	$6
Pershimco Resources Inc.	0.3x	$41
Almaden Minerals Ltd.	0.3x	$15
Victoria Gold Corp.	0.2x	$2
Moneta Porcupine Mines Inc.	0.2x	$2
Belo Sun Mining Corp	0.2x	$3
Atacama Pacific Gold Corporation	0.1x	$4
Sandspring Resources Ltd.	n/m	$1
Corvus Gold Inc.	n/m	$39

A P/NAV range of 0.2x–0.4x was selected, which generated illustrative values in the range of $30 to $60 million, or $0.19 to $0.37 per share of Paramount common stock. An EV/Resource range of $5 to $10/oz was selected, which generated illustrative values in the range of $32 to $64 million, or $0.20 to $0.40 per share of Paramount common stock.

SpinCo Consideration Summary

Based upon and subject to the analyses and assumptions set out in this section, Scotia Capital calculated that, as of the date of its opinion, the SpinCo consideration to be received by Paramount stockholders pursuant to the transaction had illustrative values in the range of $0.20 to $0.23 per share of Paramount common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scotia Capital’s opinion. In arriving at its fairness determination, Scotia Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scotia Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No transaction or company used in the above analyses as a comparison is directly comparable to Paramount, SpinCo, Coeur or the contemplated transaction.

Scotia Capital prepared these analyses for purposes of Scotia Capital providing its opinion to the Paramount board as to the fairness from a financial point of view of the total consideration to be received by Paramount stockholders pursuant to the transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Paramount, Coeur, Scotia Capital or any other person assumes responsibility if future results are materially different from those forecast.

The total consideration to be paid pursuant to the transaction was determined through arm’s-length negotiations between Paramount and Coeur and was approved by the Paramount board. Scotia Capital provided advice to Paramount during these negotiations. Scotia Capital did not, however, recommend any specific amount of consideration to Paramount or the Paramount board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Scotia Capital’s opinion to the Paramount board was one of many factors taken into consideration by the Paramount board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Scotia Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scotia Capital attached hereto as Annex C.

Scotia Capital and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Scotia Capital and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Paramount, Coeur, any of their respective affiliates and third parties, including significant stockholders of Paramount and Coeur. Scotia Capital acted as financial advisor to Paramount in connection with, and has participated in certain of the negotiations leading to, the transaction. Except as disclosed in this paragraph, Scotia Capital and its affiliates have not provided services to Paramount, Coeur or their respective affiliates in the past two years.

Paramount selected Scotia Capital as its financial advisor because Scotia Capital is affiliated with one of North America’s premier financial institutions and together with its Canadian affiliate is a recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated November 12, 2014, Paramount engaged Scotia Capital to act as its financial advisor in connection with the transaction and certain other transactions. Pursuant to the terms of this engagement letter, Paramount has agreed to pay Scotia Capital a success fee equal to 1.05% of the transaction value of the transaction, excluding the value of any consideration paid for any assets of Paramount other than San Miguel, subject to a minimum of $1.25 million, all of which is contingent upon consummation of the transaction. If the transaction is consummated, the success fee payable to Scotia Capital will be approximately $1.5 million. In addition, Paramount has agreed to reimburse certain of Scotia Capital’s expenses arising, and indemnify Scotia Capital against certain liabilities that may arise, out of its engagement.

Interests of Coeur Directors and Officers in the Merger

None of Coeur’s directors or executive officers is party to an agreement with Coeur or participates in any plan, program or arrangement that provides such director or executive officer with financial incentives that are directly contingent upon the consummation of the merger.

Following the completion of the merger, all members of the Coeur board will continue to be directors of Coeur, and it is anticipated that all executive officers of Coeur will continue to be executive officers of Coeur, as described under “—Board of Directors and Management of Coeur and SpinCo Following the Merger.”

Interests of Paramount Directors and Officers in the Merger

In considering the recommendation of the Paramount board that Paramount stockholders vote to approve the merger proposal, Paramount stockholders should be aware that some of Paramount’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Paramount stockholders generally. The Paramount board was aware of and considered these potential interests, among other things, in evaluating and negotiating the merger agreement and the related transactions, in approving the merger agreement and in recommending the approval of the merger proposal. For purposes of the Paramount plans described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control, or term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Treatment of Paramount Equity-Based Awards

•

Paramount stockholders will receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Paramount or Coeur. Because of this, the implied value of the consideration to Paramount stockholders will fluctuate between now and the completion of the merger.

•

At the effective time, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock (without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of the merger consideration closing value over the exercise price per share under such stock option and (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash. In connection with the spin-off, the Paramount board currently anticipates making a customary anti-dilution adjustment to the exercise prices of outstanding Paramount options, which adjustment is expected to lower the per share exercise prices of such options. However, even after taking into account such an adjustment, it is currently anticipated that all outstanding Paramount options would remain “under water” (i.e., the adjusted per share exercise price of each option would remain higher than the merger consideration closing value per share) and, accordingly, no consideration would be payable thereon in connection with the merger.

The following tables set forth for Paramount executive officers and directors the projected number of shares of Paramount common stock that will be underlying Paramount options at the effective time, based on the number of options held by the executive officers and directors on December 16, 2014 and assuming continued employment through the date of the closing of the merger:

Executive Officers

Name	Vested Options
Christopher Crupi	700,000
Carlo Buffone	575,000
Glen Van Treek	900,000

Non-Employee Directors

Name	Vested Options
John Carden	230,000
Robert Dinning	400,000
Shawn Kennedy	317,500
Christopher Reynolds	415,000
Michel Yvan Stinglhamber	230,000
Eliseo Gonzalez-Urien	230,000

The following tables set forth for Paramount executive officers and directors the number of shares of Paramount common stock underlying unvested Paramount options at the effective time, as held by the executive officers and directors on December 16, 2014 and assuming continued employment through the date of the closing of the merger. As noted above, all unvested options will be deemed fully vested at the time of the closing of the merger.

Executive Officers

Name	Unvested Options	Accelerated Number of Unvested Options	Exercise Price (1)	Value of Accelerated Unvested Options
Carlo Buffone	28,334	28,334	$2.74	$0
Glen Van Treek	66,666	66,666	$2.74	$0

(1)	These exercise prices may be adjusted to take into account an anti-dilution adjustment as described above.

Non-Employee Directors

Name	Unvested Options	Accelerated Number of Unvested Options	Exercise Price (1)	Value of Accelerated Unvested Options
John Carden	8,333	8,333	$2.74	$0
Robert Dinning	16,667	16,667	$2.74	$0
Christopher Reynolds	53,333	53,333	$2.74	$0
Michel Yvan Stinglhamber	8,333	8,333	$2.74	$0
Eliseo Gonzalez-Urien	8,333	8,333	$2.74	$0

(1)	These exercise prices may be adjusted to take into account an anti-dilution adjustment as described above.

For additional information regarding compensation that will be received by Paramount’s named executive officers in connection with the merger, see “Golden Parachute Compensation.”

Executive Change in Control Payments

Paramount has entered into employment agreements with each of its executive officers, Messrs. Crupi, Buffone and Van Treek. Each Paramount executive’s employment agreement provides for severance payments in connection with a termination of employment at any time and within twelve months of a “change in control.” Additionally, each executive’s employment agreement provides for a one-time bonus in connection with a “change in control.” The merger will constitute a “change in control” under each Paramount executive’s employment agreement.

In the event that a Paramount executive officer’s employment is terminated not in connection with a change in control, either without “just cause” or by the executive officer for “good reason” (each as defined in each executive officer’s employment agreement), the executive officer would be entitled to a lump sum cash payment equal to: (i) the executive officer’s earned but unpaid annual compensation for the current fiscal year; (ii) the executive officer’s annual salary amount at termination; (iii) the average of the executive officer’s past two (2) years’ annual bonuses; and (iv) an amount equal to all of the executive officer’s outstanding and accrued vacation pay.

In the event that a Paramount executive officer’s employment is terminated without “just cause” or by the executive officer for any reason within twelve (12) months of a change in control, the executive officer would be entitled to a lump sum cash payment equal to: (i) the executive officer’s earned but unpaid annual compensation for the current fiscal year; (ii) two (2) times the executive officer’s annual compensation (as defined below); and (iii) an amount equal to all of the executive officer’s outstanding and accrued vacation pay. Annual compensation is defined in each executive officer’s employment agreement as the sum of the executive officer’s salary and the value of the bonus and benefits paid to the executive officer in the past twelve (12) months.

In the event of a change in control, each executive officer is also entitled to an additional discretionary cash bonus determined solely by the Paramount board immediately prior to the change in control, where the Paramount board will take into consideration such matters as the Paramount board sees fit, including, without limitation, the premium, if any, received by stockholders on the change of control.

At the special meeting of the Paramount board held on December 15, 2014, the Paramount board confirmed and ratified the termination payments due to Paramount’s named executive officers upon a change of control in the aggregate amount of $1,811,033. It is currently anticipated that this amount will become payable by Paramount at or prior to the closing of the merger. In addition, in consultation with an independent compensation consultant engaged by Paramount for reviewing the discretionary cash bonuses for Paramount’s executive officers, and based upon the substantial premium to be received by stockholders upon the change of control, the Paramount board approved discretionary cash bonuses to Paramount’s executive officers in the aggregate amount of $1,195,667. It is currently anticipated that this amount will also become payable by Paramount at or prior to the closing of the merger. The total change of control payments to Paramount’s executive officers represents approximately 1.45% of the value of the merger transaction, which is consistent with industry standard as reported by Paramount’s independent compensation consultant.

For additional information regarding compensation that will be received by Paramount’s named executive officers in connection with the merger, see “Golden Parachute Compensation.”

Golden Parachute Compensation

The merger is considered a change in control under each Paramount executive officer’s employment agreement.

The following table sets forth the amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of Paramount could receive in connection with the merger. The cash amounts were confirmed and ratified by the Paramount board at a special meeting held on December 15, 2014. These amounts assume that the named executive officer’s employment will be terminated such that the named executive officer will become entitled to the full amount of severance benefits for which he is eligible pursuant his employment agreement (as described in more detail above).

Please note that the amounts indicated below regarding equity acceleration are estimates based on multiple assumptions that may or may not actually be accurate on the relevant date. For purposes of calculating such amounts, we have assumed:

•

the options will remain “underwater” (i.e., the exercise prices per share will be higher than the merger consideration closing value per share) even after giving effect to any anti-dilution adjustment, and accordingly no consideration will be payable with respect to such options in connection with the merger; and

•	that the closing date will be [ ], 2015, which is therefore used as the date of the “change in control”.

Name	Cash ($)		Equity ($)(4)	Total ($)
Christopher Crupi	1,312,600	(1)	0	1,312,600
Carlo Buffone	780,433	(2)	0	780,433
Glen Van Treek	913,666	(3)	0	913,666

(1)	Pursuant to the employment agreement with Mr. Crupi, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Crupi will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($787,600), plus a cash bonus as previously determined by the Paramount board ($525,000). The cash bonus is “single-trigger,” as Mr. Crupi is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Crupi is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Crupi within twelve (12) months following a change in control.

(2)	Pursuant to the employment agreement with Mr. Buffone, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Crupi will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($490,100), plus a cash bonus as previously determined by the Paramount board ($290,333). The cash bonus is “single-trigger,” as Mr. Buffone is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Buffone is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Buffone within twelve (12) months following a change in control.

(3)	Pursuant to the employment agreement with Mr. Van Treek, if his employment is terminated by Paramount without “just cause” or by Mr. Crupi for any reason within twelve months of a change in control, Mr. Crupi will be entitled to receive a lump sum cash payment equal to two times his annual compensation ($533,333), plus a cash bonus as previously determined by the Paramount board ($380,333). The cash bonus is “single-trigger,” as Mr. Van Treek is entitled to a cash bonus upon the consummation of a change in control. The remainder of the lump sum is “double-trigger,” as Mr. Van Treek is entitled to the cash severance payment upon a termination without cause or for any reason by Mr. Van Treek within twelve (12) months following a change in control.

(4)	As described above, at the effective time, each outstanding and unvested stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock. Based on the assumptions set forth above, it is currently anticipated that all outstanding Paramount options will be “underwater” and, accordingly, no consideration will be payable with respect to such options in connection with the merger.

Board of Directors and Management of Coeur and SpinCo Following the Merger

At the effective time, all directors and executive officers of Coeur will continue to be directors and executive officers of Coeur and certain directors and executive officers of Paramount will become directors and executive officers of SpinCo.

Material U.S. Federal Income Tax Consequences of the Spin-Off and the Merger

The following discussion addresses the material U.S. federal income tax consequences of the spin-off and merger to Paramount, holders of Paramount common stock, Coeur and holders of Coeur common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to stockholders that hold their Paramount common stock or Coeur common stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, stockholders who received their Paramount common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and stockholders who hold Paramount common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

This discussion is limited to Paramount stockholders and Coeur stockholders that are “U.S. holders.” For purposes of this joint proxy statement/prospectus, a “U.S. holder” means a stockholder of Paramount or Coeur that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election to be treated as a U.S. person.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the spin-off or merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their Paramount common stock or Coeur common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United States federal income tax purposes, holds shares of Paramount or Coeur common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the spin-off and merger to them.

Paramount stockholders and Coeur stockholders should consult their tax advisors with respect to the particular tax consequences of the spin-off and merger to them.

The Spin-Off

Consequences to Paramount and Paramount Stockholders

Paramount will recognize gain, but not loss, on the spin-off equal to the difference between the fair market value of the SpinCo common stock distributed and Paramount’s adjusted basis in such stock.

In general, the SpinCo common stock received by Paramount stockholders in the spin-off will be treated as a taxable dividend in an amount equal to the fair market value of the SpinCo common stock received, to the extent of Paramount’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the fair market value of the SpinCo common stock received exceeds Paramount’s current and accumulated earnings and profits, the excess will be treated first, as reducing a Paramount stockholder’s adjusted basis in its shares of Paramount common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock. A Paramount stockholder’s basis in the shares of SpinCo common stock received in the spin-off will be equal to the fair market value of such stock on the day of the distribution. Depending on the circumstances, a Paramount stockholder’s holding period in its shares of SpinCo common stock received in the spin-off will begin on the day of or the day after the distribution.

Consequences to Coeur and Coeur Stockholders

There will be no U.S. federal income tax consequences to Coeur or Coeur stockholders as a result of the spin-off.

The Merger

The obligations of Paramount and Coeur to consummate the merger are conditioned, respectively, on Paramount’s receipt of a tax opinion LeClairRyan, A Professional Corporation, and Coeur’s receipt of a tax opinion from Gibson Dunn, in each case, to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth in such opinion and certificates to be obtained from officers of Paramount and Coeur, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Coeur nor Paramount intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be different from those set forth below. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Consequences to Coeur and Coeur Stockholders

There will be no U.S. federal income tax consequences to Coeur or Coeur stockholders as a result of the merger.

Consequences to Paramount and Paramount Stockholders

Paramount will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Paramount stockholders will not recognize any gain or loss pursuant to the merger except in respect of cash received instead of a fractional share of Coeur common stock (as discussed below). The aggregate tax basis of the Coeur common stock received in the merger (including fractional shares deemed received and redeemed as discussed below) will be equal to the aggregate adjusted tax basis of the shares of Paramount common stock surrendered for the Coeur common stock, and the holding period of the Coeur common stock (including fractional shares deemed received and redeemed) will include the period during which the shares of Paramount common stock were held.

A Paramount stockholder that receives cash instead of a fractional share of Coeur common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis in the shares of Paramount common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Paramount common stock is more than one year at the effective time of the merger. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting will apply to the distribution of SpinCo common stock and the payment of cash in lieu of fractional shares of SpinCo common stock made in the spin-off to U.S. holders of Paramount common stock, unless the U.S. holder provides proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28%), unless such U.S. holder provides an accurate taxpayer identification number and otherwise complies with the requirements of the backup withholding rules.

Payments of cash to a U.S. holder of Paramount common stock in lieu of fractional shares of Coeur common stock in the merger may be subject to information reporting, unless the U.S. holder provides proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28%), unless such U.S. holder provides an accurate taxpayer identification number and otherwise complies with the requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld will be credited against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely supplied to the Internal Revenue Service.

Accounting Treatment

Coeur prepares its financial statements in accordance with the United States generally accepted accounting principles, referred to in this joint proxy statement/prospectus as “GAAP.” The merger will be accounted for by applying the acquisition method, which requires the determination of the acquiror, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Based on a number of factors viewed as of the date of this joint proxy statement/prospectus, including the relative voting rights of former Coeur stockholders in the combined entity upon the completion of the combination, the transactions are expected to be accounted for as a business combination, with Coeur as the accounting acquirer and Paramount as the accounting acquiree. The purchase price will be determined based on the number of common shares issued at the Paramount exchange ratio adjusted stock price and the equity funding of SpinCo, net of cash acquired. The purchase price will be allocated to the fair values of Paramount’s assets acquired and liabilities assumed. Any excess purchase price after this allocation will be assigned to goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment. The operating results of Paramount will be part of the combined company beginning on the date of the merger.

Regulatory Clearances Required for the Merger

Coeur and Paramount have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement.

The merger is subject to the requirements of the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) (the “Mexican Antitrust Laws”), which prevents Coeur and Paramount

from completing the merger until the applicable authorization under the Mexican Antitrust Laws is obtained. On January [    ], 2015, Coeur and Paramount filed the requisite documents under the Mexican Antitrust Laws with the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

In addition, Coeur, on behalf of Paramount and itself, is also required to file a notice of investment with the Director of Investments in accordance with the Investment Canada Act (Canada).

In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

•

governmental authorities will not impose any conditions on the granting of their approval and, if such conditions are imposed, that Coeur or Paramount will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Coeur after completion of the merger; or

•	the required regulatory approvals will be obtained within the time frame contemplated by Coeur and Paramount or on terms that will be satisfactory to Coeur and Paramount.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

Exchange of Shares in the Merger

Prior to the effective time, Coeur will appoint an exchange agent reasonably acceptable to Paramount to handle the exchange of Paramount common stock for Coeur common stock.

As promptly as practicable after the effective time, Coeur will cause the exchange agent to mail to each holder of record of Paramount common stock a letter of transmittal specifying that delivery will be effected and risk of loss and title to any certificates representing Paramount shares shall pass only upon delivery of such certificates (or Paramount shares held in book-entry form) to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Paramount stock certificates, if any, in exchange for shares of Coeur common stock.

Paramount stockholders will not receive any fractional shares of Coeur common stock in the merger. Instead, each Paramount stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Coeur common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Paramount common stock exchanged by such holder) by (ii) the last reported sale price of Coeur common stock on the NYSE on the last complete trading day prior to the date of the effective time.

After the effective time, shares of Paramount common stock will no longer be outstanding, will automatically be cancelled and will cease to exist and certificates or evidence of shares in book-entry form that, in each case, previously represented shares of Paramount common stock will represent only the right to receive a number of shares of Coeur common stock (plus cash in lieu of fractional shares) as described above. Until holders of Paramount common stock have surrendered their shares to the exchange agent for exchange, those holders will not receive dividends or distributions declared or made with respect to shares of Coeur common stock with a record date after the effective time. However, upon the surrender of their shares of Paramount common stock, such holders will receive the amount of dividends or other distributions with respect to shares of Coeur common stock theretofore paid with a record date after the effective time.

After the effective time, Paramount will not register any transfers of the shares of Paramount common stock.

Coeur stockholders need not take any action with respect to their shares.

Merger Consideration; Treatment of Paramount Stock Options

Paramount stockholders will receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Paramount or Coeur. Because of this, the implied value of the consideration to Paramount stockholders will fluctuate between now and the completion of the merger.

At the effective time, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock (without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of the merger consideration closing value over the exercise price per share under such stock option and (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash.

Dividends and Share Repurchases

Coeur has not paid cash dividends on its common stock in recent years. The merger agreement does not prohibit Coeur from declaring dividends on its common stock. Future dividends, if any, will be determined by the Coeur board.

Paramount has never paid any cash dividend on its common stock. The merger agreement prohibits Paramount from declaring, setting aside or paying any dividends on its capital stock without Coeur’s consent before the earlier of the closing of the merger or the termination of the merger agreement in accordance with its terms. We cannot be certain, and can make no assurances, that Coeur will declare dividends in the future and, as such, the amount and timing of any future dividends are not determinable. Coeur’s dividend policy will be determined by the Coeur board.

Listing of Coeur Common Stock

It is a condition to the completion of the merger that the Coeur common stock to be issued to Paramount stockholders pursuant to the merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Paramount Common Stock

Subsequent to the completion of the merger, it is intended that Paramount will cease to be a reporting issuer or its equivalent under the securities laws of Canada and to cease to be a public company in the United States.

No Appraisal Rights

Under the DGCL, neither the holders of Coeur common stock nor the holders of Paramount common stock are entitled to appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Certain Coeur Forecasts

In connection with Coeur’s regular planning process and with the merger, Coeur’s management prepared certain unaudited internal financial forecasts, which were provided to the Coeur board. These forecasts were also provided to Coeur’s financial advisor, Raymond James, in connection with its financial analyses, and to Paramount and Scotia Capital. These forecasts were prepared based on Coeur as a stand-alone entity and do not reflect any potential synergies resulting from, or any other aspects of, the merger. Coeur has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was furnished to the above-listed parties in connection with the merger.

The accompanying internal operational financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or GAAP, but, in the view of Coeur’s management, were prepared on a reasonable basis, reflect the best then-available estimates and judgments, and present, to the best of management’s knowledge and belief at the time, the expected course of action and the expected future financial performance of Coeur. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the internal financial forecasts.

The prospective financial information of Coeur included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Coeur’s management. Neither Coeur’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the internal financial forecasts.

The assumptions and estimates underlying the internal financial forecasts are inherently uncertain and, although considered reasonable by the management of Coeur as of the date of their preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the internal financial forecasts, including, among others, risks and uncertainties relating to Coeur’s businesses (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Risk Factors” beginning on page [    ] and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] and the risks described in the periodic reports filed by Coeur with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page [    ].

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Coeur or that actual results will not differ materially from those presented in the internal financial forecasts. Inclusion of the internal financial forecasts in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the internal financial forecasts will be achieved. Coeur does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Coeur does not intend to update or otherwise revise the internal financial forecasts to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Coeur does not intend to update or revise the internal financial forecasts to reflect changes in general economic or industry conditions.

	2014	2015	2016	2017	2018
Silver Production (in millions of ounces)	17.1	15.5	13.3	15.2	14.7
Gold Production (in thousands of ounces)	253.4	242.6	224.9	311.0	321.8
Revenues (1) (in millions)	$635.8	$582.3	$520.8	$656.8	$661.8
EBITDA (1) (in millions)	$69.4	$54.1	$69.1	$218.0	$222.1
CAPEX (in millions)	$67.6	$89.3	$157.2	$77.2	$58.1

(1)	Estimates of US$1,225/oz Au and US$17.50/oz Ag used.

Certain Paramount Forecasts

In the ordinary course of Paramount’s business, Paramount engaged Metal Mining Consultants, Inc. to prepare the Technical Report & Preliminary Economic Assessment for the San Miguel Project Guazapares Mining District Chihuahua, Mexico dated August 22, 2014, effective date July 8, 2014 (the “technical report”), which was provided to, and reviewed by, Raymond James, Scotia Capital and Coeur. The technical report is available on Paramount’s website.

Litigation Related to the Merger

Since the announcement of the merger on December 17, 2014, Paramount, members of the Paramount board, SpinCo, Coeur, Merger Sub, and, in one case, FCMI Financial Corp., were named as defendants in three putative stockholder class action, brought by purported stockholders of Paramount, challenging the proposed merger (the “Complaints”). The Complaints were filed in the Court of Chancery in the State of Delaware (Gamboa v. Paramount Gold and Silver Corp, et al., No. 10499-[             ]; Jerry Panning v. Paramount Gold and Silver Corp, et al., No. 10507-[             ]; Jonah Weiss, IRA v. Paramount Gold and Silver Corp, et al., No. 10517-[             ]).

The plaintiffs generally claim that (i) the Paramount board members breached their fiduciary duties to Paramount stockholders by authorizing the merger with Coeur for what the plaintiff asserts is inadequate consideration and pursuant to an allegedly inadequate process, and (ii) Paramount, Coeur, SpinCo and Merger Sub aided and abetted the other defendants’ alleged breach of duties. The plaintiffs seek, among other things, to enjoin the merger, rescind the transaction or obtain rescissory damages if the merger is consummated, obtain other unspecified damages and recover attorneys’ fees and costs.

Paramount, members of the Paramount board, SpinCo, Coeur and Merger Sub deny any wrongdoing and are vigorously defending all of the actions.

The Separation Agreement and the Promissory Note

Prior to the consummation of the merger and in the following order, (1) Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note, and Paramount will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (2) SpinCo will issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (3) Paramount and SpinCo will enter into a separation agreement and (4) Paramount will spin off SpinCo to Paramount’s stockholders by paying a dividend to Paramount’s stockholders all of the shares of SpinCo common stock then held by Paramount.

In order to govern the distribution and certain ongoing relationships between Paramount and SpinCo after the distribution, Paramount and SpinCo have entered into the separation agreement. The following is a summary of the material terms and provisions of the separation agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the separation agreement, the form of which is attached as Annex D to this joint proxy statement/prospectus. Coeur stockholders and Paramount stockholders are encouraged to read the entire separation agreement. The separation agreement has been included to provide Coeur stockholders and Paramount stockholders with information regarding its terms. The separation agreement is not intended to provide any other factual information about Paramount, Coeur, SpinCo and their respective affiliates following completion of the transactions. Information about Paramount, Coeur, SpinCo and their affiliates can be found elsewhere in this joint proxy statement/prospectus. Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the separation agreement.

Immediately prior to the effective time of the merger, Paramount will enter into a separation agreement with SpinCo. The separation agreement sets forth Paramount’s agreement with SpinCo regarding the principal transactions necessary to separate the Nevada business from the Mexico business. It also sets forth other agreements that govern certain aspects of Paramount’s relationship with SpinCo and its subsidiaries after the completion of the distribution.

Distribution Overview

The separation agreement provides for the spin-off of the Nevada business from Paramount. Among other things, the agreement sets forth the process by and terms and conditions under which Paramount will spin-off the Nevada business to the holders of Paramount common stock; specifies the relevant assets of Paramount and certain of its subsidiaries related to the Nevada business to be transferred to SpinCo; and sets forth certain liabilities to be assumed and covenants to be performed by Paramount and SpinCo.

Transfer of Assets

The separation agreement identifies certain transfers of assets that are necessary in advance of the Nevada business’ separation from Paramount so that each of Paramount and SpinCo retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be assigned to or retained by SpinCo or its subsidiaries consist of the following:

•	the Sleeper Gold assets, the Sleeper Gold project, the Mill Creek property and the Spring Valley property;

•	all issued and outstanding shares, units or other equity interests of each direct and indirect subsidiary of SpinCo that are owned by Paramount or any other member of Paramount and its subsidiaries;

•

any contract entered into prior to the effective time that is exclusively related to the Nevada business and with respect to any contract entered into prior to the effective time that relates to the Nevada business but is not exclusively related to Nevada business, that portion of any contract that relates to the Nevada business and all rights, interests or claims of Paramount or any other member of Paramount and its subsidiaries thereunder (including rights under or pursuant to all warranties, representations and guaranties, whether express or implied, thereunder);

•

any mineral concessions, mining concessions, millsites, and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances, and all water rights, in each case, to the extent in respect of the Nevada business and all rights, interests or claims of Paramount or any other member of Paramount and its subsidiaries thereunder (including rights under or pursuant to all warranties, representations and guaranties, whether express or implied, thereunder);

•

cash in the amount of $10 million, minus (a) all spin-off related expenses incurred prior to the effective time by any member of Paramount and its subsidiaries, (b) all Nevada employee liabilities incurred prior to the effective time by any member of Paramount and its subsidiaries, and (c) all costs, expenses and other out-of-pocket monetary liabilities incurred prior to the effective time by any member of Paramount and its subsidiaries in respect of any litigation relating to the S-1 (the “transferred cash”);

•	all Nevada employee contracts, and all rights, interests or claims of Paramount or any other members of Paramount and its subsidiaries thereunder;

•

all real property leases for office space in Winnemucca, Nevada, and Ottawa, Canada, all furniture and fixtures associated with or installed in such offices, all computers, telephones, networking equipment and other analogous electronics associated with or installed in such offices (but not including any information stored thereon) and all logos, names, domains and URLs associated with Paramount;

•	all indemnification rights to the extent related to the Nevada business;

•	all claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment to the extent attributable to the Nevada business;

•

all permits owned or licensed by Paramount or any other member of Paramount and its subsidiaries primarily used or held for use in the Nevada business and all rights, interests or claims of Paramount or any other member of Paramount and its subsidiaries thereunder;

•	all equipment that is primarily used or held for use in the Nevada business;

•

all rights, interests and claims of Paramount or any other member of Paramount and its subsidiaries with respect to the information primarily related to the Nevada business (provided, however, that with respect to any such information that is also related to the Mexico business, Paramount and its subsidiaries (excluding SpinCo and its subsidiaries (the “SpinCo group”)) shall have a non-exclusive right to access such information after the effective time);

•	all tax refunds or credits to Paramount or any other member of Paramount and its subsidiaries attributable to the Nevada business, the transferred assets or the assumed liabilities;

•

all insurance proceeds received or receivable by Paramount or any other member of Paramount and its subsidiaries under any insurance policy written prior to the effective time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the effective time that would have been included in the transferred assets but for such damage or complete destruction or (ii) any assumed liability;

•	all casualty, fire, liability and any other insurance policies to the extent related primarily to the Nevada business and any agreements related to or in connection with such policies; and

•	all software and technology owned or licensed by Paramount or any other member of Paramount and its subsidiaries primarily used or held for use in the Nevada business;

provided, however, that except with respect to the office leases and office equipment, the transferred assets shall not include any San Miguel asset or the San Miguel project.

The separation agreement provides that the assets to be transferred or assigned to or retained by SpinCo or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Paramount or its subsidiaries under the separation agreement or cash or cash equivalents of SpinCo held before the distribution except to the extent taken into account to determine the amount of transferred cash.

The assets to be transferred or assigned to or retained by Paramount or its subsidiaries include all assets of Paramount other than the assets specifically retained by or transferred to SpinCo. The separation agreement provides that the assets transferred or assigned to or retained by Paramount or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to SpinCo or any of its subsidiaries.

Assumptions of Liabilities

The separation agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between SpinCo and Paramount and identifies the liabilities and other obligations which each of SpinCo and Paramount and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by SpinCo or one of its subsidiaries consist of the following:

•

all liabilities (including environmental liabilities and tax liabilities) to the extent arising out of, resulting from or related to the Nevada business or a transferred asset, regardless of when arising and regardless of whether based on actions, inactions, events, omissions, conditions, facts or circumstances existing before, at or after the effective time;

•	all Nevada employee liabilities;

•	all spin-off expenses;

•

all claims or actions by the current directors and officers of Paramount against Paramount or any member of Paramount and its subsidiaries, excluding the SpinCo group (provided, however, that nothing in this clause shall impair any director’s or officer’s right to indemnification from Paramount in their capacity as a director or officer);

•	SpinCo’s obligations under the separation agreement and the merger agreement and any other contract entered into by SpinCo or any member of the SpinCo group in connection therewith;

•

all liabilities arising out of claims made by any third party against any member of Paramount and its subsidiaries to the extent relating to, arising out of or resulting from the Nevada business or the transferred assets, excluding however, any and all liabilities in respect of any merger litigation;

•

all liabilities arising out of claims made by any third party against any member of Paramount and its subsidiaries to the extent relating to, arising out of or resulting from the Form S-1 in connection with the distribution or any alleged omission or misstatement therein; and

•

all tax liabilities (in each case, whether arising prior to or after the distribution) arising out of, resulting from or related to (A) the merger of SpinCo into its direct subsidiary, (B) the merger of SpinCo into a newly formed Delaware corporation or (C) the distribution, in the case of this clause (C), to the extent such tax liabilities are attributable to Paramount’s basis in SpinCo (or the corporation into which SpinCo has merged prior to the distribution and the stock of which is distributed pursuant to the distribution) being less than US$45,000,000 at the time of the distribution.

Transfer Documents

In furtherance of the contribution, assignment, transfer, conveyance and delivery of the transferred assets and retained assets and the assumption of the assumed liabilities and retained liabilities, (i) Paramount and SpinCo shall execute and deliver, and shall cause the applicable members of its group to execute and deliver, such bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Paramount or SpinCo’s and the applicable members of its group’s right, title and interest in and to such transferred assets and retained assets to the other party and the applicable members of its group, and (ii) Paramount and SpinCo shall execute and deliver, and shall cause the applicable members of its group to execute and deliver, to the other party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the assumed liabilities and retained liabilities by such party and the applicable members of its group.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the closing of the transactions, Paramount and SpinCo are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit or burden of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Paramount and SpinCo are to use reasonable best efforts to obtain consents required to transfer assets and contracts as necessary to effectuate the spin-off.

Shared Contracts

Unless the parties otherwise agree or the benefits of any contract are expressly conveyed to the applicable party pursuant to the separation agreement, shared contracts, if any, are to be assigned in relevant part to the applicable member(s) of the applicable group, if so assignable, or appropriately amended prior to, on or after the effective time, so that each party or the member of its group shall, as of the effective time, be entitled to the rights and benefits, and shall assume the related portion of any liabilities, incurring to its respective businesses. Nevertheless, (i) in no event shall any member of any group be required to assign (or amend) any shared contract in its entirety or to assign a portion of any shared contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any shared contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such shared contract, then the parties shall, and shall cause each of the members of their respective groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of liability or other relevant matters arising in connection with a shared contract so as to allow such other party the ability to exercise any applicable rights under such shared contract) to cause a member of a group, as the case may be, to receive the rights and benefits of that portion of each shared contract that relates to the Nevada business or the Mexico business, as the case may be (in each case, to the extent so related), as if such shared contract had been assigned to (or amended to allow) a member of the applicable group, and to bear the burden of the corresponding liabilities (including any liabilities that may arise by reason of such arrangement), as if such liabilities had been assumed by a member of the applicable group.

The Distribution

Under the separation agreement, Paramount will appoint a distribution agent to deliver true, correct and complete copies of the transfer records reflecting the holders of the Paramount common stock entitled to receive SpinCo common stock in connection with the distribution. Paramount will deliver to, or cause the delivery to, the distribution agent for the benefit of the record holders sufficient outstanding SpinCo common stock to make the distribution, and shall cause its transfer agent to instruct the distribution agent to distribute electronically on the distribution date, or as soon as reasonably practicable thereafter, the appropriate number of shares of SpinCo common stock to each record holder or designated transferee(s) of such record holder by way of direct registration in book-entry form. SpinCo will not issue paper share certificates.

Subject to sections 3.1 and 3.2(c) of the separation agreement, each record holder (or such holder’s designated transferee(s)) will be entitled to receive in the distribution a number of whole shares of SpinCo common stock equal to the number of the Paramount common stock held by such holder on the record date, multiplied by the distribution ratio, rounded down to the nearest whole number. No fractional shares will be distributed or credited to book-entry accounts in connection with the distribution, and any such fractional interests to which a record holder would otherwise be entitled shall not entitle such record holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each record holder who, but for the provisions of section 3.2(c) under the separation agreement, would be entitled to receive a fractional interest of a share of SpinCo common stock pursuant to the distribution, shall be paid cash, without any interest thereon.

Any SpinCo common stock or cash in lieu of fractional shares with respect to SpinCo common stock that remains unclaimed by any record holder 180 days after the distribution date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo common stock or cash for the account of such record holder, and the parties agree that all obligations to provide such SpinCo common stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property laws.

Mutual Releases and Indemnification

Except as otherwise provided in the separation agreement, SpinCo and Paramount have agreed to release each other and each other’s affiliates, successors and assigns, stockholders, directors, officers, agents and employees, and, to the extent permitted by applicable law, all persons who at any time prior to the effective time have been stockholders, directors, officers, agents or employees of any member of the SpinCo group or Paramount and its subsidiaries (excluding the SpinCo group) and their respective successors and assigns from (a) all assumed liabilities, (b) all liabilities arising from or in connection with the transactions and all other activities to implement the merger, the separation agreement and (c) all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time), in each case in this clause (c) to the extent relating to, arising out of or resulting from the Nevada business, the transferred assets, Nevada employees or the assumed liabilities for Paramount and its subsidiaries (excluding the SpinCo group), or from the Mexico business, the retained assets or the retained liabilities for the SpinCo group.

The separation agreement, however, provides that neither party will be released from the following liabilities:

•

any liability provided in or resulting from any contract among any members of Paramount and the subsidiaries of Paramount (excluding the SpinCo group) or the SpinCo group that is specified to terminate as of the effective time;

•

any liability, contingent or otherwise, assumed, transferred, assigned or allocated to either Paramount and its subsidiaries or the SpinCo group of which such person is a member in accordance with, or any other liability of any member of either Paramount and its subsidiaries or the SpinCo group under, the separation agreement, the merger agreement or the promissory note;

•

any liability that Paramount or SpinCo may have with respect to indemnification or contribution pursuant to the separation agreement, the merger agreement or the promissory note for claims brought against the parties by third persons, which liability shall be governed by the provisions of Article IV of the separation agreement and, if applicable, the appropriate provisions of the merger agreement.

In addition, nothing will release Paramount and its subsidiaries (excluding the SpinCo group) from (i) honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo group who was a director, officer or employee of Paramount or its subsidiaries (excluding the SpinCo group) on or prior to the distribution, to the extent such director, officer or employee is or becomes a named defendant in any action with respect to which such director, officer or employee was entitled to such indemnification pursuant to the existing obligations under the organizational documents of Paramount; it being understood that, if the underlying obligation giving rise to such action is an assumed liability, SpinCo shall indemnify Paramount for such liability (including the Paramount’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article IV of the separation agreement or (ii) honoring any of its obligations to indemnify any director, officer or employee under the merger agreement.

Under the separation agreement, Paramount shall indemnify, defend and hold harmless SpinCo, other members of the SpinCo group and each of their respective past, present and future stockholders, directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all liabilities of the SpinCo indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the foregoing: (a) any retained liability, (b) any failure of the Paramount, any other subsidiary of Paramount (excluding the SpinCo group) or any other person to pay, perform or otherwise promptly discharge any retained liabilities in accordance with their terms after the effective time, (c) any breach by Paramount or its subsidiaries (excluding the SpinCo group) of the separation agreement after the effective time, and (d) except to the extent it relates to an assumed liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of Paramount or its subsidiaries (excluding the SpinCo group) by any member of the SpinCo group that survives following the distribution.

SpinCo and Paramount shall not make, and shall not permit any member of Paramount and its subsidiaries to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against the other party or its subsidiaries, or any other person released pursuant to section 4.1(a) of the separation agreement, with respect to any liabilities released pursuant to section 4.1(a) of the separation agreement.

Under the separation agreement, SpinCo shall indemnify, defend and hold harmless Paramount, its subsidiaries and each of their respective past, present and future stockholders, directors, officers, employees and agents, in each case in their respective capacities as such, and each of their heirs, executors, successors and assigns, from and against any and all liabilities of the Paramount indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the foregoing: (a) any assumed liability, (b) any failure of SpinCo, any other member of the SpinCo group or any other person to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their terms, whether prior to, on or after the effective time, (c) any breach by SpinCo or any other member of the SpinCo Group of the separation agreement, (d) except to the extent it relates to a retained liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the SpinCo group by Paramount or Paramount’s subsidiaries (excluding the SpinCo group) that survives following the distribution, and (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in its registration statement on Form S-1 or any Exchange Act registration statement filed by SpinCo in connection with the distribution.

Non-Solicitation

For twelve months after the effective time, each of Paramount and SpinCo agree that it will not, nor will it permit any of its affiliates to, directly or indirectly, solicit for employment any employee of the other party or any of its affiliates who is employed by such party or any of its affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at the other party’s employees; (ii) any employee whose employment with the other party or any of its affiliates is terminated by the other party or any of its affiliates; or (iii) any employee of one party who independently contacts the other party or any of its affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by the other party.

Exchange of Information

Paramount and SpinCo have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange. Paramount and SpinCo have also agreed to retain such information until the date on which such records are no longer required to be retained pursuant to Paramount’s record retention policy and schedules as in effect immediately prior to the effective date.

Conditions and Termination

Under the terms of the separation agreement, the consummation of the distribution is subject to the satisfaction, or waiver by Paramount in its sole and absolute discretion, of the following conditions: (i) the SEC having declared effective SpinCo’s registration statement on Form S-1; no order suspending the effectiveness of the Form S-1 being in effect and no proceedings for such purposes having been instituted or threatened by the SEC; (ii) the transfer of the transferred assets and assumed liabilities (other than any delayed transferred asset or delayed assumed liability) to SpinCo on or prior to the distribution and the transfer of the retained assets and retained liabilities (other than any delayed retained asset or delayed retained liability) to Paramount on or prior to the distribution date; (iii) the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder and the rules of the applicable stock exchange having been taken or made, and, where applicable, becoming effective or having been accepted; (iv) no order, injunction or decree being issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the transactions related thereto shall be in effect; (v) the SpinCo common stock to be distributed to the holders of Paramount common stock in the distribution having been accepted for listing on the applicable stock exchange, subject to official notice of distribution; (vi) SpinCo having received the proceeds from the financings described in the promissory note; and (vii) each of the conditions to the party’s obligations to effect the merger set forth in section 6.1 (other than section 6.1(h)), section 6.2 and section 6.3 of the merger agreement having been satisfied or waived. For a more detailed description of the merger conditions, see “The Merger Agreement—Conditions to Completion of the Merger.”

The separation agreement provides that it will terminate in the event that the merger agreement has been terminated. Subject to the terms and conditions set forth in the merger agreement, the separation agreement may be amended, modified or abandoned at any time prior to the effective time by mutual consent of Paramount and Coeur, without the approval or consent of any other person, including SpinCo. After the effective time, the separation agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the parties.

The Royalty Agreement

On December 16, 2014, Paramount, Paramount Gold de Mexico S.A. de C.V., a wholly-owned subsidiary of Paramount (“Paramount Mexico”), Minera Gama S.A. de C.V., a wholly-owned subsidiary of Paramount (“Minera Gama”, and together with Paramount Mexico, the “Owners”), and Coeur Mexicana S.A. de C.V., a wholly-owned subsidiary of Coeur (the “Holder”), entered into a royalty agreement regarding the San Miguel Project.

Pursuant to the terms of the royalty agreement, the Owners agreed to pay to the Holder a perpetual royalty privileged and preferential in payment to (i) any other royalty, or other rights which may be assimilated to a royalty other than the existing royalties or royalties payable to government entities, or (ii) any other contractual rights granted in respect of, or related to, the San Miguel properties granted by an Owner or Paramount to any third party in the aggregate amount of 0.7% of net smelter returns from the sale or other disposition of products (which includes all gold, silver, lead and zinc bearing ores mined, executed, extracted, recovered in soluble solution or otherwise recovered or produced from the minerals and all concentrates and other mineral products, metals or minerals which are derived therefrom) produced from the San Miguel properties. In consideration for the royalty, Holder paid the Owners $5,250,000 on December 16, 2014. The term of the royalty agreement is perpetual.

For further information on the royalty agreement, please see the Form 8-K filed by Paramount on December  18, 2014.

The Voting and Support Agreement

The following summarizes the material provisions of the voting and support agreement. This summary does not purport to be complete and may not contain all of the information about the voting and support agreement that is important to you. This summary is qualified in its entirety by reference to the voting and support agreement, a copy of which is included as Annex E in this joint proxy statement/prospectus and is incorporated by reference herein. Defined terms used but not otherwise defined in this section shall have the meaning assigned to such terms in the voting and support agreement.

As a condition and inducement to Coeur and Merger Sub’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, certain stockholders of Paramount entered into a voting and support agreement, dated December 16, 2014, pursuant to which each such stockholder has irrevocably and unconditionally agreed to vote its shares of common stock of Paramount, in favor of the approval of the merger agreement. Furthermore, certain stockholders of Paramount have agreed to vote against (i) any acquisition proposal, (ii) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between Paramount and any other person (other than the merger or spin-off), (iii) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or the voting and support agreement or any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Paramount or any of its subsidiaries contained in the merger agreement or of the stockholders contained in the voting and support agreement, (iv) any change in the present capitalization or dividend policy of Paramount (other than the spin-off) or any amendment or other change to Paramount’s certificate of incorporation or bylaws, except if approved by Coeur and (v) any other change in Paramount’s corporate structure or business.

Each of the stockholders listed in the voting and support agreement granted to, and appointed, Coeur, the executive officers of Coeur, and any other designee of Coeur, each of them individually, such stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted (including by proxy or written consent, if applicable) the covered shares as indicated in section 1 of the voting and support agreement. This proxy is coupled with an interest and shall be irrevocable, and each stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such stockholder with respect to its covered shares. Coeur may terminate this proxy with respect to the stockholder at any time at its sole election by written notice provided to the stockholder.

The proxy shall terminate upon the earliest of (a) the effective time, (b) the date that the merger agreement is terminated in accordance with its terms or (c) written notice of termination of the voting and support agreement by Coeur to the stockholders (such earliest date, the “termination date”); provided, that the provisions set forth in sections 10 and 24 of the voting and support agreement shall survive the termination of the voting and support agreement; provided further, that any liability incurred by any party as a result of a breach of a term or condition of the voting and support agreement prior to such termination shall survive the termination of the voting and support agreement.

The stockholders party to the voting and support agreement covenanted and agreed not to authorize or permit any of its subsidiaries or affiliates or its or their representatives, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or make or complete, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle or other contract constituting or related to, or which is intended or reasonably likely to lead to, any acquisition proposal, (iv) approve or recommend or propose to approve or recommend any acquisition proposal or any contract constituting or relating to any acquisition proposal to Paramount or any third person, (v) make, or in any manner participate in, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of shares (other than in favor of the merger), or seek to cause stockholders of Paramount not to vote to approve the merger or any other transaction contemplated by the merger agreement, or (vi) resolve, agree or propose to do any of the foregoing.

Under the voting and support agreement, each stockholder shall promptly (and in any event within 24 hours of receipt) advise Coeur in writing in the event such stockholder receives (i) any indication by any person that it is considering making an acquisition proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal or (iii) any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such person. Such stockholder shall keep Coeur informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

Each stockholder that is a party to the voting and support agreement agreed, except as contemplated by the voting and support agreement, that it shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, gift, encumber assign or otherwise dispose of, or enter into any contract with respect to the transfer of the covered shares, (iii) grant any proxies or powers of attorney, deposit any covered shares into a voting trust or enter into a voting agreement with respect to the covered shares, or (iv) take any action that would make any representation or warranty of such stockholder untrue or incorrect or have the effect of preventing or disabling such stockholder from performing its obligations under the voting and support agreement. Each stockholder agreed that any transfer in violation of the foregoing provision is void.

The voting and support agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each party to the voting and support agreement.

The Merger Agreement

The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Coeur stockholders and Paramount stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex A in this joint proxy statement/prospectus and is incorporated by reference herein. Defined terms used but not otherwise defined in this section shall have the meanings assigned to such terms in the merger agreement.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Coeur, Paramount or any of their subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, Coeur or Paramount, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ].

Overview

Under the merger agreement immediately prior to the effective time, not later than immediately prior to the spin-off, Coeur will make a loan to Paramount in the principal amount of $8,530,000, in the form of a promissory note, and Paramount will contribute all of the proceeds of such loan to SpinCo as an equity contribution (the “equity funding of SpinCo”). SpinCo will then issue to Coeur, in exchange for a cash payment by Coeur in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance (the “Coeur investment in SpinCo”).

Following the equity funding of SpinCo, the Coeur investment in SpinCo and immediately prior to the merger, Paramount will spin-off SpinCo by paying a dividend to holders of record of Paramount common stock all of the issued and outstanding shares of SpinCo common stock then held by Paramount, with such Paramount stockholders holding approximately 95.1% of SpinCo and Coeur holding approximately 4.9% of SpinCo following the spin-off (Paramount will then be comprised solely of the Paramount Mexico business). Immediately following completion of the spin-off, Merger Sub will merge with and into Paramount, with Paramount surviving the merger and becoming a wholly-owned subsidiary of Coeur. In connection with the merger, each share of Paramount common stock issued and outstanding immediately prior to the closing of the merger (other than shares owned by Paramount, Coeur, Merger Sub or any other subsidiary of Coeur, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock. No fractional shares of Coeur’s common stock will be issued in the merger, and Paramount’s stockholders will receive cash in lieu of any such fractional shares. Immediately following the consummation of the transaction, Coeur will own 4.9% of SpinCo and holders of Paramount common stock will own approximately 24% of Coeur’s outstanding common stock, while existing stockholders of Coeur will continue to own the remaining 76%.

The Merger

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement, and in accordance with the DGCL, immediately following completion of the spin-off, Merger Sub will merge with and into Paramount. At the effective time, the separate corporate existence of Merger Sub will cease and Paramount will continue as the surviving corporation in the merger as a wholly-owned subsidiary of Coeur.

Merger Consideration

Under the terms of the merger agreement, at the effective time, each outstanding share of Paramount common stock (other than shares held by Coeur, Merger Sub, Paramount or any other subsidiary of Coeur, which will be cancelled) will be converted into the right to receive 0.2016 shares of Coeur common stock.

Paramount stockholders will not receive any fractional shares of Coeur common stock in the merger. Instead, each Paramount stockholder will be entitled to receive a cash payment in lieu of any fractional shares of Coeur common stock it otherwise would have received pursuant to the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Paramount common stock exchanged by such holder) by (ii) the last reported sale price of Coeur common stock on the NYSE on the last complete trading day prior to the date of the effective time.

Merger Consideration; Treatment of Paramount Stock Options

Paramount stockholders will receive 0.2016 shares of Coeur common stock for each share of Paramount common stock they hold, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Paramount or Coeur. Because of this, the implied value of the consideration to Paramount stockholders will fluctuate between now and the completion of the merger.

At the effective time, each outstanding stock option with respect to Paramount common stock will be deemed fully vested and will be cancelled in exchange for the right to receive shares of Coeur common stock

(without interest, and subject to deduction for any required withholding tax, with cash being paid in lieu of issuing fractional shares of Coeur common stock) with a value equal to the product of (i) the excess (if any) of the merger consideration closing value over the exercise price per share under such stock option and (ii) the number of shares subject to such stock option; provided, however, that (A) if the exercise price per share of any such Paramount stock option is equal to or greater than the merger consideration closing value, such Paramount stock option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Coeur, in lieu of paying all or a portion of the amounts due to a holder of Paramount stock options in shares of Coeur common stock, Coeur may substitute for such shares an equivalent amount of cash.

Representations and Warranties

The merger agreement contains representations and warranties made by Paramount to Coeur and Merger Sub and by Coeur and Merger Sub to Paramount. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Additionally, certain of the representations and warranties in the merger agreement are qualified by the Coeur disclosure letter and the Paramount disclosure letter.

The merger agreement provides that a “material adverse effect” means, with respect to Paramount, any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Paramount and its subsidiaries, taken as a whole, (b) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Paramount and its subsidiaries (other than SpinCo and its subsidiaries), taken as a whole, or (c) materially impairs the ability of Paramount to consummate, or prevents or materially delays, the merger, the spin-off or any of the other transactions contemplated by the merger agreement. However, in the case of (a) and (b) above, the determination of a material adverse effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in law or GAAP since the date of the merger agreement, and (vi) natural disasters; provided, however, such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to Paramount and its subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

The merger agreement provides that a “material adverse effect” means, with respect to Coeur, any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Coeur and its subsidiaries, taken as a whole, or (b) materially impairs the ability of Coeur and Merger Sub to consummate, or prevents or materially delays, the merger, the spin-off or any of the other transactions contemplated by the merger agreement. However, in the case of clause (a) only, the determination of a material adverse effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in law or GAAP since the date of the merger agreement, and (vi) natural disasters; provided, however, such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to Coeur and its subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

In the merger agreement, Coeur and Merger Sub, on the one hand, and Paramount, on the other, have made representations and warranties including the following topics:

•	organization, standing, corporate power and organizational documents;

•	capital structure, including the number of shares of their respective common stock, stock options and other equity-based awards outstanding;

•

authority to execute and deliver and perform its obligations (including SpinCo in the case of Paramount) under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against each party;

•	the declaration of advisability of the merger agreement by each board of directors and the approval of the merger agreement and the transactions contemplated thereby by each board of directors;

•

the absence of conflicts with, or violations of, organizational documents, applicable law and material contracts as a result of such party (including SpinCo in the case of Paramount) entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement, including the required approval by each party’s stockholders;

•	SEC documents, Canadian securities documents, financial statements, internal controls and accounting or auditing practices;

•	absence of undisclosed liabilities;

•

the absence of a material adverse effect since June 30, 2014 (in the case of Paramount) or September 30, 2014 (in the case of Coeur), and the conduct of business in the ordinary course in all material respects since June 30, 2014 (in the case of Paramount);

•	absence of certain litigation and governmental orders;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus or other registration statements relating to the transaction, as applicable; and

•	broker’s fees and expenses payable in connection with the transaction.

In addition, Paramount has made representations and warranties to Coeur and Merger Sub regarding, among other topics:

•	ownership of subsidiaries;

•	compliance with applicable laws and permits;

•	employee benefits matters;

•	labor matters;

•	environmental matters;

•	tax matters and intended tax treatment of the merger;

•	material contracts;

•	insurance matters;

•	personal property;

•	the spin-off;

•	the San Miguel technical report;

•	the San Miguel mining rights and real property;

•	intellectual property;

•	state takeover statutes;

•	related party transactions; and

•	the receipt of an opinion from its financial advisor.

In addition to some of the above, Coeur and Merger Sub have made representations and warranties to Paramount regarding, among other topics, the intended tax treatment of the merger, the ownership of Merger Sub and the absence of prior activities by Merger Sub.

Conduct of Business

Subject to certain exceptions in the merger agreement and the Paramount disclosure letter, as applicable, or as required by law, Paramount has agreed to carry on, and has agreed to cause each of its subsidiaries to carry on, its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, rights and properties, keep its properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with persons having business dealings with it.

In addition, between the date of the merger agreement and the effective time, Paramount has agreed to various specific restrictions relating to the conduct of Paramount’s business, or any of its subsidiaries, including with respect to the following (subject in each case to certain exceptions in the merger agreement and the Paramount disclosure letter, or as required by law):

•

declaring, setting aside or paying dividends or other distributions, other than dividends and distributions by any wholly-owned subsidiary to its parent and dividends of the stock of SpinCo made in accordance with the terms of the merger agreement;

•

purchasing, redeeming or otherwise acquiring any shares of capital stock or other equity interests or those of its subsidiaries, or any options, warrants, or rights to acquire any such shares or other equity interests;

•

except as contemplated by the Paramount disclosure letter, with respect to the adjustment to the strike prices of Paramount stock options as a result of the spin-off, splitting, combining, reclassifying or otherwise amending the terms of any of its capital stock or other equity interests or any outstanding options, warrants, or rights to acquire any such stock or other equity interests, or issuing or authorizing the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•

issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien any of its shares of capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Paramount on a deferred basis or other rights linked to the value of shares of Paramount common stock, including pursuant to contracts as in effect on December 16, 2014; provided that the foregoing shall not prohibit the issuance of Paramount common stock upon the exercise of Paramount stock options, outstanding on December 15, 2014 in accordance with their terms;

•	amending or otherwise changing, or authorizing or proposing to amend or otherwise change, its certificate of incorporation or by-laws or similar organizational documents;

•

directly or indirectly acquiring or agreeing to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, (ii) any property or rights therein that would be an owned property, a leased property or a concession property if existing on the date of the merger agreement, or (iii) any assets that are otherwise material to the Paramount and its subsidiaries;

•

except for the royalty agreement, directly or indirectly selling, leasing, licensing, selling and leasing-back, abandoning, mortgaging or otherwise encumber or subjecting to any lien or otherwise disposing in whole or in part any of its properties or rights (including any owned property, any leased property and any concession property) or any interest therein;

•	adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

(i) incurring, creating, assuming or otherwise becoming liable for, or prepaying prior to maturity, any indebtedness, or amending, modifying or refinancing any indebtedness, or (ii) making any loans, advances or capital contributions to, or investments in, any other person, other than Paramount or any direct or indirect wholly-owned subsidiary of Paramount;

•

incurring or committing to incur any capital expenditure or authorization or commitment with respect thereto not provided for in the budget set forth on Section 5.1(h) of the Paramount disclosure letter;

•

(i) paying, discharging, settling or satisfying any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such items in the ordinary course of business consistent with past practice that are not material to Paramount or any of its subsidiaries or as required by their terms as in effect on the date of the merger agreement, (ii) canceling any indebtedness owed to Paramount or any of its subsidiaries, or (iii) waiving, releasing or transferring any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise) of material value that are owed to Paramount or any of its subsidiaries;

•

(i) modifying, amending, terminating, canceling or extending any material contract (including any property lease or surface agreement), or (ii) entering into any contract that would be a material contract, except in each of clauses (i) and (ii), with respect to any such contract that will be a contract solely of SpinCo or any of its subsidiaries after consummation of the spin-off and with respect to any modification or amendment that is immaterial in its terms and effect;

•

entering into any transaction or taking any action that, if entered into prior to the date of the merger agreement, would be a related party transaction, or amending, waiving, modifying or terminating any existing related party transaction;

•

(i) commencing any action (excluding any action against Coeur or Merger Sub with respect to the merger agreement or the transactions contemplated thereby), or (ii) compromising, settling or agreeing to settle any action (including any action relating to the merger agreement or the transactions contemplated thereby, but excluding any such action filed by Paramount against Coeur or Merger Sub);

•	changing its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revaluing any of its material assets;

•

settling or compromising any material liability for taxes, amending any material tax return, making any material tax election or taking any material position on any tax return filed on or after the date of the merger agreement or changing any method of accounting for tax purposes;

•	changing its fiscal year;

•

(i) except with respect to pay increases awarded prior to the date of the merger agreement and listed in the Paramount disclosure letter, granting or paying to any current or former director, officer, stockholder, employee, consultant or independent contractor any increase in compensation, bonus or other benefits, or granting or paying to any such person any type of compensation or benefits not previously paid to such person, or granting or paying any bonus of any kind to any such person,

(ii) granting or paying to any current or former director, officer, stockholder, employee, consultant or independent contractor any severance, change in control, retention, termination or analogous pay or benefits, or modifications thereto or increases therein, (iii) paying any benefit or granting or amending any award (including any Paramount stock options or other equity-based awards, or the removal or modification of any restrictions in any Paramount plan or awards made thereunder) except as required to comply with any applicable law or any Paramount plan in effect as of the date of the merger agreement, (iv) adopting or entering into any collective bargaining agreement or other labor union contract, (v) taking any action to accelerate the vesting, funding or payment of any compensation or benefit under any Paramount plan or other analogous contract or (vi) entering into any contract that would be a Paramount plan if existing as of the date of the merger agreement, or otherwise adopting any new employee benefit or compensation plan or arrangement, or amending, modifying or terminating any existing Paramount plan;

•	renewing or entering into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of Paramount or any of its subsidiaries;

•

except to the extent required by the fiduciary duties of the Paramount board under Delaware law and as otherwise in compliance with the merger agreement, waiving any material benefits of, or agreeing to modify in any adverse respect, or failing to enforce, or consenting to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Paramount or any of its subsidiaries is a party;

•	entering into any new line of business outside of its existing business; or

•	authorizing any of, or committing, resolving or agreeing to take any of, the foregoing actions.

No Solicitation of Alternative Proposals

Paramount has agreed, from the time of the execution of the merger agreement until the earlier of the effective time or the termination of the merger agreement, not to, and not to permit or authorize any of its subsidiaries or any director, officer, employee, affiliate, investment banker, financial advisor, attorney, consultant, accountant or other advisor, agent or representative (collectively, “representatives”) of Paramount or any of its subsidiaries, directly or indirectly, to:

•

solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or make or complete, any acquisition proposal, or any inquiry, proposal or offer that would be reasonably likely to lead to, any acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal; or

•	resolve, agree or propose to do any of the foregoing.

Additionally, except as permitted by the merger agreement and described below, Paramount shall, and shall cause each of its subsidiaries and the representatives of Paramount and its subsidiaries to (i) immediately cease and cause to be terminated all existing discussions and negotiations (if any) with any person up until the effective date of the merger agreement with respect to any acquisition proposal or potential acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished (and shut down any “dataroom” or analogous access to information) with respect to any acquisition proposal or potential acquisition proposal and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any acquisition proposal or potential acquisition proposal, and shall enforce the provisions of any such agreement.

Notwithstanding the above described restrictions, the merger agreement provides that if, at any time following the date of the merger agreement and prior to obtaining the approval of Paramount’s stockholders for the transaction, Paramount receives a written acquisition proposal that the Paramount board believes in good faith to be bona fide, which acquisition proposal was unsolicited and did not otherwise result from a breach of its non-solicitation obligations under the merger agreement, and the Paramount board determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the Paramount board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties under Delaware law, then Paramount may (x) furnish information with respect to Paramount and its subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement containing a standstill provision and other terms that are at least as favorable to Paramount as those set forth in the confidentiality agreement between Coeur and Paramount; provided, that any non-public information provided to any such person shall have been previously provided to Coeur or shall be provided to Coeur prior to or concurrently with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal.

Paramount has agreed to not enter, or cause its subsidiaries to enter, into any confidentiality agreement with any person subsequent to the date of the merger agreement that would restrict Paramount’s ability to comply with any of the terms of the section of the merger agreement described above, and has represented that neither it nor any of its subsidiaries is a party to any such agreement as of the date of the merger agreement.

Paramount has also agreed to promptly (and in any event within 24 hours of receipt) advise Coeur in writing in the event Paramount or any of its subsidiaries or representatives receives (i) any indication by any person that it is considering making an acquisition proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such person. Furthermore, Paramount has agreed to keep Coeur informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Paramount has also agreed to promptly (and in any event within 24 hours) notify Coeur orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal pursuant to the non-solicitation provisions of the merger agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

For purposes of the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of Paramount and its subsidiaries that generate (or would reasonably be expected to generate, if in operation) 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of Paramount and its subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of Paramount, any of its subsidiaries or any resulting parent company of Paramount, in each case other than the merger and other transactions contemplated by the merger agreement.

For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide binding written acquisition proposal that the Paramount board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, is (i) more favorable to the stockholders of Paramount from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Coeur in response to such proposal) and (ii) reasonably likely to be completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal”, references in the term “acquisition proposal” to “15%” shall be deemed to be references to “75%”.

Changes in Board Recommendations

Coeur has agreed under the merger agreement to, through the Coeur board, recommend to its stockholders the share issuance proposal, and to include such recommendation in this joint proxy statement/prospectus. Paramount has agreed under the merger agreement to, through the Paramount board, recommend to its stockholders the merger proposal, and to include such recommendation in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, Paramount’s board or any committee of Paramount’s board will not (i)(A) withdraw (or modify or qualify in any manner adverse to Coeur or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Paramount board or any such committee of the merger agreement, the merger, the spin-off or any of the other transactions contemplated by the merger agreement, (B) adopt, approve, recommend, endorse or otherwise declare advisable any acquisition proposal, or (C) resolve, agree or publicly propose to take any such actions (any action referred to in this clause (i) being an “adverse recommendation change”) or (ii) cause or permit Paramount or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other contract (excluding a customary confidentiality agreement containing a standstill provision and other terms that are at least as favorable to Paramount as those set forth in the confidentiality agreement between Coeur and Paramount ) (each, an “alternative acquisition agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any acquisition proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Paramount stockholder approval, the Paramount board may, if the Paramount board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under Delaware law, taking into account all adjustments to the terms of the merger agreement that may be offered by Coeur, make an adverse recommendation change in response to a superior proposal; provided, however, that Paramount may not make an adverse recommendation change in response to a superior proposal unless: (i) Paramount notifies Coeur in writing at least five business days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the person making, such superior proposal, and contemporaneously furnishes a copy (if any) of the proposed alternative acquisition agreement and any other relevant transaction documents; and (ii) if Coeur makes a proposal during such five business day period to adjust the terms and conditions of the merger agreement, the Paramount board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Coeur, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal and that the failure to make an adverse recommendation change would result in a breach of its fiduciary duties under Delaware law. During the five business day period prior to its effecting an adverse recommendation change, Paramount shall negotiate with Coeur in good faith (to the extent Coeur seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Coeur.

In addition, Paramount has agreed to promptly (and in any event within 24 hours of receipt) advise Coeur in writing in the event Paramount or any of its subsidiaries or representatives receives (i) any indication by any person that it is considering making an acquisition proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such person. Furthermore, Paramount has agreed to keep Coeur informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Paramount shall promptly (and in any event within 24 hours) notify Coeur orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal pursuant to the non-solicitation provisions of the merger agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

Nothing in the foregoing shall be deemed to modify or otherwise affect the obligation of Coeur and Paramount to call the Coeur stockholders’ meeting or Paramount stockholders’ meeting, respectively, and to submit the share issuance proposal and merger proposal, as applicable, to a stockholder vote.

Efforts to Obtain Required Stockholder Votes

Subject to its right in certain circumstances to adjourn, recess or postpone the Coeur stockholder meeting, Coeur has agreed to hold a meeting of its stockholders as promptly as practicable after the Form S-4 is declared effective for the purpose of obtaining Coeur stockholder approval of the share issuance proposal. Coeur is required to use its reasonable best efforts to solicit stockholder approval of the share issuance proposal. The Coeur board has unanimously approved the merger and issuance of shares of Coeur common stock to Paramount stockholders in connection with the merger and has adopted resolutions directing that the share issuance proposal be submitted to Coeur stockholders for their consideration.

Subject to its right in certain circumstances to adjourn, recess or postpone the Paramount stockholder meeting, Paramount has also agreed to hold a meeting of its stockholders as promptly as practicable after the Form S-4 is declared effective for the purpose of obtaining Paramount stockholder approval of the merger proposal. Subject to the ability of the Paramount board to make an adverse recommendation change, Paramount is required to use its reasonable best efforts to solicit stockholder approval of the merger proposal. The Paramount board has approved the merger by a unanimous vote of the directors present at the relevant meeting and has adopted resolutions directing that the merger proposal be submitted to the Paramount stockholders for their consideration.

Both Coeur and Paramount are required to cooperate in good faith to hold the Coeur special meeting and the Paramount special meeting on the same day at the same time.

Efforts to Complete the Merger

Coeur and Paramount have agreed to each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under law or otherwise) in order to consummate the merger, the spin-off and the other transactions contemplated by the merger agreement at the earliest practicable date, including by using and by causing its affiliates to use its and their reasonable best efforts to:

•

prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any law or by any governmental entity in connection with the merger, the spin-off and the other transactions contemplated by the merger agreement;

•

provide as promptly as possible all information and documentary materials that may be requested pursuant to Mexican Antitrust Law, including an appropriate Combination Notice no later than the 5th business day after the date of the merger agreement;

•	obtain all required consents, approvals or waivers from any third person, including as required under any contract;

•	vigorously defend all actions and other proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement;

•	resolve all objections asserted with respect to the merger agreement or the merger or other transactions contemplated by the merger agreement under any law; and

•

prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the merger, the spin-off or other transactions contemplated by the merger agreement.

Additionally, Coeur and Paramount have agreed to keep each other reasonably apprised of the status of the matters addressed above and cooperate with each other in connection with such matters, including:

•

cooperating with each other in connection with filings or other written submissions required or advisable under any law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities;

•	furnishing to each other all information within their possession that is required for any application or other filing to be made by either party pursuant to applicable law;

•

promptly notifying each of any material communications from or with any governmental entity with respect to the merger, the spin-off or other transactions contemplated by the merger agreement and ensuring to the extent permitted by law and the applicable governmental entity that each of them has the opportunity to attend any meeting or phone call with or other appearance before any governmental entity;

•

consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any governmental entity; and

•

without prejudice to any rights of either party, consulting and cooperating in all respects in defending all actions and other proceedings challenging the merger agreement or the merger or other transactions contemplated by the merger agreement under any antitrust law.

In furtherance and not in limitation of the foregoing, Paramount shall permit Coeur to participate in the defense and settlement of any action relating to the merger agreement, the merger, the spin-off or the other transactions contemplated by the merger agreement, and neither Paramount nor any affiliate thereof shall settle or compromise any such action without Coeur’s prior written consent. Notwithstanding the foregoing, Coeur shall control the defense and settlement of all litigation initiated against Coeur, the Coeur board or any of its or their representatives, and shall be permitted to settle any such litigation in its sole discretion.

Notwithstanding the foregoing, Coeur shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of Paramount or any of its subsidiaries, any part of the San Miguel Project, or any asset or business of Coeur or any of its subsidiaries, or (ii) limit Coeur’s or any of its affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, Paramount or any of its subsidiaries, any part of the San Miguel Project, or any asset or business of Coeur or any of its affiliates.

Notwithstanding the foregoing, neither party shall be required in connection with obtaining the consent of any third person that is not a governmental entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third person, (ii) the concession or provision of any right to such third person, or (iii) the amendment or modification in any manner adverse to Paramount, Coeur or any of their respective affiliates of any contract with such person.

Indemnification and Insurance

Coeur and Merger Sub agree that all rights to indemnification and advancement of expenses existing in favor of the current or former directors and officers of Paramount as provided in Paramount’s Charter, Paramount’s Bylaws or contracts listed in the Paramount disclosure letter, in each case, as in effect on the date of the merger agreement, for acts or omissions occurring prior to the effective time shall be assumed and performed by Paramount and shall continue in full force and effect in accordance with their terms with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law.

In addition, Coeur has agreed that prior to the closing, Coeur will purchase a “tail” directors’ and officers’ liability insurance policy for Paramount and its directors, officers and other persons who are currently covered by the existing directors’ and officers’ liability insurance coverage maintained by Paramount in a form reasonably acceptable to Coeur that shall provide such directors, officers and other persons with coverage for six years following the closing date of not less than the existing coverage amount and have other terms not materially less favorable in the aggregate to the insured persons in comparison to Paramount’s existing insurance coverage; provided, that in no event shall Coeur be obligated to pay in excess of an agreed upon cap for such tail policy.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Coeur and Paramount in the preparation of this joint proxy statement/prospectus and the Form S-1;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	cooperation with spin-off activities;

•

notification of communications received from any governmental entity, any person alleging that the consent of such person is required in connection with the transactions contemplated by the merger agreement, or any action that may threaten the transactions contemplated by the merger agreement;

•	cooperation between Coeur and Paramount in connection with public announcements;

•	the use of reasonable best efforts by Coeur to cause the shares of Coeur common stock to be issued in the merger to be approved for listing on the NYSE;

•	the use of each party’s reasonable best efforts to cause the transaction to qualify for the intended tax treatment; and

•	cooperation between Coeur and Paramount in the defense or settlement of any security-holder litigation relating to the merger.

Conditions to Completion of the Merger

The obligations of each of Coeur and Paramount to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the conditions described below:

•	the approval by Paramount stockholders of the merger proposal;

•	the approval by Coeur stockholders of the share issuance proposal;

•	the authorization from the Mexican Federal Economic Competition Commission related to the merger and other transactions contemplated by the merger agreement;

•	the absence of any judgment or law issued or enacted by any governmental authority of competent jurisdiction that prohibits, enjoins or makes illegal the consummation of the transactions;

•	the SEC having declared effective SpinCo’s Form S-1 (File No. [ ]) and Coeur’s Form S-4 (Reg. No. 333-[ ]), and the absence of any stop order or proceedings seeking a stop order;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the Coeur common stock issuable to Paramount stockholders in the merger; and

•	the consummation of the spin-off.

In addition, Coeur’s and Merger Sub’s obligation to effect the merger are subject to the satisfaction or waiver by Coeur, at or prior to the effective time, of the following additional conditions:

•

the representations and warranties of Paramount relating to organization, standing, corporate power and organizational documents, capital structure, authority to execute and deliver and perform its obligations under the merger agreement, the absence of conflicts with organizational documents, public filings and financial statements, compliance with applicable laws and permits, the spin-off, the San Miguel technical report, the San Miguel mining rights and real property, brokers’ fees and the receipt of an opinion from its financial advisor being true and correct as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date (except to the extent expressly related to an earlier date, in which case, as of such earlier date), and each of the remaining representation and warranty of Paramount that are qualified as to “materiality” or “material adverse effect” being true and correct, and each of the remaining representations and warranties of Paramount set forth in the merger agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date as if made as of the closing date (except to the extent expressly related to an earlier date, in which case, as of such earlier date);

•	Paramount having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•

the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Paramount since the date of the merger agreement;

•

the absence of any pending or threatened in writing action by any governmental entity, or by any other person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or (ii) impose limitations on the ability of Coeur to acquire or hold, or exercise full rights of ownership of, any shares of Paramount common stock;

•	Coeur having received a certificate signed by the Chief Executive Officer of Paramount certifying as to the matters set forth above; and

•	Coeur having received a written tax opinion of Gibson, Dunn & Crutcher LLP to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Paramount’s obligations to effect the merger are subject to the satisfaction or waiver by Paramount, at or prior to the effective time, of the following additional conditions:

•

the representations and warranties of Coeur and Merger Sub relating to organization, standing, corporate power and organizational documents, capital structure, authority to execute and deliver and perform their obligations under the merger agreement, the absence of conflicts with organizational documents, public filings, financial statements and brokers’ fees being true and correct as of the date of the merger agreement and as of the closing date as if made as of the closing date (except to the extent expressly related to an earlier date, in which case, as of such earlier date) and each of the remaining representation and warranty of Coeur and Merger Sub set forth in the merger agreement that are qualified as to “materiality” and “material adverse effect” with respect to Coeur and Merger Sub being true and correct, and each of the remaining representations and warranties of Coeur and Merger Sub set forth in the merger agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date as if made as of the closing date (except to the extent expressly related to an earlier date, in which case, as of such earlier date);

•	Coeur and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time;

•

the absence of any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect with respect to Coeur and Merger Sub since the date of the merger agreement;

•	Paramount having received a certificate signed by an officer of Coeur certifying as to the matters set forth above; and

•

Paramount having received a written tax opinion of LeClairRyan, A Professional Corporation to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Coeur and Paramount;

•	by either Coeur or Paramount:

¡

if the effective time has not occurred on or before September 30, 2015 (the “outside date”), unless the failure to consummate the transactions is the result of a material breach of the merger agreement or any other transaction document by the party seeking to terminate the merger agreement;

¡

if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable;

¡	if Coeur stockholders fail to approve the share issuance proposal;

¡	if Paramount stockholders fail to approve the merger proposal;

•

by Coeur upon a breach or failure to perform any of its representations, warranties, covenants or agreements on the part of Paramount or SpinCo, or if any representation or warranty of Paramount or SpinCo fails to be true, in either case, such that the conditions to Coeur’s obligations to complete the merger would not then be satisfied and such breach or failure to perform cannot be or has not been cured by the later of September 30, 2015 and 60 days after the giving of written notice to Paramount of such breach or failure, provided that Coeur will not have the right to terminate the merger agreement if Coeur or SpinCo is in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement;

•

by Paramount upon a breach or failure to perform any of its representations, warranties, covenants or agreements on the part of Coeur or Merger Sub, or if any representation or warranty of Coeur fails to be true, in either case, such that the conditions to Paramount’s obligations to complete the merger would not then be satisfied and such breach or failure to perform cannot be or has not been cured by the later of September 30, 2015 and 60 days after the giving of written notice to Coeur of such breach or failure, provided that Paramount shall not have the right to terminate the merger agreement if Paramount or Merger Sub is in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	by Coeur if the Paramount board makes an adverse recommendation change.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party other than provisions relating to brokers, the confidentiality agreement entered into between Coeur and Paramount, public announcements, effects of termination, fees and expenses, liquidated damages for certain breaches by Coeur, amendment or supplement, extension of time and waiver, notices, interpretation, entirety of the agreement, no third-party beneficiaries, governing law, jurisdiction, assignment and successors, specific performance, severability, waiver of jury trial and counterparts, which provisions shall survive such termination. Notwithstanding the foregoing, a termination of the merger agreement shall not relieve any party thereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the merger agreement or fraud.

Expenses and Termination Fees

Subject to certain specified exceptions in the merger agreement, each party is generally required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, Paramount will be obligated to pay a breakup fee of $5 million to Coeur if:

•

(a) an acquisition proposal (whether or not conditional) or intention to make an acquisition proposal is made directly to Paramount’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Paramount or the Paramount board, (b) the merger agreement is terminated because the merger has not been consummated on or prior to the outside date, or Paramount’s stockholders voted against the merger proposal, or Paramount has failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, and (c) within 12 months after the date of such termination, Paramount enters into a definitive agreement in respect of any acquisition proposal (which such transaction is subsequently consummated), or recommends or submits an acquisition proposal to its stockholders for approval (which such transaction is subsequently consummated), or a transaction in respect of any acquisition proposal is consummated, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (c), each reference to “15%” in the definition of “acquisition proposal” shall be deemed to be a reference to “50%”); or

•	Coeur terminates the merger agreement following an adverse recommendation change by the Paramount board.

Coeur will be obligated to pay liquidated damages of $5 million to Paramount, if:

•	there is an adverse recommendation change by the Coeur board;

•	Coeur fails to call the Coeur special meeting or fails to cause the proxy statement mailed to Coeur’s stockholders; or

•

the Coeur board fails to recommend to its stockholders that they approve the issuance of Coeur common stock contemplated by the merger agreement or fails to include such recommendation in the proxy statement.

In addition, each party is entitled to receive an expense reimbursement of up to $1.5 million from the other party under circumstances where the breakup fee is not payable and either (1) the other party’s stockholders do not approve the share issuance proposal or the merger proposal, as applicable or (2) the other party has breached covenants or agreements in the merger agreement.

Amendments, Extensions and Waivers

Amendment. The merger agreement may be amended, modified or supplemented by the parties at any time prior to the effective time, whether before or after receipt of the stockholder approvals; provided, however, after either of the stockholder approvals has been received, no amendment is permissible that would require further stockholder approval under applicable law without the further approval of such stockholders.

Extension; Waiver. At any time prior to the effective time, the parties to the merger agreement may, to the extent permitted under applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after either of the stockholder approvals has been obtained, no waiver may be made that require further stockholder approval under applicable law without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to the merger agreement to exercise any of its rights or remedies under the merger agreement shall not constitute a waiver of such rights or remedies.

Specific Enforcement

Coeur and Paramount agree that irreparable damage would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the merger agreement provides that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the courts described in the merger agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. However, Paramount is not entitled to an injunction or specific performance to force the Coeur board to recommend the issuance of Coeur common stock contemplated by the merger agreement. Coeur and Paramount further waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security as a prerequisite to obtaining equitable relief.

IF YOU ARE A COEUR STOCKHOLDER, THE COEUR BOARD

RECOMMENDS THAT YOU VOTE “FOR” COEUR PROPOSAL 1.

IF YOU ARE A PARAMOUNT STOCKHOLDER, THE PARAMOUNT BOARD

RECOMMENDS THAT YOU VOTE “FOR” PARAMOUNT PROPOSAL 1.

COEUR PROPOSAL 2 AND PARAMOUNT PROPOSAL 2:

POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES,

IF NECESSARY OR APPROPRIATE

Coeur and Paramount are asking their respective stockholders to authorize the holder of any proxy solicited by such company’s board of directors to vote in favor of any adjournment of its special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, in the case of the Coeur special meeting, or the merger proposal, in the case of the Paramount special meeting.

Neither the Coeur board nor the Paramount board intends to propose adjournment of the applicable special meeting if there are sufficient votes to approve the share issuance proposal or the merger proposal, as applicable, unless Coeur and/or Paramount believe that such adjournment is necessary or advisable under applicable law.

Approval of the Coeur adjournment proposal requires the affirmative vote of holders of a majority of the shares of Coeur common stock present in person or represented by proxy at the Coeur special meeting and entitled to vote at such meeting. Approval of the Paramount adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Paramount common stock present in person or by proxy at the Paramount special meeting and entitled to vote on the proposal.

If you are a Coeur stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the Coeur adjournment proposal, assuming a quorum is present. If you are a Coeur stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the Coeur adjournment proposal.

If you are a Paramount stockholder and fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the Paramount adjournment proposal, assuming a quorum is present. If you are a Paramount stockholder and you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the Paramount adjournment proposal.

IF YOU ARE A COEUR STOCKHOLDER, THE COEUR BOARD

RECOMMENDS THAT YOU VOTE “FOR” COEUR PROPOSAL 2.

IF YOU ARE A PARAMOUNT STOCKHOLDER, THE PARAMOUNT BOARD

RECOMMENDS THAT YOU VOTE “FOR” PARAMOUNT PROPOSAL 2.

PARAMOUNT PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON COMPENSATION

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Paramount is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Paramount’s named executive officers in connection with the completion of the merger. This proposal, which we refer to as the “compensation proposal”, gives Paramount’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to Paramount’s named executive officers in connection with the merger. This compensation is summarized in the table in the section entitled “The Issuance of Coeur Shares and the Adoption of the Merger Agreement—Interests of Paramount Directors and Officers in the Merger—Golden Parachute Compensation” beginning on page [    ], including the footnotes to the table.

The Paramount board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The Paramount board unanimously recommends that Paramount’s stockholders approve, by advisory vote, the compensation that may become payable to Paramount’s named executive officers in connection with the completion of the merger.

The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Paramount or Coeur. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Paramount common stock present or represented by proxy at the special meeting and entitled to vote thereon.

If you fail to submit a proxy or fail to instruct your broker or nominee to vote, it will have no effect on the compensation proposal, assuming a quorum is present. If you mark your proxy or voting instructions to abstain, it will have the effect of a vote against the compensation proposal.

THE PARAMOUNT BOARD RECOMMENDS THAT YOU VOTE “FOR” PARAMOUNT PROPOSAL 3.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Coeur common stock is traded on the NYSE under the symbol “CDE”. Paramount common stock is currently listed for trading on the NYSE MKT LLC and the Toronto Stock Exchange under the symbol “PZG”. The following table presents trading information for Coeur and Paramount common shares on December 16, 2014, the last trading day before the public announcement of the execution of the transaction agreement, and [            ], 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Coeur Common Stock									Paramount Common Stock
Date	High			Low			Close			High			Low			Close
December 16, 2014		$4.70			$4.40			$4.57			$0.75			$0.63			$0.64
[ ]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

As a result of the spin-off and any “when-issued” and “ex-spin-off” trading that may develop, we expect the market price of shares of Paramount common stock to decline because the market price will no longer include the value of the Paramount Nevada business. The value of Paramount common stock to be exchanged for Coeur common stock will reflect Paramount Mexico business and will not include the value of the Paramount Nevada business. We cannot predict the amount of this decline, as the market price of shares of Paramount common stock may fluctuate based on the perceived values of the common stock of Coeur following the merger and SpinCo in anticipation of the spin-off and the merger, and it may not be possible to estimate the value of either Coeur common stock following the merger or SpinCo common stock in advance of an active trading market for both. Therefore, current and historical market prices of Coeur common stock and Paramount common stock are not reflective of the value that Paramount stockholders will receive in the merger.

Market Prices and Dividend Data

The following tables set forth the high and low closing prices of Coeur’s and Paramount’s common stock as reported in the consolidated transaction reporting system, for the calendar quarters indicated.

Coeur

	High		Low
Year Ended December 31, 2011
First Quarter		$35.14		$22.46
Second Quarter		$36.71		$22.96
Third Quarter		$30.08		$21.44
Fourth Quarter		$29.45		$20.56
Year Ended December 31, 2012
First Quarter		$30.22		$23.39
Second Quarter		$24.32		$16.35
Third Quarter		$29.17		$15.36
Fourth Quarter		$31.86		$22.06
Year Ended December 31, 2013
First Quarter		$25.20		$18.03
Second Quarter		$18.51		$11.49
Third Quarter		$16.57		$11.54
Fourth Quarter		$13.05		$10.00
Year Ended December 31, 2014
First Quarter		$11.92		$9.29
Second Quarter		$9.63		$6.69
Third Quarter		$9.28		$4.96
Fourth Quarter		$5.28		$3.40
Year Ending December 31, 2015
First Quarter (through [ ], 2015)	$	[ ]	$	[ ]

Paramount

	High		Low
Year Ended June 30, 2012
First Quarter		$3.37		$2.07
Second Quarter		$3.00		$2.05
Third Quarter		$2.75		$2.20
Fourth Quarter		$2.47		$2.01
Year Ended June 30, 2013
First Quarter		$2.78		$2.10
Second Quarter		$2.68		$2.08
Third Quarter		$2.39		$1.89
Fourth Quarter		$2.17		$1.05
Year Ended June 30, 2014
First Quarter		$1.69		$1.12
Second Quarter		$1.38		$0.89
Third Quarter		$1.45		$0.79
Fourth Quarter		$1.33		$0.86
Year Ending June 30, 2015
First Quarter		$1.05		$0.90
Second Quarter		$1.08		$0.59
Third Quarter (through [ ], 2015)	$	[ ]	$	[ ]

The market value of the Coeur common shares to be issued in exchange for Paramount common shares upon the completion of the merger will not be known at the time of the Coeur and Paramount special meetings. The above tables show only historical comparisons. Because the market prices of Coeur and Paramount common shares will likely fluctuate prior to the closing of the merger, these comparisons may not provide meaningful information to Coeur stockholders in determining whether to approve the issuance of Coeur shares to Paramount stockholders in connection with the merger or to Paramount stockholders in determining whether to approve the merger proposal. Therefore, current and historical market prices of Coeur common stock and Paramount common stock are not reflective of the value that Paramount stockholders will receive in the merger. Coeur stockholders and Paramount stockholders are encouraged to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [            ].

COMPARISON OF RIGHTS OF COEUR STOCKHOLDERS AND PARAMOUNT STOCKHOLDERS

Coeur and Paramount are both Delaware corporations subject to the provisions of the DGCL. Paramount stockholders’ rights are currently governed by Paramount’s Charter and Paramount’s Bylaws. If the merger is completed, the rights of Paramount stockholders who become stockholders of Coeur will continue to be governed by the DGCL, but will also become governed by Coeur’s Charter and Coeur’s Bylaws. The following description summarizes the material differences that may affect the rights of Paramount stockholders under the applicable charter and bylaws but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of Coeur’s Charter and Coeur’s Bylaws and of Paramount’s Charter and Paramount’s Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” beginning on page [    ].

	Coeur	Paramount
Outstanding Capital Stock	Coeur has one class of common stock outstanding, par value $0.01 per share. Holders of Coeur common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and Coeur’s Charter and Coeur’s Bylaws (each as amended and restated and in effect on the date hereof).	Paramount has one class of common stock outstanding, par value $0.001 per share. Holders of Paramount common stock are entitled to all the rights and obligations provided to common stockholders under the DGCL and Paramount’s Charter and Paramount’s Bylaws (each as amended and restated and in effect on the date hereof).

Authorized Capital	The aggregate number of shares that Coeur has the authority to issue is 160,000,000, of which 10,000,000 shares (with a par value of $1.00) is to be preferred stock and 150,000,000 shares (with a par value of $0.01) is to be common stock.	The aggregate number of shares that Paramount has the authority to issue is 200,000,000 (with a par value of $0.001), all of which are to be common stock.

	No series of preferred stock is currently designated by the Coeur board.	No series of preferred stock is currently designated by the Paramount board.

	As of the date of this joint proxy statement/prospectus, Coeur does not have outstanding any shares of preferred stock.	As of the date of this joint proxy statement/prospectus, Paramount does not have outstanding any shares of preferred stock.

Voting Rights	Each holder of Coeur common stock is entitled to one vote for each share held of record on the applicable record date for all matters of which stockholders generally are entitled to vote. However, holders of Coeur common stock are not entitled to vote on any amendment to Coeur’s Charter that relates solely to the terms of any outstanding Coeur preferred stock if the holders of such preferred stock are entitled to vote thereon.	Each holder of Paramount common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders.

	Coeur	Paramount

Dividends; Liquidation	Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Coeur common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as Coeur’s board from time to time may determine.	Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Paramount common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as Paramount’s board from time to time may determine.

	Upon Coeur’s dissolution, liquidation or winding up, subject to the rights, if any, of the holders of any outstanding series of Coeur preferred stock, holders of Coeur common stock are entitled to receive Coeur’s assets available for distribution to its stockholders ratably in proportion to the number of shares held by them.	Upon Paramount’s dissolution, liquidation or winding up, holders of Paramount common stock are entitled to receive Paramount’s assets available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Number of Directors	Coeur’s Charter and Coeur’s Bylaws provide that the number of directors will be determined from time to time by resolutions adopted by the affirmative vote of a majority of the directors then in office.	Paramount’s Bylaws provide that the number of directors may be fixed from time to time by resolutions of the Paramount board.

	Coeur’s Bylaws provide that each director shall hold office until the next annual meeting of Coeur stockholders or until his or her successor is duly elected and qualified.	Paramount’s Charter provides that each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

	There are currently eight directors serving on Coeur’s board.	There are currently seven directors serving on Paramount’s board.

Election of Directors	Coeur’s Bylaws provide that each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election (with abstentions and broker nonvotes not counted as votes cast for or against that nominee’s election). In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast.	Paramount’s Bylaws provide that directors are elected by a plurality of the voting power of the stock present, in person or by proxy at the meeting and entitled to vote on the matter. Paramount directors need not be stockholders of Paramount.

An “uncontested election” means any meeting of stockholders at which the number of candidates does not exceed the number of directors to be elected and with respect to which (a) no stockholder has

	Coeur	Paramount
submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Section 2.10 of Coeur’s Bylaws, or (b) such a stockholder notice has been submitted, and on or before the fifth business day prior to the date that Coeur files its definitive proxy statement relating to such meeting with the SEC (regardless of whether thereafter revised or supplemented), the notice has been (i) withdrawn in writing to Coeur’s Corporate Secretary, (ii) determined not to be a valid notice of nomination, with such determination to be made by the Coeur board (or a committee thereof) pursuant to Section 2.10 of Coeur’s Bylaws, or if challenged in court, by a final court order, or (iii) determined by the Coeur board (or a committee thereof) not to create a bona fide election contest. No person shall serve as a director unless such person is a stockholder of Coeur.

Removal of Directors	Pursuant to the DGCL, stockholders may effect removal of a director, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.	Pursuant to the DGCL, stockholders may effect removal of a director, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.

Vacancies on the Board of Directors	Coeur’s Charter and Coeur’s Bylaws provide that subject to the rights of the holders of any Coeur preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Coeur board resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law, be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum.	Paramount’s Bylaws provide that any vacancy in the Paramount board, including a vacancy resulting from an enlargement of the Paramount board, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. If Paramount at the time has outstanding any classes or series or class or series of stock that have or has the right, alone or with one or more other classes or series or class or series, to elect one or more directors, then any vacancy in the Paramount board caused by the death, resignation or removal of a director so elected shall be filled only by a vote of the majority of the remaining directors so elected, by a sole remaining director so elected or, if no director so elected remains, by the holders of those classes or series or that class or series.

	Coeur	Paramount
	Each director so chosen shall hold office until the next election of directors and until his or her successor has been elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.	A director appointed by the Paramount board shall hold office for the remainder of the term of the director he or she is replacing.

Action by Written Consent	Coeur’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote on the subject.	Paramount’s Bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote by means of a stockholder written consent meeting the requirements of the Delaware law. Prompt notice of the taking of action without a meeting by less than a unanimous written consent shall be given to those stockholders who have not consented as required by Delaware law.

Advance Notice Requirements for Stockholder Nominations and Other Proposals	For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of Coeur at Coeur’s principal executive office.

To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at the principal executive offices of Coeur not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by Coeur.

Coeur	Paramount

For stockholders to bring business before an annual meeting, the notice must include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director:

(1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and

(2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and Coeur may require each such person to furnish such other information as may reasonably be required by Coeur to determine the eligibility of such person to serve as a director of Coeur, including information relevant to a determination of whether such person can be considered an independent director;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any substantial interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the business is proposed:

(1) the name and address of such stockholder;

(2) the class or series and number of shares of capital stock of Coeur which are owned of record and beneficially owned by such stockholder and such beneficial owner as

Coeur	Paramount

of the date of the notice, and a representation that the stockholder will notify Coeur in writing within five business days after the record date for such meeting of the class and series and number of shares of capital stock of Coeur owned of record by the stockholder and such beneficial owner as of the record date for the meeting (except as otherwise provided in Coeur’s Bylaws); and

(3) a representation that the stockholder is a holder of record of stock of Coeur entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business;

(D) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the business is proposed, as to such beneficial owner:

(1) the class and number of shares of capital stock of Coeur which are beneficially owned by such stockholder or beneficial owner as of the date of the notice, and a representation that the stockholder will notify Coeur in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of Coeur beneficially owned by such stockholder or beneficial owner as of the record date for the meeting;

(2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder and/or beneficial owner, and of their respective affiliates or associates, and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation

Coeur	Paramount

that the stockholder will notify Coeur in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting (except as otherwise provided in Coeur’s Bylaws);

(3) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of Coeur, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of Coeur’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock Coeur, and a representation that the stockholder will notify Coeur in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting (except as otherwise provided in Coeur’s Bylaws);

(4) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or business and, if so, the name of each in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Coeur’s outstanding capital stock required to approve or adopt the business to be proposed (in person or by proxy) by the stockholder; and (5) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a

	Coeur	Paramount

proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Amendments to the Certificate of Incorporation	Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.	Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

	Coeur’s Charter may be amended in accordance with the DGCL.	Paramount’s Charter may be amended in accordance with the DGCL.

Amendments to Bylaws	Coeur’s Charter confers upon the Coeur board the power to adopt, amend or repeal Coeur’s Bylaws. Coeur’s Charter and Coeur’s Bylaws further provide that the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of Coeur’s Bylaws.	Paramount’s Bylaws provide that such bylaws, including any bylaws adopted or amended by the stockholders, may be amended or repealed by the Paramount board.

Special Meeting of Stockholders	Coeur’s Bylaws provide that, unless otherwise provided by law, a special meeting of stockholders, for any purpose or purposes, (i) may be called at any time only by the Coeur board or by the chairman of the Coeur board; and (ii) shall be called by the chairman of the Coeur board or the Corporate Secretary of Coeur upon the written request of one or more stockholders who are stockholders of record of Coeur at the time a request is delivered holding shares representing at least 20% in voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting and that comply with the notice procedures set forth in	Paramount’s Bylaws provide that special meetings of the stockholders for any purpose or purposes may be called by the Paramount board. No other person or persons may call a special meeting.

	Coeur	Paramount

Coeur’s Bylaws with respect to any matter that is a proper subject for the meeting.

	Business transacted at any special meeting shall be limited to the purpose or purposes described in the notice of the meeting; provided, however, that the Coeur Board may submit additional matters to stockholders at any stockholder-requested special meeting.	The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

Quorum	Stockholders present in person or represented by proxy holding of record a majority of the issued and outstanding shares of capital stock entitled to vote at the meeting constitute a quorum at any Coeur stockholders’ meeting.	The presence, in person or by proxy, of the holders of a one-third of the voting power of the stock entitled to vote at a Paramount stockholder’s meeting shall constitute a quorum.

Limitation of Personal Liability of Directors

Coeur’s Charter provides that a director of Coeur shall not be personally liable for monetary damages for breach of a fiduciary duty to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Paramount’s Charter provides that a director shall not be personally liable to Paramount or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for: (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers	Subject to certain requirements, Coeur’s Bylaws provide that each person who was or is a party or is threatened to be made a party to any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative	Paramount’s Bylaws generally require Paramount to indemnify each director and officer to the fullest extent permitted by the DGCL.

	Coeur	Paramount
	hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of Coeur or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director, officer or employee of Coeur or while a director, officer or employee of Coeur is or was serving at the request of Coeur as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by Coeur to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Coeur’s Bylaws, Coeur shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) Coeur in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Coeur board.	Subject to certain requirements, Paramount’s Bylaws provide that Paramount shall, to the fullest extent permitted by law, indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Paramount or is or was serving at the request of Paramount as a director, officer, trustee, plan administrator or plan fiduciary of another corporation, partnership, limited liability company, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition that the indemnified person actually and reasonably incurs in connection with the action.

State Anti-Takeover Statutes	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has	Paramount is governed by Section 203 of the DGCL.

	Coeur	Paramount

approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Coeur is governed by Section 203 of the DGCL.

Appraisal Rights	Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some mergers, to demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (A) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, (B) cash in lieu of fractional shares or fractional depositary receipts described above or (C) any combination of the foregoing.	Paramount is governed by Section 262 of the DGCL.

Coeur is governed by Section 262 of the DGCL.

	Coeur	Paramount
Mergers, Consolidations or Certain Dispositions	Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon.	Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon.

Forum for Adjudication of Disputes	No comparable provision.	Paramount’s Bylaws provide that unless Paramount consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of Paramount, (b) any action asserting a claim of breach of a fiduciary duty owed by any of Paramount’s directors, officers or employees to Paramount or Paramount’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, Paramount’s Charter or Paramount’s Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware; in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders in certain extraordinary transactions such as a merger to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than (A) shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, (B) cash in lieu of fractional shares or fractional depositary receipts described above or (C) any combination of the foregoing. Therefore, because Paramount’s common stock is listed on the NYSE MKT, and holders of Paramount common stock will receive in the merger only shares of Coeur common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of Paramount common stock will not be entitled to appraisal rights in the merger with respect to their shares of Paramount common stock.

Under the DGCL, the holders of Coeur common stock are not entitled to appraisal rights in connection with the transactions.

LEGAL MATTERS

The validity of the shares of Coeur common stock to be issued in the merger will be passed upon by Gibson, Dunn & Crutcher LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Coeur by Gibson, Dunn & Crutcher LLP and for Paramount by LeClairRyan, A Professional Corporation.

EXPERTS

Coeur

The consolidated financial statements of Coeur as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Paramount

The consolidated financial statements of Paramount as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2014 have been incorporated by reference herein in reliance upon the reports of MNP LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Coeur

Proposals of stockholders intended to be presented at the 2015 annual meeting of stockholders must have been received by Coeur’s Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603, no later than the close of business on December 1, 2014 in order for them to be considered for inclusion in the proxy statement for the 2015 annual meeting of stockholders. Any proposal received after December 1, 2014 will not be presented at the 2015 annual meeting of stockholders. A stockholder desiring to submit a proposal, including a director nomination, to be voted on at the 2015 annual meeting, but not desiring to have such proposal included in proxy statement relating to that meeting, must deliver notice of such proposal, including the information specified in Coeur’s Bylaws, to us no earlier than the close of business on January 13, 2015 and no later than the close of business on February 12, 2015. If the 2015 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of the 2014 annual meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made. Failure to comply with these advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the annual meeting without having had a discussion of the proposal in the proxy statement.

Additional information regarding the procedures for Coeur stockholders to submit a nomination or proposal is located in Coeur’s proxy statement on Schedule 14A filed March 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [    ].

Paramount

It is not expected that Paramount will hold an annual meeting of stockholders for 2015 unless the merger is not completed.

However, if the merger is not completed and the Paramount 2015 annual meeting of stockholders is held, while there are no formal procedures for stockholders to submit director recommendations, the Nominating Committee will consider candidates recommended by stockholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such stockholder recommendations must signed by the stockholder recommending the director candidate for consideration and must be submitted to the attention of Mr. Stinglhamber, chairman of the Nominating Committee, 665 Anderson Street, Winnemucca, Nevada 89445.

Paramount stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for the annual election of directors at the 2015 annual meeting, the recommendation must be received no later than 120 days before the first anniversary of the date of mailing the proxy statement for the 2014 annual meeting. Any candidates recommended by a stockholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee. In considering director candidates recommended by stockholders, the Nominating Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of Paramount and the aggregate amount of the submitting stockholder’s investment in Paramount. Paramount has never received any recommendations for director candidates from stockholders.

Under the regulations of the SEC, if the date of the 2015 annual meeting were to change by more than 30 days from the date of the 2014 annual meeting, any such proposal must be received by Paramount a reasonable time before printing and mailing its proxy materials in order for the proposals to be considered for inclusion in the 2015 proxy statement.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Coeur board nor the Paramount board knows of any matters that will be presented for consideration at either the Coeur special meeting or the Paramount special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Coeur or Paramount at its respective address identified below. Coeur or Paramount, as applicable, will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Coeur Mining, Inc., 104 S. Michigan Ave., Suite 900, Chicago, Illinois 60603, attention of Corporate Secretary (312) 489-5800 or Paramount Gold and Silver Corp., 665 Anderson Street, Winnemucca, Nevada 90445, attention of Corporate Secretary (866) 481-2233.

WHERE YOU CAN FIND MORE INFORMATION

Coeur and Paramount file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Coeur and Paramount, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Coeur’s or Paramount’s website. Coeur’s website is www.coeur.com. Paramount’s website is www.paramountgold.com. The information contained on the websites of Coeur, Paramount and the SEC (except for the filings described below) is expressly not incorporated by reference into this joint proxy statement/prospectus.

Coeur has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Coeur common stock to be issued to Paramount stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Coeur common stock. The rules and regulations of the SEC allow Coeur and Paramount to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Coeur and Paramount to disclose important information to you by referring you to (in other words, incorporating) other documents filed separately with the SEC. This incorporated information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or a subsequent incorporated document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Coeur has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Coeur, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Proxy Statement on Schedule 14A filed March 31, 2014.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, June 30, 2014 and September 30, 3014.

•

Current Reports on Form 8-K, dated January 16, 2014, March 7, 2014, March 12, 2014, March 20, 2014, May 14, 2014, August 1, 2014, October 6, 2014 and December 18, 2014 (other than the portions of those documents not deemed to be filed).

In addition, Coeur incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the Coeur special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document supersedes the former.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Coeur by requesting them by telephone or in writing at the following address:

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

Attention: Corporate Secretary

Telephone: (312) 489-5800

These documents are available from Coeur without charge.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Paramount has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Paramount, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

•	Proxy Statement on Schedule 14A filed October 24, 2014.

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

•	Current Reports on Form 8-K, dated December 18, 2014 and December 19, 2014 (other than the portions of those documents not deemed to be filed).

In addition, Paramount incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the Paramount special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document supersedes the former.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Paramount by requesting them by telephone or in writing at the following address:

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada 89445

Attention: Corporate Secretary

Telephone: (866) 481-2233

These documents are available from Paramount without charge.

If you are a stockholder of Coeur or a stockholder of Paramount and would like to request documents, please do so by [    ], 2015 to receive them before the Coeur special meeting and the Paramount special meeting. If you request any documents from Coeur or Paramount, Coeur or Paramount, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Coeur or Paramount receives your request.

This joint proxy statement/prospectus is a prospectus of Coeur and is a joint proxy statement of Coeur and Paramount for the Coeur special meeting and the Paramount special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Coeur nor Paramount has authorized anyone to give any information or make any representation about the merger or Coeur or Paramount that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Coeur or Paramount has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to Coeur stockholders or Paramount stockholders, nor the issuance by Coeur of shares of common stock pursuant to the merger, will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

COEUR MINING, INC.

HOLLYWOOD MERGER SUB, INC.,

PARAMOUNT GOLD AND SILVER CORP.

and

PARAMOUNT NEVADA GOLD CORP.

Dated as of December 16, 2014

Exhibit A – Form of Promissory Note

Exhibit B – Form of Separation Agreement

Exhibit C – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit D – Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	5.2
Action	3.9
Adverse Recommendation Change	5.2
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Anti-Takeover Statutes	3.22
Assets	3.18
Book-Entry Shares	2.3
Business Day	8.3
Canadian Antitrust Laws	3.5
Canadian Securities Documents	3.6
Canadian Securities Regulators	3.6
Certificate	2.3
Closing	1.2
Closing Date	1.2
Code	8.3
Company	Preamble
Company Board	Recitals
Company Breakup Fee	7.3
Company Bylaws	3.1
Company Charter	3.1
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Expenses	7.3
Company Intellectual Property	3.21
Company Material Adverse Effect	8.3
Company Plans	3.11
Company Proxy Statement	5.4
Company SEC Documents	3.6
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Company Stockholder Approval	3.4
Company Stockholders Meeting	5.4
Concession Contracts	3.20
Concession Properties	3.20
Confidentiality Agreement	5.7
Contract	8.3
Control	8.3
DGCL	Recitals
Effective Time	1.3
Environmental Law	3.13
ERISA	3.11
Exchange Act	3.5
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	2.1

Defined Term	Section
Form S-1	5.6
Form S-4	5.4
GAAP	3.6
Governmental Entity	8.3
Hazardous Substance	3.13
HSR Act	3.5
Indebtedness	8.3
IRS	3.11
Knowledge	8.3
Law	8.3
Leased Properties	3.20
Liabilities	3.18
Liens	3.3
Material Contracts	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Consideration Closing Value	8.3
Merger Sub	Preamble
Mexican Antitrust Laws	3.5
Mexico Business	3.18
Nevada Business	3.18
NI 43-101	3.19
Outside Date	7.1
Owned Properties	3.20
Parent	Preamble
Parent Adverse Recommendation Change	5.3
Parent Board	4.3
Parent Canadian Securities Documents	4.5
Parent Common Stock	8.3
Parent Disclosure Letter	Article IV
Parent Expenses	7.3
Parent Material Adverse Effect	8.3
Parent Preferred Stock	4.2
Parent Proxy Statement	5.4
Parent SEC Documents	4.5
Parent Stockholder Approval	4.3
Parent Stockholders Meeting	5.4
Permits	3.10
Permitted Liens	3.17
Person	8.3
Promissory Note	Recitals
Property Acquisition Contracts	3.20
Property Leases	3.20
Related Parties	3.23
Related Party Transaction	3.23
RemainCo Entities	3.18
Representatives	5.2
Retained Assets	3.18
Retained Employees	3.18
Retained Liabilities	3.18

Defined Term	Section
Return	8.3
Royalty Agreement	Recitals
San Miguel Assets	3.18
San Miguel Liabilities	3.18
San Miguel Project	3.18
San Miguel Technical Report	3.19
SEC	3.6
Securities Act	3.5
Separation Agreement	Recitals
Solvent	3.18
SpinCo	Preamble
SpinCo Entities	Preamble
Spin-Off	Recitals
Subsidiary	8.3
Superior Proposal	5.2
Surface Agreements	3.20
Surviving Corporation	1.1
Taxes	8.3
Voting and Support Agreement	Recitals
Water Rights	3.20

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2014, between COEUR MINING, INC., a Delaware corporation (“Parent”), HOLLYWOOD MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”), and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo” and, together with each of its Subsidiaries, the “SpinCo Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to the stockholders of the Company for adoption, and (c) recommended that the stockholders of the Company adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directed that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommended that Parent, the sole stockholder of Merger Sub, adopt this Agreement, in each case upon the terms and subject to the conditions set forth herein and in accordance with the DGCL;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently entered into voting and support agreements (each, a “Voting and Support Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote its shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), in favor of the approval of this Agreement;

WHEREAS, for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, Paramount Gold de Mexico S.A. de C.V., a wholly owned Subsidiary of the Company, Minera Gama S.A. de C.V., a wholly owned Subsidiary of the Company, and Coeur Mexicana S.A. de C.V., a wholly owned Subsidiary of Parent, are entering into a royalty agreement (the “Royalty Agreement”) regarding the San Miguel Project (as defined below); and

WHEREAS, immediately prior to the Effective Time and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000, in the form attached hereto as Exhibit A (the “Promissory Note”), and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into a separation and distribution agreement substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), and (d), the

Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company (such transaction described in clauses (a) through (d) undertaken in accordance with the terms of this Agreement and the Separation Agreement, the “Spin-Off”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and thereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the New York offices of Gibson, Dunn & Crutcher LLP, or at such other date, time or place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

SECTION 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified in the certificate of merger. The time the Merger becomes effective is referred to as the “Effective Time”.

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of Merger Sub shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub shall be amended so that they read in their entirety as set forth in Exhibit D hereto, and, as so amended, shall be the bylaws of the Surviving Corporation.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(b) Each share of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

(c) Each other share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for 0.2016 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration and any other amounts, if any, to be paid in accordance with Section 2.3, without interest.

(d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) The Merger Consideration shall be adjusted to fully reflect the appropriate effect of any stock split, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to the Spin-Off.

SECTION 2.2 Treatment of Options and Other Equity-Based Awards. (a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase shares of Company Common Stock granted under the 2006/2007 Stock Incentive & Compensation Plan, the 2007/2008 Stock Incentive & Compensation Plan, the 2008/2009 Stock Incentive & Equity Compensation Plan or the 2011/2012 Stock Incentive & Equity Compensation Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (whether or not vested) shall be deemed fully vested and shall be cancelled in exchange for the right to receive shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, with cash being paid in lieu of issuing fractional shares of Parent Common Stock) with a value equal to the product of (i) the excess (if any) of the Merger Consideration Closing Value over the exercise price per share under such Company Stock Option and (ii) the number of shares subject to such Company Stock Option; provided, however, that (A) if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration Closing Value, such Company Stock Option shall be cancelled without any payment being made in respect thereof, and (B) at the option of Parent, in lieu of paying all or a portion of the amounts due to a holder of Company Stock Options under this paragraph in shares of Parent Common Stock, Parent may substitute for such shares an equivalent amount in cash. For purposes of the preceding sentence, the shares of Parent Common Stock to be issued to holders of Company Stock Options shall be deemed to have a value equal to the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date. Promptly following the Closing Date (and, in any event, within ten Business Days thereof), Parent shall (1) if any shares of Parent Common Stock are being issued to any holder of Company Stock Options, cause Parent’s transfer agent to issue such Parent Common Stock, and (2) if any cash payments are being made to any holder of Company Stock Options, cause the Company to process such payments through its payroll system.

(b) The Company shall take all action necessary to ensure that, as of the Effective Time, the Company Stock Plans and any agreements thereunder and any other equity-based compensation or benefit plans (collectively, the “Company Equity Plans”) shall be terminated, and all Company Stock Options and all other equity-based awards shall be cancelled at the Effective Time. After the Effective Time, no holder of a Company Stock Option or other equity-based award or any participant in any Company Equity Plan shall have any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other rights with respect thereto, except the right to receive the payments (if any) contemplated by this Section.

SECTION 2.3 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for Merger Consideration.

(b) Deposit. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, shares of Parent Common Stock and cash in an amount equal to the aggregate Merger Consideration to be paid pursuant to this Article. Following the Effective Time, Parent shall deposit with the Exchange Agent, when and as needed, cash in an amount sufficient to pay any dividends and other distributions pursuant to paragraph (h) below and cash in an amount sufficient for payments in lieu of fractional shares pursuant to paragraph (i) below. All shares of Parent Common Stock and cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”. The Exchange Agent shall deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration and Parent shall promptly cause to be provided additional funds to the Exchange Agent in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of and paid to Parent.

(c) Certificated Shares. As soon as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of a certificate (a “Certificate”) representing shares of Company Common Stock as of the Effective Time which such shares of Company Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon receipt of the Certificates by the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Each holder of a Certificate that has been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below.

(d) Uncertificated Shares. Each holder of uncertificated shares of Company Common Stock (“Book-Entry Shares”) that have been converted into the right to receive the Merger Consideration will be entitled to receive in exchange therefor, without the submission of any letter of transmittal to the Exchange Agent, (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock (if any) that such holder has the right to receive pursuant to this Article and (ii) cash in lieu of fractional shares in the amount (if any) that such holder has the right to receive pursuant to paragraph (i) below. Promptly after the Effective Time, and in any event not later than the fifth Business Day thereafter, Parent shall cause the Exchange Agent to issue and deliver to each holder of Book-Entry Shares such consideration.

(e) No Interest. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or dividends or distributions payable to former holders of Company Common Stock. Until surrendered as contemplated by this Section, each Certificate and Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to paragraph (h) below and any cash in lieu of fractional shares payable pursuant to paragraph (i) below.

(f) Other Payees. If payment (whether in cash or Parent Common Stock) is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Exchange Agent that such tax is not applicable.

(g) No Further Transfers. The Merger Consideration and other amounts payable pursuant to this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article.

(h) Dividends and Distributions. No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any Company Common Stock until such Company Common Stock is exchanged as provided in this Section. Following such exchange, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of such Parent Common Stock (i) at the time of such exchange, all dividends and other distributions, if any, payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such exchange and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions, if any, payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such exchange.

(i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in exchange of Company Common Stock, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of

Company Common Stock held at the Effective Time by such holder and rounded to five decimal places) pursuant to Section 2.1 by (ii) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock underlying such lost instrument as contemplated by this Article.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Closing Date shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock in accordance with this Article prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock as a general creditor thereof. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock. As of the close of business on December 15, 2014 (the “Measurement Date”), (i) 162,027,422 shares of Company Common Stock (excluding treasury shares and shares held by the Company’s Subsidiaries) were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by the Company’s Subsidiaries, and (iii) 6,108,662 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans (of which 5,697,500 shares were subject to outstanding Company Stock Options).

(b) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound.

(c) Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.

(d) Except as (i) set forth in paragraph (a) above, (ii) for capital stock of Subsidiaries of the Company owned by the Company or another wholly owned Subsidiary of the Company, and (iii) for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options listed in paragraph (a) above, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) restricted stock, subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(e) There are no stockholder agreements, voting trusts, investor agreements, proxies or other Contracts to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the holding, voting, registration, redemption, repurchase, transfer or other disposition of any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and all other awards granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code was qualified at the time it was issued. The exercise price of each Company Stock Option was no less than the fair market value of the Company Common Stock as of the applicable date of grant of such Company Stock Option, as determined pursuant to the requirements of Section 409A of the Code, and no modifications have been made to the exercise price of each such Company Stock Option since the date of grant. The Company Equity Plans permit the treatment of the Company Stock Awards contemplated by this Agreement, including the cancellation of all Company Stock Options at the Effective Time, the cash out of in-the-money Company Stock Options at the spread value thereof and the payment of no consideration with respect to out-of-the-money Company Stock Options. The Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all stock option agreements or other agreements evidencing outstanding Company Stock Awards.

SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

SECTION 3.4 Authority. (a) Each of the Company and SpinCo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Company and SpinCo and the consummation by the Company and SpinCo of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and SpinCo and no other corporate proceedings on the part of the Company or SpinCo are necessary to approve this Agreement or to consummate the Merger, the Spin-Off and the other transactions contemplated hereby, other than, in the case of the consummation of the Merger, the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by each of the Company and SpinCo and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company and SpinCo, enforceable against the Company and SpinCo in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (i) determining that the terms of this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) recommending that the

Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Spin-Off, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of the Spin-Off or any of the other transactions contemplated hereby.

(d) No holder of Company Common Stock is entitled to any rights of appraisal or dissent in connection with the Merger and the other transactions contemplated hereby, whether under Section 262 of the DGCL or otherwise.

SECTION 3.5 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by each of the Company and SpinCo does not, and the consummation of the Merger, the Spin-Off and the other transactions contemplated hereby and compliance by the Company and SpinCo with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company;

(ii) subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange, the Toronto Stock Exchange or any other exchange on which any of their shares are listed; or

(iii) any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company or SpinCo of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by the Mexican Federal Law of Economic Competition (Ley Federal de Competencia Económica) (the “Mexican Antitrust Laws”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange or the Toronto Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) the filing of a listing application and associated documentation with respect to SpinCo with the NYSE MKT, the Toronto Stock Exchange or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No filing or other action is required of the Company or any of its Subsidiaries under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or the Competition Act (Canada) (the “Canadian Antitrust Laws”) in connection with the execution, delivery and performance of this Agreement by the

Company or the consummation by the Company of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof. The aggregate book value of the assets in Canada of the Company and its Subsidiaries, and the gross revenues from sales in or from Canada generated from the assets in Canada of the Company and its Subsidiaries, all as determined in accordance with the Canadian Antitrust Laws, do not exceed CDN$82 million.

SECTION 3.6 Public Filings; Financial Statements. (a) The Company has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder, such as Industry Guide 7), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c) Since June 30, 2014, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) Since December 31, 2012, the Company has maintained disclosure controls and procedures and internal controls over financial reporting, in each case sufficient to satisfy the requirements of the Exchange Act and other federal securities Laws. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true and complete copy of all such disclosures has been made available to Parent.

(e) Since December 31, 2012, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries or to any Governmental Entity.

(f) The Company has filed with or furnished to the securities commissions in the Provinces of British Columbia, Alberta and Ontario (the “Canadian Securities Regulators”) on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by the Company since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Canadian Securities Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2011, the Company has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to Parent.

(g) As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC or the Canadian Securities Regulators with respect to the Company SEC Documents or Canadian Securities Documents. To the Knowledge of the Company, none of the Company SEC Documents or Canadian Securities Documents is subject to ongoing review or outstanding SEC or Canadian Securities Regulator comment or investigation.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries.

(i) The Company is in compliance in all material respects with the applicable rules and regulations of the New York Stock Exchange, the Toronto Stock Exchange and any other exchange on which its shares are listed. The Company is not subject to the rules or regulations of the Deutsche Börse.

(j) No Subsidiary of the Company is or has ever been required to file any form, report, schedule, statement or other document with the SEC or any Canadian Securities Regulator.

SECTION 3.7 No Undisclosed Liabilities. Except for any liabilities or obligations with respect to Actions (which are not the subject of this Section), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2014 included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2014 that are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.8 Absence of Certain Changes or Events. Since June 30, 2014 and through the date hereof: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

SECTION 3.9 Litigation. As of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. As of the Closing Date, there is no Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that seeks material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to the Company and its Subsidiaries taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since December 31, 2012 have been, in compliance in all material respects with all Laws applicable to their businesses, operations or properties. Since December 31, 2012 through the date hereof, none of the Company or any of its Subsidiaries has received any notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations or properties. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, concessions, franchises, orders and other approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both) any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

SECTION 3.11 Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)) and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound (collectively, the “Company Plans”). With respect to each Company Plan, the Company has made available to Parent a true and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, no Company Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability (direct or contingent) with respect to, and has never incurred any liability (director or contingent) with respect to, any employee benefit plan subject to Title IV of ERISA. No Company Plan provides health or other welfare benefits to former employees of the Company or its Subsidiaries other than health continuation coverage pursuant to COBRA.

(c) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this paragraph (c), individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of applicable Law, including ERISA and the Code, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iv) neither the Company nor its Subsidiaries nor any of their Affiliates has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(v) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deductions, as a result of such administration and operation; and

(d) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, the acceleration of a payment or the vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event). None of the Company Plans or any other plan agreement or arrangement in effect immediately prior to the Closing could result separately or in the aggregate in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has complied in form and operation with the requirements of Section 409A of the Code. No current or former employee, director or other service provider is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

SECTION 3.12 Labor Matters. (a) The Company and its Subsidiaries are and have been since December 31, 2012 in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, worker health and safety, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. From December 31, 2012 through the date hereof, there has not been nor, to the Knowledge of the Company, has there been threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the Knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and, to the Knowledge of the Company, no such matters are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority, or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable law.

SECTION 3.13 Environmental Matters. (a) (i) The Company and its Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all material Permits of all Governmental Entities and any other Person that are required to conduct the operations in which the Company is currently engaged under any Environmental Law; (iii) there has been no act or activity, including any release of any Hazardous Substance, taken by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any material remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) since December 31, 2012 through the date hereof, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information from any Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, and, to the Knowledge of the Company, no investigation or proceeding is being undertaken by any Governmental Entity or any other Person that might give rise to the same; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in material violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any material liabilities relating to any Action, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

SECTION 3.14 Taxes. (a) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Entities all Returns required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable by it for all taxable periods ending on or before the date hereof. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and its Subsidiaries. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by such financial statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).

(c) No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.

(d) The statutes of limitations with respect to all U.S. income Tax Returns of the Company and its Subsidiaries through June 30, 2010 have expired. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.

(e) None of the Company or any of its Subsidiaries is a party to any Action by any Governmental Entity in respect of any Tax, nor does the Company or its Subsidiaries have Knowledge of any pending or threatened Action by any Governmental Entity in respect of any Tax.

(f) No Returns are the subject of an audit. All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Entity have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Entity that reasonably could be expected to be asserted in any other period. None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Governmental Entity.

(g) There are no Tax Liens on the properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h) None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes.

(i) None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the

Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(j) None of the Company or any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any taxable period (or portion thereof) ending after the Closing Date by reason of a change in accounting method or otherwise for a taxable period ending on or prior to the Closing Date. None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes from any taxable period ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date.

(k) None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local Law. Each of the Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.15 Contracts. (a) Section 3.15 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound (such Contracts required to be so listed, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 or an annual report on Form 10-K filed by the Company;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated hereby, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of analogous rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement;

(iv) any Contract evidencing or relating to Indebtedness;

(v) any Contract pursuant to which the Company or any of its Subsidiaries acquired, holds or disposed of any interest (whether in fee, a leasehold, a concessions or otherwise) in real property in Mexico, or any rights to explore, mine or otherwise extract minerals, ore, metals or other substances in Mexico, including any Contract relating to the San Miguel Project, any Surface Agreement and any Property Lease;

(vi) any Contract involving the acquisition or disposition, directly or indirectly, of any Person or substantially all of the assets thereof;

(vii) any Contract that by its terms provides for the aggregate payment or receipt by the Company and its Subsidiaries of more than $100,000 over the remaining term of such Contract;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(ix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or investment in, or loan to, any Person (other than the Company and its Subsidiaries);

(x) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer, or direct or indirect stockholder, of the Company or any of its Subsidiaries, on the other hand, excluding any Company Plan;

(xi) any Contract with any Governmental Entity;

(xii) any Contract that requires a notice or consent in connection with the transactions contemplated hereby, or that otherwise contains a provision relating to “change of control” or “assignment by operation of law” or an analogous provision, or that would otherwise reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby; and

(xiii) any Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) (i) Each Material Contract is valid and binding on the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor, as of the date hereof, has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts.

SECTION 3.16 Insurance. (a) Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date hereof, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth the premiums paid by the Company for directors’ and officers’ liability insurance for the three most recent annual periods of such policy.

SECTION 3.17 Personal Property. The Company or one of its Subsidiaries has good and valid title to or, in the case of leased property, a valid leasehold interest in all personal property (whether tangible or intangible) reflected on the June 30, 2014 consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, and to all such property acquired by the Company and its Subsidiaries thereafter, in each case, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP,

(ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the properties to which they relate (the items listed in clauses (i) through (iii), “Permitted Liens”).

SECTION 3.18 Spin-Off. (a) For purposes of this Agreement:

(i) “RemainCo Entities” means (a) the Company and (b) all Subsidiaries of the Company that are not directly or indirectly owned by SpinCo.

(ii) The following terms shall have the meanings ascribed to them in the form of Separation Agreement attached hereto as Exhibit B:

(A) “Assumed Liabilities”

(B) “Liabilities”

(C) “Mexico Business”

(D) “Nevada Business”

(E) “Retained Assets”

(F) “Retained Employees”

(G) “Retained Liabilities”

(H) “San Miguel Assets”

(I) “San Miguel Liabilities”

(J) “San Miguel Project”

(K) “Transferred Assets”

(b) Ownership of San Miguel. The San Miguel Project, the San Miguel Assets, and the San Miguel Liabilities are, and will be immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, owned and held exclusively by the RemainCo Entities.

(c) No Shared Assets or Liabilities. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Transferred Assets are used or held for use in connection with the Mexico Business, and none of the Retained Liabilities have arisen in connection with the Nevada Business. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Retained Assets are used or held for use in connection with the Nevada Business, and none of the Assumed Liabilities have arisen in connection with the Mexico Business.

(d) No Liabilities from the Nevada Business. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will not have any Liabilities directly or indirectly related to, or arising out of, the Nevada Business.

(e) Sufficiency of Assets. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the Retained Assets will be sufficient for the RemainCo Entities to carry on the Mexico Business in relation to the San Miguel Project after the Closing in substantially the same manner as they conducted the Mexico Business in relation to the San Miguel Project before the Closing.

(f) Complete Separation. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, except for this Agreement and the Separation Agreement, (i) the RemainCo Entities will owe no obligations or Liabilities to the SpinCo Entities and the SpinCo Entities will owe no obligations or Liabilities to the RemainCo Entities, and (ii) there will be no Contracts between any RemainCo Entity, on the one hand, and any SpinCo Entity, on the other hand.

(g) Employee Liabilities. Immediately after consummation of the Spin-Off and the other transactions contemplated by the Separation Agreement, the RemainCo Entities will have no employees who are employed primarily in connection with the Nevada Business, and no Liabilities related to employees or employee-benefits for employees who are or were employed primarily in connection with the Nevada Business.

(h) Sufficient Surplus. On the Closing Date, the Company will have a sufficient surplus, as determined in accordance with Section 170 of the DGCL, to consummate the Spin-Off in accordance with this Agreement and the Separation Agreement.

(i) Solvency. Immediately after giving effect to the Spin-Off and the other transactions contemplated by this Agreement and the Separation Agreement to occur in connection with the Spin-Off (including the incurrence of indebtedness under the Promissory Note and the contribution of the proceeds thereof by the Company to SpinCo), each of SpinCo and the Company will be Solvent. “Solvent” means that, as of any date of determination and with respect to any Person, (i) the amount of the “fair saleable value” of the assets of such Person and its wholly owned Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of such Person and its wholly owned Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business; and (iii) such Person will be able to pay its debts, including contingent liabilities, as they mature.

SECTION 3.19 San Miguel Technical Report. (a) Section 3.19(a) of the Company Disclosure Letter includes a true and complete copy of the current technical report commissioned by the Company with respect to the San Miguel Project (the “San Miguel Technical Report”). The San Miguel Technical Report was prepared in accordance with and conforms with the requirements of all applicable Laws and guidelines, including Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), and contains all scientific and technical information that is required to be disclosed therein to make such report not misleading. The information provided by the Company and its Subsidiaries to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of the San Miguel Technical Report was complete and accurate in all material respects at the time such information was furnished. To the Knowledge of the Company, the projected production and financials results relating to the San Miguel Project included in the San Miguel Technical Report are reasonable. Since August 22, 2014, there has been no reduction in the measured, indicated or inferred mineral resource estimates of the San Miguel Project from the mineral resource estimates disclosed in the San Miguel Technical Report, other than reductions that in the aggregate are de minimis, nor has there occurred any other event, change, circumstance, occurrence, effect or state of facts that would reasonably be expected to require a material revision or change to any of the other information set forth in the San Miguel Technical Report or that would otherwise require an updated technical report to be prepared or filed under NI 43-101. The Company has timely filed the San Miguel Technical Report with the applicable Canadian Securities Regulators, and each such filing was made in compliance with all Laws applicable thereto.

(b) The Company has made available to Parent true and complete copies of all technical and exploration information and data relating to the San Miguel Project that is within its possession or control, including all geological, geophysical and geochemical information and data, all drill sample and assay results, all maps, technical reports and feasibility studies, and other similar reports, studies and information concerning the San Miguel Project. The Company has the right to use all such information and data, and the Company and its Subsidiaries have not breached any obligation of confidentiality in favor of any third Person by disclosing such information and data to Parent.

SECTION 3.20 San Miguel Mining Rights and Real Property. (a) Section 3.20(a)(i) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands owned in fee by the Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Owned Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries acquired such ownership (the “Property Acquisition Contracts”). Section 3.20(a)(ii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface lands, concession rights and mineral lands in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and forming part of the San Miguel Project (the “Leased Properties”) and the associated Contracts pursuant to which the Company and its Subsidiaries hold such rights (the “Property Leases”). Section 3.20(a)(iii) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all other mineral concessions, mining concessions, millsites and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Concession Properties”) and the associated licenses, permits and Contracts pursuant to which the Company and its Subsidiaries hold or acquired such rights (the “Concession Contracts”). Section 3.20(a)(iv) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all water rights, water permits and related applications, whether certificated or not, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Water Rights”). Section 3.20(a)(v) of the Company Disclosure Letter includes a true and complete list, except for any de minimis inaccuracies, as of the date hereof, of all surface agreements and other analogous agreements with owners of surface lands, held by Company or any of its Subsidiaries and forming part of the San Miguel Project (the “Surface Agreements”).

(b) Except for any rights acquired after the date hereof, the Owned Properties, the Leased Properties and the Concession Properties listed in the Company Disclosure Letter constitute all of the properties forming part of the San Miguel Project over which the Company and its Subsidiaries have any right to engage in exploration, mine development, construction or operation, or extraction or exploitation of minerals, ore, metals or other substances.

(c) Except as set forth in Section 3.20(c) of the Company Disclosure Letter, with respect to each Owned Property, each Leased Property and each Concession Property, to the extent applicable:

(i) the Company and its Subsidiaries collectively own all of the undivided legal and beneficial interests in and to the fee simple estate of such Owned Property, the leasehold or subleasehold estate of such Leased Property, and, subject to the limitations set forth in paragraph (f) below, the vested property interests in the possession of such Concession Property for mining and milling purposes, and have all surface rights, access rights and other rights and interests relating thereto necessary for the Company and its Subsidiaries to conduct their business as currently conducted, and there are no restrictions that preclude or restrict the ability of the Company and its Subsidiaries to do the same;

(ii) to the extent any rights with respect thereto were issued by a Governmental Entity, such rights were properly granted by such Governmental Entity, are valid and enforceable and are properly held by the Company and its Subsidiaries;

(iii) the Company and its Subsidiaries have made all filings, notices and recordations and paid all fees and Taxes required with respect thereto, and such property or right has been properly located and is otherwise in good standing under applicable Law;

(iv) no Person (other than the Company and its Subsidiaries) holds any right, title, royalty, interest, right of first refusal, back-in right, purchase option, joint development option or other analogous right, interest or benefit with respect thereto;

(v) the Company and its Subsidiaries have the exclusive and quiet possession of, and the exclusive right to enter into and upon, and to hold and enjoy, such property or right for their own use and benefit without any interruption of or by any other Person;

(vi) no such property or right is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed;

(vii) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any third Person of any abandonment or forfeiture of, or revocation or intention to revoke any, of the Company’s and its Subsidiaries’ rights or interests with respect to such property or right;

(viii) all plants, structures, roads, processing facilities, mills, leaching facilities and other buildings, fixtures and improvements located on such property are currently being maintained by the Company on a “care and maintenance” basis in accordance in all material respects with customary mining practices (and the Company and its Subsidiaries do not own or lease any such items except those located on the Owned Properties, Leased Properties and Concession Properties);

(ix) there are no Liens or other rights or claims of any third Person on or affecting such property or right, or conflicting with the rights of the Company and its Subsidiaries with respect to such property or right, except for (A) Liens for current Taxes, assessments and governmental charges or levies not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens with respect to amounts not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (C) zoning restrictions and other analogous limitations imposed by any Governmental Entity having jurisdiction over real property, (D) with respect to any Leased Property, the rights of the owner of such property under the associated Property Lease or with respect to any Concession Property subject to a Concession Contract or any Owned Property subject to a Property Acquisition Contract, the rights of the counterparty to any such contract, (E) Liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of analogous social security, and (F) rights reserved to or vested in any Governmental Entity to control or regulate any interest in the properties in any manner, and all laws, rules and regulations of any Governmental Entity; and

(x) there are no Actions or disputes pending or, to the Knowledge of the Company, threatened regarding such property or right or the Company’s and its Subsidiaries’ rights with respect thereto.

(d) With respect to each Owned Property, the Company and its Subsidiaries have good and marketable title in fee simple to such property and, if located in Mexico, duly registered title in the corresponding public registry that is enforceable against third parties. (i) Each Property Acquisition Contract, to the extent not expired in accordance with its terms, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Acquisition Contract; and (iii) there is no material default under any Property Acquisition Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Property Acquisition Contracts.

(e) With respect to each Leased Property, the Company and its Subsidiaries have good and marketable leasehold or subleasehold title to such property. (i) Each Property Lease, including each subleased lease, is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Property Lease and each subleased lease; and (iii) there is no material default under any Property Lease or subleased lease by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Property Leases.

(f) With respect to each Concession Property and each mining concession that is a Leased Property, (i) all mining claims were properly laid out and monumented; (ii) all required location and validation work has been properly performed; (iii) all required location notices and certificates were properly drafted and have been duly and timely recorded and filed with appropriate Governmental Entities; (iv) all location fees, mining claim rental fees, and mining claim maintenance fees required to hold each such Concession Property or leased mining claim and maintain it in good standing have been paid; (v) all affidavits of payment of maintenance fees or notices of intent to hold and other filings required to maintain such Concession Property or leased mining claim in good standing have been properly drafted and have been duly and timely recorded or filed with the appropriate Governmental Entities; (vi) neither the Company nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for such Concession Property or leased mining claim and (vii) neither the Company nor any of its Subsidiaries has Knowledge of any conflicting mining claims. To the extent applicable, (A) each Concession Contract is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under each Concession Contract; and (iii) there is no material default under any Concession Contract by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Concession Contracts.

(g) With respect to each Water Right, the Company has made all filings and proofs necessary to maintain such Water Right in good standing.

(h) With respect to each Surface Agreement, (i) such agreement is valid and binding on each party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) each party thereto has performed all material obligations required to be performed by it under such agreement; and (iii) there is no material default under such agreement by any party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of any party thereto, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Surface Agreements.

(i) None of the parcels of Owned Property, Leased Property or Concession Property have any agrarian history. Each parcel of Owned Property, Leased Property and Concession Property is free from any agrarian contingency, including any controversies with ejido members or the Mexican National Agrarian Registry (Registro Agrario Nacional).

SECTION 3.21 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same) all trademarks (whether registered or unregistered), servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets and other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claim by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any Contract under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

SECTION 3.22 State Takeover Statutes. The resolutions of the Company Board referred to in Section 3.4 are sufficient to render Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition” or similar provision of any state anti-takeover law (collectively, the “Anti-Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill”, anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.23 Related Party Transactions. Except for those Material Contracts listed in Section 3.15(a)(x) of the Company Disclosure Letter and any Company Plan listed on Section 3.11(a) of the Company Disclosure Letter, no present or former director, officer, stockholder or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (collectively, the “Related Parties”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties, or has any interest in any property owned or leased by the Company or any of its Subsidiaries (including any Owned Property, Leased Property or Concession Property). Section 3.23 of the Company Disclosure Letter describes in reasonable detail all transactions between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, entered into or consummated since December 31, 2012 through the date hereof, excluding the payment of compensation or benefits to Related Parties in their capacity as directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice (any such transaction, a “Related Party Transaction”). Each Related Party Transaction, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company and its Subsidiaries as would have been obtainable by the Company and its Subsidiaries in a similar transaction with an unaffiliated third Person.

SECTION 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Scotia Bank (USA) Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Scotia Bank (USA) Inc. pursuant to which Scotia Bank (USA) Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Scotia Bank (USA) Inc., as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration, together with the Spin-Off, is fair, from a financial point of view, to the holders of shares of Company Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. (a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has made available to the Company true and complete copies of each of Parent’s and Merger Sub’s certificate of incorporation and bylaws, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

SECTION 4.2 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of the close of business on the Measurement Date, (i) 103,435,204 shares of Parent Common Stock (excluding treasury shares and shares held by Parent’s Subsidiaries) were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury and no shares of Parent Common Stock were held by Parent’s Subsidiaries, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Preferred Stock were held by Parent in its treasury and no shares of Parent Preferred Stock were held by Parent’s Subsidiaries, (v) 2,348,409 shares of Parent Common Stock were reserved for issuance pursuant to equity-based compensation or benefit plans of Parent, (vi) 856,504 shares of Parent Common Stock were reserved for issuance pursuant to outstanding 3.25% convertible senior notes of Parent, (vii) 1,588,768 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants of Parent, and (viii) no shares of Parent Preferred Stock were reserved for issuance.

(b) All outstanding shares of capital stock of Parent are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(c) Except as (i) set forth in paragraph (a) above and (ii) for changes since the close of business on the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units or interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls or commitments with respect to, or Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock or other voting securities or equity interests of Parent, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, nor issued in violation of any provision of the DGCL, the certificate of incorporation or bylaws of Parent, or any Contract to which Parent is a party or is otherwise bound.

(e) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned by Parent.

SECTION 4.3 Authority. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than (i) in the case of the consummation of the Merger, the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, and (ii) the approval of the issuance of Parent Common Stock as Merger Consideration by the holders of at least a majority of the shares of Parent Common Stock represented and voting on the matter at the Parent Stockholders Meeting, as required by Section 312.03 of the New York Stock Exchange Listed Company Manual (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (a) approving this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that the issuance of Parent Common Stock contemplated by this Agreement be submitted to the stockholders of Parent for approval, and (c) recommending that the stockholders of Parent approve the issuance of Parent Common Stock contemplated by this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The board of directors of Merger Sub, acting via written consent, duly and unanimously adopted resolutions, in each case in accordance with the DGCL, (a) approving and declaring advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (b) directing that this Agreement be submitted to Parent, the sole stockholder of Merger Sub, for adoption, and (c) recommending that Parent, the sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d) The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the Merger, and no vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of the other transactions contemplated hereby.

SECTION 4.4 No Conflict; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or rights of Parent and Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of:

(i) the certificate of incorporation or bylaws of Parent or Merger Sub;

(ii) subject to the governmental filings and other matters referred to in paragraph (b) below, any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties may be bound, or any rule or regulation of the New York Stock Exchange; or

(iii) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by Mexican Antitrust Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act or the Exchange Act and any other applicable U.S. or Canadian federal, state or provincial securities, takeover or “blue sky” laws or the rules of the New York Stock Exchange, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware as required by the DGCL, (iv) a filing of a notice of investment with the Director of Investments in accordance with the Investment Canada Act (Canada), and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No filing or other action is required of Parent or Merger Sub under the HSR Act or the Canadian Antitrust Laws in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, the Spin-Off and the other transactions contemplated hereby or compliance with the provisions hereof.

SECTION 4.5 Public Filings; Financial Statements. (a) Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c) Parent has filed with or furnished to the Canadian Securities Regulators on a timely basis all forms, reports, schedules, statements (including proxy, information and registration statements) and other documents required to be filed with or furnished to the Canadian Securities Regulators by Parent since December 31, 2011 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent Canadian Securities Documents”). As of their respective filing dates (or, if amended by a filing prior to the date of this Agreement, then on the date of such amendment), the Parent Canadian Securities Documents complied in all material respects with the applicable requirements of Canadian securities Laws (including, in each case, the rules and regulations promulgated thereunder), and none of the Parent Canadian Securities Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2011, Parent has not filed any confidential material change report with any Canadian Securities Regulator, except for those reports that either (i) are no longer confidential or (ii) have been disclosed to the Company.

(d) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

SECTION 4.6 Absence of Certain Changes or Events. Since September 30, 2014 and through the date hereof, except as disclosed in the Parent SEC Documents filed prior to the date hereof: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7 Reorganization. Neither Parent nor Merger Sub has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

SECTION 4.9 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, except for Actions that are not material to Parent and its Subsidiaries taken as a whole. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any outstanding judgment, order, injunction, rule or decree, except for any such items that are not material to Parent and its Subsidiaries taken as a whole. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, that would be required under GAAP to be recorded or reflected on a balance sheet of Parent, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2014 included in the Parent SEC Documents filed prior to the date hereof, (b) for liabilities and obligations under Contracts included as exhibits in the Parent SEC Documents filed prior to the date hereof, (c) for liabilities and obligations under this Agreement, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.11 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, rights and properties, keep its properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with Persons having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (A) dividends by a wholly owned Subsidiary of the Company to its parent and (B) dividends of the stock of SpinCo made in accordance with the terms hereof, (ii) purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) except as contemplated by Section 3.2(f) of the Company Disclosure Letter with respect to the adjustment to the strike prices of Company Stock Options as a result of the Spin-Off, split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or any outstanding options, warrants, or rights to acquire any such stock or other equity interests, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock, including pursuant to Contracts as in effect on the date hereof; provided, that the foregoing shall not prohibit the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms as in effect on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, (ii) any property or rights therein that would be an Owned Property, a Leased Property or a Concession Property if existing on the date hereof, or (iii) any assets that are otherwise material to the Company and its Subsidiaries;

(e) except for the Royalty Agreement, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties or rights (including any Owned Property, any Leased Property and any Concession Property) or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or prepay prior to maturity, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto not provided for in the budget set forth on Section 5.1(h) of the Company Disclosure Letter;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such items (A) in the ordinary course of business consistent with past practice, (B) that are not material to the Company or any of its Subsidiaries, or (C) as required by their terms as in effect on the date of this Agreement, (ii) cancel any Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release or transfer any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise) of material value that are owed to the Company or any of its Subsidiaries;

(j) (i) modify, amend, terminate, cancel or extend any Material Contract (including any Property Lease or Surface Agreement), or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, except, in each of clauses (i) and (ii), (A) with respect to any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off and (B) with respect to any modification or amendment that is immaterial in its terms and effect;

(k) enter into any transaction or take any action that, if entered into prior to the date hereof, would be a Related Party Transaction, or amend, waive, modify or terminate any existing Related Party Transaction;

(l) (i) commence any Action (excluding any Action against Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby), or (ii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, but excluding any such Action filed by the Company against Parent or Merger Sub);

(m) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(o) change its fiscal year;

(p) (i) except with respect to pay increases awarded prior to the date hereof and listed on Section 5.1(p) of the Company Disclosure Letter, grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any increase in compensation, bonus or other benefits, or grant or pay to any such Person any type of compensation or benefits not previously paid to such Person, or grant or pay any bonus of any kind to any such Person, (ii) grant or pay to any current or former director, officer, stockholder, employee, consultant or independent contractor any severance, change in control, retention, termination or analogous pay or benefits, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including any Company Stock Options, restricted stock, stock appreciation rights, performance units or other stock-based or stock-related awards, or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other analogous Contract or (vi) enter into any Contract that would be a Company Plan if existing as of the date hereof, or otherwise adopt any new employee benefit or compensation plan or arrangement, or amend, modify or terminate any existing Company Plan;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of the Company or any of its Subsidiaries;

(r) except to the extent required by the fiduciary duties of the Company Board under Delaware Law and as otherwise in compliance with Section 5.2, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business; or

(t) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2 No Solicitation; Recommendation of the Merger by the Company Board. (a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, consultant, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations (if any) with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished (and shut down any “dataroom” or analogous access to information) with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would constitute a breach of its fiduciary duties under Delaware Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing a standstill provision and other terms that are at least as favorable to the Company as those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger, the Spin-Off or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph (b)(i), an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract (excluding a confidentiality agreement described in clause (I) of paragraph (a) above) (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under Delaware Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section, make an Adverse Recommendation Change in response to a Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents; and

(ii) if Parent makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change would result in a breach of its fiduciary duties under Delaware Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, the Company shall negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to paragraphs (a) or (b) above and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any violation of the restrictions set forth in this Section by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section, and represents that neither it nor any of its Subsidiaries is a party to any such agreement as of the date hereof.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions of any Anti-Takeover Statute or otherwise cause such restrictions not to apply to such Person, or agree to do any of the foregoing.

(g) Nothing contained in this Section shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M–A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d–9(f) promulgated under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate (or would reasonably be expected to generate, if in operation) 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal”, references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%”.

SECTION 5.3 Recommendation of the Stock Issuance by the Parent Board. Neither the Parent Board nor any committee thereof shall withdraw (or modify or qualify in any manner adverse to the Company) (a) the adoption, approval, recommendation or declaration of advisability by the Parent Board or any such committee of the issuance of Parent Common Stock contemplated by this Agreement, or (b) resolve, agree or publicly propose to take any such actions (each such action set forth in this paragraph, a “Parent Adverse Recommendation Change”).

SECTION 5.4 Preparation of Proxies Statements and Form S-4; Company Stockholders Meeting; Parent Stockholders Meeting.

(a) Company Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall (i) prepare (with Parent’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Company Proxy Statement”) to be sent to the stockholders of the Company relating to a special meeting of the stockholders of the Company (the “Company Stockholders Meeting”) to be held to consider the approval of this Agreement and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(b) Parent Proxy Statement. As promptly as practicable after the date of this Agreement, Parent shall (i) prepare (with the Company’s reasonable cooperation) and file with the SEC and all applicable Canadian Securities Regulators and stock exchanges a proxy statement (as amended or supplemented from time to time, and together with the form of proxy, the “Parent Proxy Statement”) to be sent to the stockholders of Parent relating to a special meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) to be held to consider the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement and (ii) in consultation with the Company, set a record date for the Parent Stockholders Meeting and commence a broker search pursuant to Rule 14a–13 under the Exchange Act in connection therewith.

(c) Form S-4. As promptly as practicable after the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Company Proxy Statement and the Parent Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.

(d) Provision of Information. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and to have the Company Proxy Statement and the Parent Proxy Statement cleared of all SEC (and, as applicable, stock exchange) comments, as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement, Parent Proxy Statement or Form S-4, as applicable. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(e) Accuracy of Company Information. The Company shall ensure that (i) none of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Company Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Company Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(f) Accuracy of Parent Information. Parent shall ensure that (i) none of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement, Parent Proxy Statement or Form S-4 will, at the time the Company Proxy Statement, Parent Proxy Statement or Form S-4 is filed, at the time of any amendment or supplement thereto, at the time the Form S-4 (or any post-effective amendment or supplement) becomes effective under the Securities Act, or at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Parent Proxy Statement will not, at the time it is first mailed to Parent’s stockholders, at the time of any amendment or supplement thereto or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the Form S-4 (excluding the Company Proxy Statement included therein) will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto, at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iv) the Form S-4 (excluding the Company Proxy Statement included therein) will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act; provided, however, that the foregoing shall not apply with respect to statements included or incorporated by reference in the Form S-4 or the Parent Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

(g) Correction of Information. If, at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement, Parent Proxy Statement or Form S-4 so that such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act or the Exchange Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(h) Right of Review. No filing of, or amendment or supplement to, the Company Proxy Statement, Parent Proxy Statement or Form S-4 (including any exhibits thereto) will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of (i) the time when the Form S-4 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger, (iv) any oral or written request by the SEC for amendment of the Company Proxy Statement, Parent Proxy Statement or the Form S-4, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(i) Company Stockholder Meeting. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall (i) duly call, give notice of, convene and hold the Company Stockholders Meeting and (ii) cause the Company Proxy Statement to be mailed to the Company’s stockholders. The Company Stockholders Meeting shall be called solely for purposes of obtaining the Company Stockholder Approval and, without the prior written consent of Parent or as required by Law, no other matter shall be considered by the stockholders of the Company thereat. The Company shall use its reasonable best efforts to ensure that the Company Stockholder Meeting is held on the same day as the Parent Stockholder Meeting.

(j) Parent Stockholder Meeting. As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Parent shall (i) duly call, give notice of, convene and hold the Parent Stockholders Meeting and (ii) cause the Parent Proxy Statement to be mailed to Parent’s stockholders. The Parent Stockholders Meeting shall be called solely for purposes of obtaining the Parent Stockholder Approval and, without the prior written consent of the Company or as required by Law, no other matter shall be considered by the stockholders of Parent thereat. Parent shall use its reasonable best efforts to ensure that the Parent Stockholder Meeting is held on the same day as the Company Stockholder Meeting.

(k) Recommendation of Company Board. Except in the case of an Adverse Recommendation Change permitted by Section 5.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, and (ii) include such recommendation in the Company Proxy Statement.

(l) Recommendation of Parent Board. Parent, through the Parent Board, shall (i) recommend to its stockholders that they approve the issuance of Parent Common Stock contemplated by this Agreement, and (ii) include such recommendation in the Parent Proxy Statement.

(m) Force the Vote. Without limiting the generality of the foregoing, each of the Company and Parent agrees that its obligations pursuant to this Section (including its obligations to hold the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, Parent or any other Person of any Acquisition Proposal, or the making of an Adverse Recommendation Change or a Parent Adverse Recommendation Change.

SECTION 5.5 Cooperation with Spin-Off Activities. Each of the Company and SpinCo shall and shall cause its Subsidiaries to reasonably cooperate with Parent in connection with all aspects of the Spin-Off, including by providing drafts of all Contracts and filings related thereto to Parent for Parent’s review and comment a reasonable period of time in advance of their execution or filing. Each of the Company and SpinCo shall not and shall cause its Subsidiaries not to execute any such Contracts or file any such filings without Parent’s prior written consent, which shall not be unreasonably withheld (provided, that Parent’s consent shall not be required in connection with any such Contract that will be a Contract solely of the SpinCo Entities after consummation of the Spin-Off). Notwithstanding the foregoing, the Company and SpinCo shall have the right, without Parent’s prior written consent, to: (a) merge SpinCo into its direct Subsidiary, and (b) merge SpinCo into a newly formed Delaware corporation, in each case as part of the Spin-Off transaction.

SECTION 5.6 Preparation of Form S-1; Consummation of the Spin-Off.

(a) Form S-1. As promptly as practicable after the date of this Agreement, (i) SpinCo shall prepare (with Parent’s reasonable cooperation) and file with the SEC a registration statement under the Securities Act on Form S-1 (as amended or supplemented from time to time, the “Form S-1”) to register its shares of common stock in the Spin-Off, (ii) in consultation with Parent, the Company shall set a record date for the Spin-Off, and (iii) the Company and SpinCo shall, in consultation with Parent, establish any appropriate procedures to be used by the Company or SpinCo or the holders of Company Common Stock in connection with the Spin-Off.

(b) Provision of Information. SpinCo shall use its reasonable best efforts to have the Form S-1 declared effective under the Securities Act, and to have the Form S-1 cleared of all SEC comments, as promptly as practicable after such filing and to keep the Form S-1 effective as long as is necessary to consummate the Spin-Off and the other transactions contemplated hereby. Each of SpinCo, the Company and Parent shall furnish to the other the information relating to it and its officers, directors and Affiliates required by the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Form S-1. SpinCo and the Company shall also take any action required to be taken under any applicable state or foreign securities or “blue sky” laws in connection with the Spin-Off.

(c) Accuracy of SpinCo and Company Information. SpinCo and the Company shall ensure that (i) none of the information supplied by or on behalf of SpinCo or the Company for inclusion or incorporation by reference in the Form S-1 will, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time the Form S-1 (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Form S-1 will not, at the time the Form S-1 is filed with the SEC, at the time of any amendment or supplement thereto, or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) the Form S-1 will comply as to form in all material respects with the provisions of the Securities Act.

(d) Correction of Information. If, at any time prior to the Effective Time, any information relating to SpinCo, the Company or Parent or any of their respective Affiliates, officers or directors, should be discovered by SpinCo, the Company or Parent that should be set forth in an amendment or supplement to the Form S-1 so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or that is otherwise required under the Securities Act to be included therein, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(e) Right of Review. No filing of, or amendment or supplement to, the Form S-1 (including any exhibits thereto) will be made by SpinCo without providing Parent a reasonable opportunity to review and comment thereon. Each of SpinCo and the Company will advise Parent promptly after it receives oral or written notice of (i) the time when the Form S-1 has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of SpinCo common stock issuable in connection with the Spin-Off, (iv) any oral or written request by the SEC for amendment of the Form S-1, or (v) any comments by the SEC or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.

(f) Stock Exchange Listing. Each of SpinCo and the Company shall use its reasonable best efforts to cause the shares of SpinCo common stock to be distributed in the Spin-Off to be approved for listing on the NYSE MKT or the Toronto Stock Exchange (or, with Parent’s prior written consent, such other exchange as reasonably determined by the Company) prior to consummation of the Spin-Off.

(g) Third Person Consents. Without limiting the generality of the parties’ obligations in Section 5.8, each of SpinCo and the Company shall use its reasonable best efforts, after having consulted with Parent, to promptly give notice to or procure the consent of any third Person that is entitled to notice, or whose consent to assignment (or waiver thereof) is required, in connection with the consummation of the Spin-Off. Notwithstanding the foregoing, neither the Company nor SpinCo shall be required in connection with obtaining the consent of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company or SpinCo or any of their respective Affiliates of any Contract with such Person.

(h) Governance of SpinCo. Prior to consummation of the Spin-Off, the Company and SpinCo shall take all necessary actions so that as of the consummation of the Spin-Off (i) the directors and executive officers of SpinCo shall be those described in the Form S-1 (unless otherwise agreed by the Company and SpinCo, with the prior written consent of Parent); and (ii) SpinCo shall have such other officers as SpinCo’s board of directors shall appoint.

(i) Distribution Agent. If necessary or desirable, prior to consummation of the Spin-Off, the Company and SpinCo shall appoint a third party bank, trust company or transfer agent (reasonably acceptable to Parent) to act as distribution agent in connection with the Spin-Off.

(j) Consummation of the Spin-Off. On the Closing Date, immediately prior to the Effective Time and in the following order:

(i) Each of Parent and the Company shall execute the Promissory Note and consummate the transactions contemplated thereby. The Company shall use all proceeds under the Promissory Note to make an equity contribution in SpinCo.

(ii) SpinCo shall issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance.

(iii) SpinCo and the Company shall enter into the Separation Agreement and consummate the transactions contemplated thereby.

(iv) The Company shall dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company.

The Company shall consummate the Spin-Off in compliance with all applicable Laws.

SECTION 5.7 Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement, filing, notice and other document filed or received by it during such period pursuant to the requirements of federal or state securities, mining, land use or real property Law and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.

(b) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of November 12, 2014 (the “Confidentiality Agreement”). No investigation pursuant to this Section or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.8 Efforts to Consummate the Merger and Spin-Off. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under Law or otherwise) in order to consummate the Merger, the Spin-Off and the other transactions contemplated by this Agreement at the earliest practicable date, including by using and by causing its Affiliates to use its and their reasonable best efforts to:

(i) prepare and file all forms, registrations and notices required under, and seek any consents, authorizations or other approvals required under, any Law or by any Governmental Entity in connection with the Merger, the Spin-Off and the other transactions contemplated hereby;

(ii) provide as promptly as possible all information and documentary materials that may be requested pursuant to Mexican Antitrust Law;

(iii) obtain all required consents, approvals or waivers from any third Person, including as required under any Contract;

(iv) vigorously defend all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby;

(v) resolve all objections asserted with respect to this Agreement or the Merger or other transactions contemplated hereby under any Law; and

(vi) prevent the entry of, and have vacated, lifted, reversed or otherwise overturned (including by pursuing all avenues of appeal) any judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Merger, the Spin-Off or other transactions contemplated hereby.

Without limiting the generality of the foregoing, each of the parties shall prepare and file as promptly as practicable as (and in any event no later than the 5th Business Day hereafter) an appropriate Combination Notice pursuant to the terms set forth in the Mexican Antitrust Laws.

(b) Subject to applicable Law relating to the exchange of information, the parties shall keep each other reasonably apprised of the status of the matters addressed in this Section and shall cooperate with each other in connection with such matters, including by:

(i) cooperating with each other in connection with filings or other written submissions required or advisable under any Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. To the extent permitted by Law, each party shall be given a reasonable opportunity to review and comment on any filing or other written materials being submitted to any Governmental Entity before submission, and the submitting party shall give reasonable and good faith consideration to any comments made by the other party; provided, however, that either party may limit disclosure of any sensitive business information exchanged pursuant to this paragraph (b) (including contents of draft or final copies of submissions) to the other party’s outside counsel;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the Merger, the Spin-Off or other transactions contemplated by this Agreement and ensuring to the extent permitted by Law and the applicable Governmental Entity that each of the parties has the opportunity to attend any meeting or phone call with or other appearance before any Governmental Entity; provided, however, that either party may limit attendance at such meeting or phone call to outside counsel of the other party;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity; and

(v) without prejudice to any rights of any party, consulting and cooperating in all respects in defending all Actions and other proceedings challenging this Agreement or the Merger or other transactions contemplated hereby under any Antitrust Law.

(c) In furtherance and not in limitation of the foregoing, the Company shall permit Parent to participate in the defense and settlement of any Action relating to this Agreement, the Merger, the Spin-Off or the other transactions contemplated hereby, and neither the Company nor any Affiliate thereof shall settle or compromise any such Action without Parent’s prior written consent.

(d) Notwithstanding anything to the contrary herein, Parent shall control the defense and settlement of all litigation initiated against Parent, the Parent Board or any of its or their Representatives, and shall be permitted to settle any such litigation in its sole discretion.

(e) Notwithstanding anything to the contrary herein, Parent shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Subsidiaries, or (ii) limit Parent’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Company or any of its Subsidiaries, any part of the San Miguel Project, or any asset or business of Parent or any of its Affiliates.

(f) Notwithstanding anything to the contrary herein, no party shall be required in connection with obtaining the consent of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to such third Person, (ii) the concession or provision of any right to such third Person, or (iii) the amendment or modification in any manner adverse to the Company, Parent or any of their respective Affiliates of any Contract with such Person.

SECTION 5.9 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Anti-Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Anti-Takeover Statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Anti-Takeover Statute with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party or any of its Representatives from any Governmental Entity in connection with the transactions contemplated hereby, (b) any notice or other communication received by such party or any of its Representatives from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s Knowledge, threatened which relates to the transactions contemplated hereby, or (d) any event, change, circumstance, occurrence, effect or state of facts (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate, (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant hereof, or (iii) that results or would reasonably be expected to result in any failure of any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.11 Indemnification, Exculpation and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Company Charter or Company Bylaws or those Contracts listed on

Section 5.11 of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect in accordance with their terms with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law. Notwithstanding the foregoing, in the event that the Surviving Corporation sells or transfers all or substantially all of its assets, Parent shall cause the purchaser or transferee to assume the Surviving Corporation’s obligations under this Section (or shall provide that Parent or a Subsidiary of Parent that is no less creditworthy than the Surviving Corporation assume such obligations) and shall promptly notify the Company in writing of any such assumption.

(b) Prior to the Closing, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its directors, officers and other Persons who are currently covered by the existing directors’ and officers’ liability insurance coverage maintained by the Company in a form reasonably acceptable to Parent that shall provide such directors, officers and other Persons with coverage for six years following the Closing Date of not less than the existing coverage amount and have other terms not materially less favorable in the aggregate to the insured Persons in comparison to the Company’s existing insurance coverage; provided, that in no event shall Parent be obligated to pay in excess of the amount set forth on Section 5.11 of the Company Disclosure Letter for such tail policy.

(c) The provisions of this Section shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 5.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.13 Public Announcements. Unless and until an Adverse Recommendation Change or Parent Adverse Recommendation Change has occurred, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other analogous public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other analogous public statement prior to such consultation, except as may be required by applicable Law, court process or rule or regulation of the NYSE.

SECTION 5.14 Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b–3 under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual (if any) who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately following the Effective Time to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.15 Director Shares in Subsidiaries. With respect to any Subsidiary of the Company that is not directly or indirectly wholly owned by the Company because one or more of such Subsidiary’s directors or officers owns equity in such Subsidiary, the Company shall, upon or prior to the Closing, cause each such director or officer to transfer such equity to a Person designated by Parent.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Antitrust. The authorization from the Mexican Federal Economic Competition Commission related to the transactions contemplated hereby shall have been obtained.

(d) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(e) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated.

(g) Form S-1. The Form S-1 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-1 shall have been issued and no proceedings for that purpose shall have been initiated.

(h) Spin-Off. The Spin-Off shall have been consummated.

SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capitalization), 3.4 (Authority), 3.5(a)(i) (No Conflict; Consents and Approvals), 3.6 (Public Filings; Financial Statements), 3.10 (Compliance with Laws), 3.18 (Spin-Off), 3.19 (San Miguel Technical Report), 3.20 (San Miguel Mining Rights and Real Property), 3.24 (Brokers), and 3.25 (Opinion of Financial Advisor) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) No Litigation. There shall not be pending or threatened in writing any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated hereby, or (ii) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of capital stock of the Surviving Corporation).

(e) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c) and (d) above.

(f) Tax Opinion. Parent shall have received two written tax opinions of Gibson, Dunn & Crutcher LLP, tax counsel to Parent (or such other nationally recognized tax counsel reasonably satisfactory to Parent), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel.

SECTION 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Capitalization), 4.3 (Authority), 4.4(a)(i) (No Conflict; Consents and Approvals), 4.5 (Public Filings; Financial Statements) and 4.11 (Brokers) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Officers’ Certificate. The Company shall have received a certificate signed by an officer of Parent certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

(e) Tax Opinion. The Company shall have received two written tax opinions of LeClairRyan, A Professional Corporation, tax counsel to the Company (or such other nationally recognized tax counsel reasonably satisfactory to the Company), one dated as of the date the Form S-4 is declared effective and the second dated as of the Closing Date, in each case based on the facts, representations, assumptions and exclusions set forth or described therein, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering each such opinion, such counsel shall be entitled to rely upon representation letters from each of the Company and Parent, in each case, in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub, and any termination by the Company also being effective termination by SpinCo):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2015 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this paragraph (b)(i) shall not be available to any party who is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b)(ii) shall have complied in all material respects with its obligations under Section 5.8;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; or

(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the issuance of Parent Common Stock pursuant to this Agreement was taken;

(c) by Parent:

(i) if the Company or SpinCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.4(i) or (k), as to which Section 7.1(c)(ii) shall apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm its recommendation of the Merger within five Business Days after the date any Acquisition Proposal or any material modification thereto is publicly announced or otherwise sent or given to the Company’s stockholders upon a request to do so by Parent, (C) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.2 or 5.4(i) or (k), or (D) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or 5.4(j) or (l), as to which Section 7.1(d)(ii) shall apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the later of (1) the Outside Date and (2) 60 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (d)(i) if the Company or SpinCo is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its obligations set forth in Section 5.3 or 5.4(j) or (l).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company or SpinCo, provided, that:

(a) the Confidentiality Agreement (other than the standstill provision thereof) and the following Sections of this Agreement shall survive the termination hereof: Sections 3.24 (Brokers), 4.11 (Brokers), 5.7(b) (Confidentiality), 5.13 (Public Announcements), this Section, Section 7.3( Fees and Expenses), 7.4 (Liquidated Damages for Certain Breaches by Parent); 7.5 (Amendment or Supplement), 7.6 (Extension of Time; Waiver) and Article VIII (General Provisions); and

(b) except to the extent provided in Section 7.4, no such termination shall relieve any party from any liability or damages resulting from a pre-termination breach of any of its representations, warranties, covenants or agreements in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.3 Fees and Expenses. (a) Except as otherwise provided in this Section, all fees and expenses incurred in connection with this Agreement, the Merger, the Spin-Off and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) or by Parent pursuant to Section 7.1(c)(i), and (C) within 12 months after the date of such termination, the

Company enters into a definitive agreement in respect of any Acquisition Proposal (which such transaction is subsequently consummated), or recommends or submits an Acquisition Proposal to its stockholders for approval (which such transaction is subsequently consummated), or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then, in any such event, the Company shall pay to Parent a fee of $5,000,000 (the “Company Breakup Fee”) less the amount of Parent Expenses previously paid to Parent (if any), it being understood that in no event shall the Company be required to pay the Company Breakup Fee on more than one occasion.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Company Breakup Fee is not then payable, then the Company shall reimburse Parent and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,500,000.

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) or by the Company pursuant to Section 7.1(d)(i), then Parent shall reimburse the Company and its Affiliates for all of their actual documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of $1,500,000.

(e) Payment of the Company Breakup Fee shall be made by wire transfer of immediately available funds to the account designated by Parent (i) upon consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of a Company Breakup Fee payable pursuant to Section 7.3(b)(ii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent within five Business Days after the Company’s having been notified of the amounts thereof by Parent.

(f) Payment of the Company Expenses shall be made by wire transfer of same day funds to the accounts designated by the Company within five Business Days after Parent having been notified of the amounts thereof by the Company.

(g) Each party acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section, and, in order to obtain such payment, the other party commences a suit that results in a judgment against defaulting party, the defaulting party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) The Company Breakup Fee, Parent Expenses and Company Expenses are not liquidated damages, and payment thereof shall not relieve any party from any liability or damage resulting from a breach of this Agreement.

SECTION 7.4 Liquidated Damages for Certain Breaches by Parent. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company $5,000,000 as liquidated damages. The Company’s and SpinCo’s sole remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.3 or 5.4(l), and the Company’s and SpinCo’s sole monetary remedy for any breach of this Agreement by Parent or Merger Sub of Section 5.4(j), shall be such liquidated damages and, upon payment thereof, Parent and Merger Sub shall not have any further liability or obligation to the Company or SpinCo or their stockholders relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, whether in equity or at law, in contract, in tort or otherwise. The foregoing shall not limit the Company’s right to specific performance of Section 5.4(j), to the extent provided in Section 8.10.

SECTION 7.5 Amendment or Supplement. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

SECTION 7.6 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval by the stockholders of the Company or Parent without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, Merger Sub or the Surviving Corporation, to:

Coeur Mining, Inc. 104 S. Michigan Ave., Suite 900 Chicago, Illinois 60603
Attention:	Mitchell Krebs, President and Chief Executive Officer, and Casey M. Nault, Vice President, General Counsel and Secretary
Facsimile:	(312) 489-5899
E-mail:	MKrebs@coeur.com; CNault@coeur.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Attention:	Steven R. Shoemate
Facsimile:	212.351.5316
E-mail:	sshoemate@gibsondunn.com

if to Company or SpinCo, to:

Paramount Gold and Silver Corp. 665 Anderson Street Winnemucca, Nevada 89445
Attention:	Christopher Crupi, Chief Executive Officer
Facsimile:	613.226.5106
E-mail:	CCrupi@paramountgold.com

with a copy (which shall not constitute notice) to:

LeClairRyan 1037 Raymond Boulevard, 16th Floor Newark, NJ 07102
Attention:	James T. Seery
Facsimile:	973.491.3415
E-mail:	james.seery@leclairryan.com

SECTION 8.3 Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the RemainCo Entities, taken as a whole, or (c) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clauses (a) and (b) only, the determination of a Company Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Company and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Contract” means any contract, agreement, commitment or other legally binding instrument, understanding or arrangement, whether written or oral.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) all guarantees and arrangements (including collateral arrangements) having the economic effect of a guarantee by such Person of any Indebtedness of any other Person, and (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Christopher Crupi, Carlo Buffone and Glen Van Treek, and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter, and (b) with respect to Parent or Merger Sub, the actual knowledge of Mitchell Krebs, Peter Mitchell and Frank Hanagarne Jr., and any fact or matter which any such person would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Merger Consideration Closing Value” means the (a) the closing price of Parent Common Stock on the New York Stock Exchange on the first trading day immediately preceding the Closing Date, multiplied by (b) the Exchange Ratio.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger, the Spin-Off or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Parent Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) changes or conditions generally affecting the mining or precious metals industries, (ii) changes or conditions generally affecting the U.S. economy or financial or securities markets, (iii) changes in regulatory and political conditions, (iv) the outbreak or escalation of war or acts of terrorism, (v) changes in Law or GAAP since the date of this Agreement, and (vi) natural disasters; provided, further, that, with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Parent and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Return” means any return, declaration, report, claim for refund, statement, information statement and other document relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Company Disclosure Letter, Parent Disclosure Letter and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The information and disclosures contained in any section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosed and incorporated by reference in and with respect to the corresponding Section of this Agreement and to all additional Sections of Articles III or IV of this Agreement, as applicable, to the extent the applicability of such information and disclosure to such additional Sections of Articles III or IV is reasonably apparent on its face. References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Exhibits attached hereto, including the Merger, the Spin-Off and the funding of SpinCo.

SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.6 No Third Party Beneficiaries. (a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that, following the Effective Time, Section 5.11 shall be enforceable as set forth therein.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SECTION 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise)

and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that (other than with respect to the breach of Sections 5.3 or 5.4(l) by Parent, for which liquidated damages are the sole and exclusive remedy of the Company and SpinCo as provided in Section 7.4) each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 8.11 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.,

By:	/s/ Christopher Crupi
	Name:	Christopher Crupi
	Title:	President and Chief Executive Officer

PARAMOUNT NEVADA GOLD CORP.,

By:	/s/ Christopher Crupi
	Name:	Christopher Crupi
	Title:	President and Chief Executive Officer

COEUR MINING, INC.,

By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President and Chief Executive Officer

HOLLYWOOD MERGER SUB, INC.,

By:	/s/ Mitchell J. Krebs
	Name:	Mitchell J. Krebs
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex B

December 15, 2014

Board of Directors

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, IL 60603

Members of the Board of Directors:

We understand that Coeur Mining, Inc. (“Parent”), Hollywood Merger Sub, Inc., a wholly-owned subsidiary of the Parent (“Merger Sub”), Paramount Gold and Silver Corp. (the “Company”) and Paramount Nevada Gold Corp., a wholly-owned subsidiary of the Company (“SpinCo”), propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company (the “Merger”) and that, in connection with the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into and become exchangeable for 0.2016 shares of Parent Common Stock, as defined below (in the aggregate, the “Stock Consideration”) and the Company will become a wholly-owned subsidiary of Parent, and (ii) immediately prior to the time the Merger becomes effective (a) Parent will make a loan to the Company (the “Promissory Note”), and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent (such cash payment, together with the principal amount of the Promissory Note, shall be in the aggregate amount of $10 million and is referred to herein together with the Stock Consideration, as the “Consideration”), newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into a separation and distribution agreement (the “Separation Agreement”), and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company (such transaction described in clauses (a) through (d) undertaken in accordance with the terms of the Agreement and the Separation Agreement, together with the Merger, the “Transaction”). The Board of Directors of Parent (the “Board”) has requested that Raymond James Ltd. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be paid by Parent, in the aggregate, for all outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair from a financial point of view to Parent. For purposes of this Opinion, we have calculated the value of the Stock Consideration at approximately $143.9 million, in the aggregate, based on approximately 32.7 million shares of Parent Common Stock and the 20 day volume weighted average price of $4.4059 per share for the period ending December 12, 2014, and we have ascribed no value to Parent’s 4.9% ownership of the equity of SpinCo.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft dated December 10, 2014 of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub, the Company and SpinCo (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by Parent, including, but not limited to, (i) financial projections provided by the management of the Company relating to the Company (the “Company Projections”), and (ii) financial projections prepared by management of Parent relating to the Company which include certain estimated potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Merger prepared by management of Parent (the “Synergies”, and such projections, the “Parent-Company Projections”, and such projections together with the Company Projections, the “Projections”), in each case, as approved for our use by Parent;

Board of Directors of Coeur Mining, Inc.

December 15, 2014

3.	reviewed the recent public filings of each of the Company and Parent and certain other publicly available information regarding each of the Company and Parent, respectively;

4.	reviewed financial, operating and other information regarding the Company and Parent and the industry in which they operate;

5.	reviewed the financial and operating performance of each of the Company and Parent and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices for each of the Company Common Stock and the common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.	reviewed a certificate addressed to Raymond James from a member of senior management of Parent regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Parent; and

10.	discussed with members of the senior management of Parent certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Parent or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal or evaluation of the assets or liabilities (contingent or otherwise) of the Company, Parent, SpinCo or any other party. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Parent, and we have relied upon Parent to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. Furthermore, upon the advice of management of Parent, we have assumed that the Synergies imbedded in the Parent-Company Projections will be realized in the amounts and at the times indicated therein. We express no opinion with respect to the Projections, the Synergies or the assumptions on which either of them are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Parent or the Company that would be material to our analyses or this Opinion. We have also assumed, with the consent of the Board, that the Merger will qualify as a tax-free transaction.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 12, 2014 and any material change in such circumstances and conditions would

Board of Directors of Coeur Mining, Inc.

December 15, 2014

require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction or any portion thereof, the structure or tax consequences of the Transaction or any portion thereof or the availability or advisability of any alternatives to the Transaction or any portion thereof. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction or the Merger. We did not solicit indications of interest with respect to a transaction involving Parent nor did we advise Parent with respect to its strategic alternatives. This letter does not express any opinion as to the likely price or range of prices at which the Company Common Stock or the Parent Common Stock will trade following the announcement of the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of each of the Company and Parent at that time. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by Parent, in the aggregate, for all outstanding shares of Company Common Stock.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction or any portion thereof. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that Parent has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by Parent and its advisors as to all legal, accounting and tax matters with respect to Parent, the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be paid by Parent as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of Parent’s officers, directors or employees, or class of such persons, whether relative to the consideration paid by Parent or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction, or any portion thereof, to the holders of any class of securities, creditors, or other constituencies of Parent, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction, or any portion thereof, to any one class or group of Parent’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction, or any portion thereof, on the solvency or viability of Parent or the Company or the ability of either Parent or the Company to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to Parent in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon

Board of Directors of Coeur Mining, Inc.

December 15, 2014

consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and Parent, respectively, for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain financial advisory services to Parent in the previous two years in connection with a potential transaction that was not consummated. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Parent or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board (solely in its capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of Parent regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is reproduced in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Parent, in the aggregate, for all outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

RAYMOND JAMES LTD.

Annex C

December 15, 2014

The Board of Directors

Paramount Gold and Silver Corp.

665 Anderson Street

Winnemucca, Nevada, USA

89445

To the Members of the Board:

Scotia Capital (USA) Inc. (“Scotia Capital”) understands that Paramount Gold and Silver Corp. (the “Company”), Paramount Nevada Gold Corp., a wholly-owned subsidiary of the Company (“SpinCo”), Coeur Mining Inc. (“Coeur”), and Hollywood Merger Sub, Inc., a wholly owned subsidiary of Coeur (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 14, 2014 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). We understand that in connection with the Merger and pursuant to a separation and distribution agreement, substantially in the form of the draft dated December 7, 2014 (the “Separation Agreement”), all of the Company’s interests in the Sleeper, Mill Creek, and Spring Valley projects in Nevada will be transferred to SpinCo and its subsidiaries. We further understand that Coeur will make a loan to the Company in the principal amount of US$8,530,000 million, the Company will contribute all of the proceeds of the loan to SpinCo, and Coeur will subscribe for 4.9% of the shares of SpinCo common stock for cash consideration of US$1,470,000. Pursuant to the Separation Agreement, immediately prior to the Merger, the Company will dividend all of the shares of SpinCo common stock then held by the Company (the “Spin-Off” and, together with the Merger, the “Transaction”) to the holders of Company common stock on a pro rata basis (the “SpinCo Consideration”). Pursuant to the Merger Agreement, at the effective time of the Merger each outstanding share of Company common stock (other than shares held in treasury, by any of the Company’s wholly-owned subsidiaries or by Coeur or any of its subsidiaries) will be converted into the right to receive 0.2016 of a share of Coeur common stock (the “Coeur Consideration” and, together with the Spin-Off Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Separation Agreement.

You have asked for our opinion (the “Opinion”) as to whether the Consideration to be received by holders of Company common stock (other than Coeur and its affiliates) pursuant to the Transaction is fair from a financial point of view to such holders.

Background and Engagement of Scotia Capital

The terms of Scotia Capital’s retainer are set forth in an engagement letter dated November 12, 2014 (the “Engagement Agreement”). The Engagement Agreement provides that Scotia Capital will be paid a fee for its services, all of which is contingent on the successful completion of the Transaction. In addition, the Engagement Agreement provides that Scotia Capital is to be reimbursed for its reasonable out-of-pocket expenses and indemnified by the Company in certain circumstances.

Subject to the terms of the Engagement Agreement, Scotia Capital consents to the inclusion of the Opinion in its entirety and/or a summary thereof, as necessary, in any filing with the securities commissions, stock exchanges and other similar regulatory authorities in the United States and Canada.

Credentials of Scotia Capital

Scotia Capital, an SEC registered broker-dealer and FINRA member, represents the U.S. corporate and investment banking and capital markets business of Scotiabank Group, one of North America’s premier financial institutions. Scotia Capital is a wholly owned subsidiary of Scotia Capital Inc., one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital and Scotia Capital Inc. have participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions.

The Opinion expressed herein represents the opinion of Scotia Capital as a firm. The form and content of the Opinion have been approved for release by a committee of directors and other professionals of Scotia Capital, all of whom are experienced in merger, acquisition, divestiture, fairness opinion and valuation matters.

Relationships of Scotia Capital

Neither Scotia Capital, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) or an associate or affiliate (as those terms are defined in the U.S. Securities Act of 1933) of the Company, Coeur or any of their respective associates or affiliates. Subject to the following, there are no understandings, agreements or commitments between Scotia Capital and the Company, Coeur or any of their respective associates or affiliates with respect to any future business dealings and except for the services provided to the Company pursuant to the Engagement Agreement, Scotia Capital and its affiliates have not been engaged by or received compensation from the Company, Coeur or any of their respective affiliates in the past two years.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and other members of the Scotiabank Group may have had and may have positions in the securities of the Company or its affiliates from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it receives compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or any of its affiliates, or with respect to the Transaction.

Scope of Review

In preparing the Opinion, Scotia Capital has reviewed, considered and relied upon, without attempting to verify independently the completeness or accuracy thereof, among other things: (i) certain publically available business and historical financial information relating to the Company and Coeur; (ii) certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publically available, including financial forecasts and estimates provided by management of the Company; (iii) discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) discussions with the Board of Directors of the Company concerning the Transaction; (v) discussions with the Company’s legal counsel; (vi) discussions with members of the senior management of Coeur concerning the business and financial prospects of Coeur; (vii) certain internal financial information and other data relating to the business and financial prospects of Coeur that were provided to us by Coeur and not publically available, including financial forecasts and estimates prepared by management of Coeur; (viii) discussions with SRK Consulting, external technical consultants of the Company; (ix) publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (x) publicly available financial terms of certain other transactions we believe to be generally relevant compared to the Transaction terms; (xi) current and historical market prices of the shares of Company common stock and Coeur common stock; (xii) the terms of the Merger Agreement and the Separation Agreement; (xiii) such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

Scotia Capital has not, to the best of its knowledge, been denied access by the Company or Coeur to any information requested by Scotia Capital.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations and limitations set forth below.

Scotia Capital has, subject to the exercise of its professional judgment, relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations obtained by it from public sources, or that was provided to us, by the Company, and its associates, affiliates and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. The Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. With respect to the Company’s and Coeur’s financial projections provided to Scotia Capital by management of the Company and by management of Coeur, respectively, and used in the analysis supporting the Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and management of Coeur, respectively, as to the matters covered thereby, and in rendering the Opinion we express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Coeur or any of their respective affiliates. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Merger Agreement and the Separation Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Senior management of the Company have represented to Scotia Capital in certificates delivered as of December 15, 2014, among other things, that to the best of their knowledge (a) the Company has no information or knowledge of any facts public or otherwise not specifically provided to Scotia Capital relating to the Company or any of its subsidiaries or affiliates which would reasonably be expected to affect materially the Opinion; (b) with the exception of forecasts, projections or estimates referred to in (d), below, the written Information provided to Scotia Capital by or on behalf of the Company in respect of the Company and its subsidiaries or affiliates, in connection with the Transaction is or, in the case of historical information or data, was, at the date of preparation, true and accurate in all material respects, and no additional material, data or information would be required to make the data provided to Scotia Capital by the Company not misleading in light of circumstances in which it was prepared; (c) to the extent that any of the Information identified in (b), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Scotia Capital or updated by more current Information that has been disclosed; and (d) any portions of the Information provided to Scotia Capital which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Company, are (or were at the time of preparation) reasonable in the circumstances.

The Opinion is rendered on the basis of the securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information. In its analyses and in preparing the Opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Scotia Capital believes to be reasonable and appropriate in the exercise of its professional judgment, many of which are beyond the control of Scotia Capital or any party involved in the Transaction.

The Opinion has been provided for the use and benefit of the Board of Directors of the Company in connection with, and for the purpose of, its consideration of the Transaction. Our opinion does not constitute a recommendation to any holder of Company common stock as to how such holder should vote or act with respect to the Transaction. The Opinion is given as of the date hereof, and Scotia Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Scotia Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

Our Opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This Opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Company common stock (other than Coeur and its affiliates) of the Consideration to be received by such holders pursuant to the Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the Separation Agreement, the Transaction or any term or aspect of any other agreement or instrument contemplated by the Transaction or entered into or amended in connection with the Transaction, or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be received by holders of Company common stock (other than Coeur and its affiliates) pursuant to the Transaction or otherwise. We are not expressing any opinion as to prices at which shares of SpinCo common stock or Coeur common stock will trade at any time, the impact of the Transaction on the solvency or viability of the Company, SpinCo or Coeur or the ability of the Company, SpinCo or Coeur to pay their respective obligations when they come due.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, Scotia Capital is of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company common stock (other than Coeur and its affiliates) pursuant to the Transaction is fair from a financial point of view to such holders.

Yours very truly,

SCOTIA CAPITAL (USA) INC.

Annex D

FINAL FORM

[FORM OF]

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

PARAMOUNT GOLD AND SILVER CORP.

AND

PARAMOUNT NEVADA GOLD CORP.

DATED AS OF [—], 2015

ARTICLE VIII TERMINATION		D-37
8.1	Termination	D-37
8.2	Effect of Termination	D-37

ARTICLE IX MISCELLANEOUS		D-37
9.1	Counterparts; Entire Agreement; Authorization	D-37
9.2	Governing Law	D-37
9.3	Submission to Jurisdiction	D-38
9.4	Waiver of Jury Trial	D-38
9.5	Assignability	D-38
9.6	Third-Party Beneficiaries	D-38
9.7	Notices	D-38
9.8	Severability	D-39
9.9	No Set-Off	D-39
9.10	Publicity	D-39
9.11	Expenses	D-39
9.12	Headings	D-40
9.13	Survival of Covenants	D-40
9.14	Waivers of Default	D-40
9.15	Specific Performance	D-40
9.16	Amendments	D-40
9.17	Interpretation	D-40
9.18	Performance	D-41
9.19	Mutual Drafting	D-41

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [insert closing date of Merger] (this “Agreement”), is by and among PARAMOUNT GOLD AND SILVER CORP., a Delaware corporation (the “Company”) and PARAMOUNT NEVADA GOLD CORP., a British Columbia corporation and a wholly-owned Subsidiary of the Company (“SpinCo”).1 Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the Company has entered into a Merger Agreement dated as of December 16, 2014, by and among Coeur Mining, Inc., a Delaware corporation (“Parent”), Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and SpinCo (such agreement as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent pursuant to the terms and conditions set forth therein;

WHEREAS, SpinCo is currently a wholly-owned Subsidiary of the Company;

WHEREAS, the parties desire to separate the Nevada Business from the Mexico Business (the “Separation”), such that the Nevada Business will be held and operated exclusively by the SpinCo Group and the Mexico Business will be held and operated exclusively by the RemainCo Group;

WHEREAS, the Merger Agreement contemplates that, immediately prior to the Effective time of the Merger and in the following order, (a) Parent will make a loan to the Company in the principal amount of $8,530,000 on the terms of the Promissory Note, in the form attached to the Merger Agreement, and the Company will contribute all of the proceeds of such loan to SpinCo as an equity contribution, (b) SpinCo will issue to Parent, in exchange for a cash payment by Parent in the amount of $1,470,000, newly issued shares of SpinCo common stock amounting to 4.9% of the outstanding SpinCo common stock after issuance, (c) SpinCo and the Company will enter into this Agreement, in the form attached to the Merger Agreement, and (d), the Company will dividend to the Company’s stockholders on a pro rata basis all of the shares of SpinCo common stock then held by the Company, on the basis of a number of shares of SpinCo common stock equal to the Distribution Ratio for every one share of the Company common stock (the “Distribution”);

WHEREAS, each of the Parties has determined that it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship among the parties and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, claim, suit, arbitration, inquiry, investigation or other proceeding.

[1]	Note: If the identity of SpinCo changes prior to consummation of the Distribution, the parties agree to make appropriate conforming changes to this form of agreement to account for such change.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. It is expressly agreed that, after the Effective Time, for purposes of this Agreement, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group and (b) no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” shall mean , with respect to any Person, (i) the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement; and (ii) the Contracts, Equipment, Information, Insurance Proceeds, Intellectual Property, Permits, Real Property, Real Property Leases, Registrable IP, Software, Tangible Information and Technology of such Person.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Board” shall mean the board of directors of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Accounts” shall have the meaning set forth in Section 2.8(a).

“Company Common Stock” shall mean the common stock par value $0.001, of the Company.

“Company Group” shall mean the Company and each of its Subsidiaries prior to the Distribution, including (a) SpinCo and (b) each Subsidiary of SpinCo.

“Company Indemnitees” shall have the meaning set forth in Section 4.2.

“Company Marks” shall mean all logos, names, domains and URLs associated with the Company Name.

“Company Name” shall mean Paramount Gold and Silver Corp.

“Company Plan” shall have the meaning assigned to the term Company Plan in the Merger Agreement.

“Contract” shall mean any agreement, mortgage, deed, lease, license, contract, undertaking instrument or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Control” (including the terms “Controlled” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Delayed Assumed Liability” shall have the meaning set forth in Section 2.4(b).

“Delayed Retained Asset” shall have the meaning set forth in Section 2.4(e).

“Delayed Retained Liability” shall have the meaning set forth in Section 2.4(e).

“Delayed Transferred Asset” shall have the meaning set forth in Section 2.4(b).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall have the meaning set forth in Section 3.2(a).

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall occur on the Merger Closing Date.

“Distribution Ratio” shall mean a number as determined by the Board, with the prior written consent of Parent.

“Effective Time” shall mean the time immediately before the Merger Effective Time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource), or (ii) the exposure to, use, recycling, handling, transportation, treatment, storage, disposal or Release of Hazardous Substances.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Equipment” shall mean all apparatus, materials, computers and other electronic data processing and communications equipment, furniture, automobiles, trucks, tractors, trailers, motor vehicles, tools and other tangible personal property and fixtures.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form S-1” shall mean the registration statement on Form S-1 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock under the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Form S-1 Litigation” shall have the meaning set forth in Section 2.3(b).

“Form S-4” shall mean the registration statement on Form S-4 filed by Parent with the SEC to, among other things, effect the registration of Parent Common Stock under the Securities Act in connection with the Merger, as such registration statement may be amended or supplemented from time to time prior to the Merger.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Entity.

“Governmental Entity” shall mean any federal, state, provincial, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any stock exchange.

“Group” shall mean the Company Group, the RemainCo Group or the SpinCo Group, as the context requires.

“Hazardous Substances” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or consultants or under their direction (including attorney work product), and other technical, financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, cost information, sales and pricing data, product data and literature, investor records, catalogs, sales, promotional and advertising materials, technical data, operating records, operating manuals, instructional documents, quality records and reports and other printed or written materials, land and title records (including abstracts of title, title opinions, and title curative documents), operations, environmental, production, accounting and regulatory compliance records, and facility and well records; provided, that “Information” shall not include Registrable IP.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) Internet domain names, registrations and related rights; (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions; (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software; and (f) intellectual property rights arising from or in respect of any Technology.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity, whether domestic or foreign.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or Order award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, promise, release, warranty or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.8(a).

“Losses” shall mean all losses, liabilities, claims, obligations, interest, awards, damages, penalties, fees, costs and expenses (including all legal fees and accounting fees, expenses and costs incurred in investigating, preparing for or defending any of the foregoing ).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Closing Date” shall have the meaning assigned to the term “Closing Date” in the Merger Agreement.

“Merger Effective Time” shall have the meaning assigned to the term “Effective Time” in the Merger Agreement.

“Merger Litigation” shall mean all stockholder litigation or other Third Party litigation initiated against any member of the Company Group primarily based upon the Merger, the Merger Agreement, the Separation, the Distribution or the Form S-4, in each case except for any Form S-1 Litigation.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mexico Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by the Company or any other Person that is a member of the Company Group prior to the Effective Time, other than the Nevada Business, including without limitation the San Miguel Assets, the San Miguel Liabilities and the San Miguel Project.

“Mill Creek Property” shall mean the Mill Creek Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Mill Creek Property” shall expressly include any surface agreements related thereto, and all land, minerals, metal, ore, mining claims, information and other assets described or included in its current technical report.

“Nevada Business” shall mean (a) the business, operations and activities of the Sleeper Gold Project, the Spring Valley Property and the Mill Creek Property conducted at any time prior to the Effective Time by the Company and any other Person that is a member of the Company Group prior to the Effective Time, and (b) any terminated, divested or discontinued businesses, operations and activities, at the time of termination, divestiture or discontinuation, to the extent related to the business, operations or activities described in clause (a) as then conducted, including without limitation the Sleeper Gold Assets, the Sleeper Gold Liabilities and the Sleeper Gold Project. The “Nevada Business” shall expressly not include the San Miguel Assets, the San Miguel Liabilities or the San Miguel Project.

“Nevada Employee” shall mean all individuals employed or formerly employed by the Company or any other member of the Company Group and all individual consultants or former consultants providing services to the Company or any other member of the Company Group, in each case primarily in connection with the Nevada Business. For the avoidance of doubt, no officer of the Company who has responsibilities with respect to both the Nevada Business and the Mexico Business shall be a Nevada Employee.

“Nevada Employee Contracts” shall mean all employment, change of control, retention, consulting, indemnification, termination, severance or similar Contracts with between the Company or any other member of the Company Group and any Nevada Employee, excluding any Company Plan.

“Nevada Employee Liabilities” shall mean (a) all employment, compensation and employee benefits Liabilities relating to Nevada Employees, (b) all Liabilities arising under any Company Plan relating to the Nevada Employees, (c) all Liabilities arising under any Nevada Employee Contract, and (d) without limiting the generality of the foregoing, all Liabilities in respect of severance, change in control, termination, retention, incentive or similar amounts or benefits payable by the Company or any member of the Company Group to any Nevada Employee as a result of the Merger Agreement or this Agreement and the transactions contemplated thereby, including any and all severance costs or expenses incurred or that may be incurred in connection with the termination of service of any such Nevada Employee; provided, however, that the satisfaction and extinguishment pursuant to the Merger Agreement of any equity awards of the Company held by such Nevada Employee shall not be a “Nevada Employee Liability”.

“Order” shall mean any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, stipulation or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean all material permits, approvals, authorizations, consents, licenses, operating certificates, variances, exemptions, concessions, franchises, orders and other approvals issued by any Governmental Entity.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Prime Rate” shall mean shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Promissory Note” shall have the meaning assigned to the term “Promissory Note” in the Merger Agreement.

“Real Property” shall mean surface lands, concession rights, and mineral lands, together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean leases and subleases of Real Property.

“Record Date” shall mean the close of business on the date set by the Board, with the prior written consent of Parent, as the record date for determining the holders of the Company Common Stock entitled to receive SpinCo Common Stock pursuant to the Distribution.

“Record Holders” shall mean the holders of record of the Company Common Stock as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata and the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances).

“RemainCo Group” shall mean the Company and each Person that is a Subsidiary of the Company, excluding (a) SpinCo and (b) the Subsidiaries of SpinCo.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, Affiliates, agents, consultants, advisors, accountants, attorneys, investment bankers, financial advisors or other representatives.

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.3(a).

“San Miguel Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the San Miguel Project.

“San Miguel Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the San Miguel Project or San Miguel Assets.

“San Miguel Project” shall mean the San Miguel Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “San Miguel Project” shall expressly include the San Miguel Group mining concessions, the Temoris Group mining concessions, the Guazapares Group mining concessions, all Surface Agreements related thereto, and all land, minerals, metal, ore, mining concessions, information and other assets described or included in the San Miguel Technical Report.

“San Miguel Technical Report” shall have the meaning assigned to the term “San Miguel Technical Report” in the Merger Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Sleeper Gold Assets” shall mean all of the Company’s and its Subsidiaries’ right, title and interest, direct or indirect, in and to all Assets wherever located and whether existing or hereafter acquired, constituting, related to or used or held for use in connection with the Sleeper Gold Project; provided, however, that if any Asset would constitute both a Sleeper Gold Asset and a San Miguel Asset because it is related to, used for held for use in connection with both the Sleeper Gold Project and the San Miguel Project, it shall be deemed a “San Miguel Asset”.

“Sleeper Gold Liabilities” means all of the Company’s and its Subsidiaries’ Liabilities to the extent arising out of, relating to or in respect of the Sleeper Gold Project or the Sleeper Gold Assets.

“Sleeper Gold Project” shall mean the Sleeper Gold Project of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date. The “Sleeper Gold Project” shall expressly include the Sleeper Gold mining claims, the Dunes mining claims, the Mimi mining claims, all surface agreements related thereto, and all land, minerals, metal, ore, information and other assets described or included in its current technical report.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.8(a).

“SpinCo Common Stock” shall mean the common stock, par value $             per share, of SpinCo.

“SpinCo Group” shall mean SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Transfer Agent” shall mean the transfer agent and registrar for SpinCo Common Stock.

“Spin-Off Expenses” shall mean all fees, expenses and other costs incurred by the Company or any member of the Company Group in connection with the Separation and the Distribution and the other transactions contemplated by this Agreement (but not including the Merger), including (A) filing fees, auditor fees, legal fees, printer fees, travel expenses and other fees, expenses and costs incurred in connection with the Form S-1, and (B) fees of the Distribution Agent. For the avoidance of doubt, “Spin-Off Expenses” shall not include any expenses of Parent.

“Spring Valley Property” shall mean the Spring Valley Property of the Company, as described in the Company’s Form 10-K for the fiscal year ended June 30, 2014, and any additions thereto after such date.

“Subsidiary” shall mean, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Surface Agreements” shall have the meaning assigned to the term “Surface Agreements” in the Merger Agreement.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes; (b) any interest, penalties or additions attributable thereto; (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law); and (d) all liabilities in respect of any items described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Liabilities” shall mean any Liability arising out of or relating to a Tax.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Assets” shall have the meaning set forth in Section 2.2(b).

“Transferred Cash” shall mean cash in the amount of $10,000,000 US Dollars, minus (a) all Spin-Off Expenses incurred prior to the Effective Time by any member of the Company Group, (b) all Nevada Employee Liabilities incurred prior to the Effective Time by any member of the Company Group, and (c) all costs, expenses and other out-of-pocket monetary Liabilities incurred prior to the Effective Time by any member of the Company Group in respect of any Form S-1 Litigation. All cash and cash equivalents of the SpinCo Group in excess of the Transferred Cash shall be a Retained Asset.

“Transferred Claims” shall mean claims, defenses, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of the Company or any other member of the Company Group to the extent attributable to the Nevada Business.

“Transferred Contracts” shall mean the following Contracts to which the Company or any other member of the Company Group is a party or by which it or any of its respective Assets is bound, whether or not in writing:

(a) (i) any Contract entered into prior to the Effective Time that is exclusively related to the Nevada Business and (ii) with respect to any Contract entered into prior to the Effective Time that relates to the Nevada Business but is not exclusively related to the Nevada Business, that portion of any Contract that relates to the Nevada Business; and

(b) any mineral concessions, mining concessions, millsites, and other concessions, claims and other rights to explore for, develop, mine, produce or save any minerals, ore, metals or other substances, and all water rights, in each case to the extent in respect of the Nevada Business.

“Transferred Equipment” shall mean any Equipment of the Company or any other member of the Company Group that is primarily used or held for use in the Nevada Business.

“Transferred Indemnification Rights” shall mean rights of the Company or any other member of the Company Group to indemnities and releases from Third Parties to the extent related to the Nevada Business.

“Transferred Information” shall mean all Information primarily related to the Nevada Business.

“Transferred Insurance Policies” shall mean all casualty, fire, liability and any other insurance policies held in the name of the Company or any other member of the Company Group to the extent related primarily to the Nevada Business and any agreements related to or in connection with such policies.

“Transferred Permits” shall mean all Permits owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Software” shall mean all Software owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

“Transferred Technology” shall mean all Technology owned or licensed by the Company or any other member of the Company Group primarily used or held for use in the Nevada Business.

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities

(a) On or prior to the Effective Time, but in any case, prior to the Distribution:

(i) Transfer and Assignment of Transferred Assets. The Company shall, and shall cause the applicable members of the Company Group to, contribute, assign, transfer, convey and deliver to SpinCo or any member of the SpinCo Group designated by SpinCo, and SpinCo or such member of the SpinCo Group shall accept from the Company and such applicable members of the Company Group, all of the Company’s and such Company Group member’s respective right, title and interest, whether direct or indirect, in and to all of the Transferred Assets, other than the Transferred Assets held by SpinCo or a member of the SpinCo Group;

(ii) Acceptance and Assumption of Assumed Liabilities. SpinCo shall, and shall cause the applicable member of the SpinCo Group, as designated by SpinCo to, accept, assume and agree to faithfully perform, discharge and fulfill all the Assumed Liabilities. SpinCo and such members of the SpinCo Group shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Assumed Liabilities are asserted or determined (including any such Assumed Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Retained Assets. In the event that SpinCo or any of its Subsidiaries hold any Retained Assets, the Company or SpinCo shall cause SpinCo and such Subsidiaries to contribute, assign, transfer, convey and deliver to the Company or any member of the RemainCo Group, as designated by the Company, and the Company or such other members of the RemainCo Group shall accept from SpinCo or such Subsidiary, all of SpinCo’s or such Subsidiary’s respective right, title and interest, whether direct or indirect, in and to such Retained Assets; and

(iv) Acceptance and Assumption of Retained Liabilities. The Company shall and shall cause the applicable members of the RemainCo Group, as designated by the Company to, accept, assume and agree to faithfully perform, discharge and fulfill all of the Retained Liabilities, if any, held by SpinCo or any of its Subsidiaries, and the Company and such members of the RemainCo Group shall be responsible for all Retained Liabilities, regardless of when or where such Retained Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Retained Liabilities are asserted or determined (including any such Retained Liabilities arising out of claims made by the Company’s or SpinCo’s respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective stockholders, directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Transferred Assets and Retained Assets and the assumption of the Assumed Liabilities and the Retained Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock or unit powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Transferred Assets and Retained Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities and Retained Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Party (or any member of such Party’s Group) pursuant to this Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such entitled Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time, or from time to time (whether prior to, at or after the Effective Time), any Party (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to any other Party (or any member of such Party’s Group) pursuant to this

Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such responsible Party (or any member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Transferred Assets to any member of the SpinCo Group. The Company hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Retained Assets to any member of the RemainCo Group.

2.2 Retained Assets; Transferred Assets

(a) Retained Assets. For the purposes of this Agreement, “Retained Assets” shall mean all Assets of the Company and any other member of the Company Group as of the Effective Time, other than the Transferred Assets.

(b) Transferred Assets. For purposes of this Agreement, “Transferred Assets” shall mean all of the following Assets of the Company or any other member of the Company Group as of the Effective Time:

(i) the Sleeper Gold Assets, the Sleeper Gold Project, the Mill Creek Property and the Spring Valley Property;

(ii) all issued and outstanding shares, units or other equity interests of each direct and indirect Subsidiary of SpinCo that are owned by the Company or any other member of the Company Group;

(iii) all Transferred Contracts and all rights, interests or claims of the Company or any other members of the Company Group thereunder (including rights under or pursuant to all warranties, representations and guarantees, whether express or implied, thereunder);

(iv) the Transferred Cash;

(v) all Nevada Employee Contracts, and all rights, interests or claims of the Company or any other members of the Company Group thereunder;

(vi) all real property leases for office space in Winnemucca, Nevada, and Ottawa, Canada, all furniture and fixtures associated with or installed in such offices, and all computers, telephones, networking equipment and other analogous electronics associated with or installed in such offices (but not including any Information stored thereon, which is the subject of clause (xi) below) (the items described in this clause (vi), the “Office Leases and Office Equipment”);

(vii) all Transferred Indemnification Rights;

(viii) all Transferred Claims;

(ix) all Transferred Permits and all rights, interests or claims of the Company or any other member of the Company Group thereunder;

(x) all Transferred Equipment;

(xi) all rights, interests and claims of the Company or any other member of the Company Group with respect to Transferred Information (provided, however, that with respect to any such Transferred Information that is also related to the Mexico Business, the RemainCo Group shall have a non-exclusive right to access such Transferred Information after the Effective Time);

(xii) all Tax refunds or credits to the Company or any other member of the Company Group attributable to the Nevada Business, the Transferred Assets or the Assumed Liabilities;

(xiii) all insurance proceeds received or receivable by the Company or any other member of the Company Group under any insurance policy written prior to the Effective Time to the extent in connection with (i) the damage or complete destruction of any assets or properties prior to the Effective Time that would have been included in the Transferred Assets but for such damage or complete destruction, or (ii) any Assumed Liability;

(xiv) all Transferred Insurance Policies; and

(xv) all Transferred Software and all Transferred Technology;

provided, however, that except with respect to the Office Leases and Office Equipment, the Transferred Assets shall not include any San Miguel Asset or the San Miguel Project.

2.3 Retained Liabilities; Assumed Liabilities

(a) Retained Liabilities. For the purposes of this Agreement, “Retained Liabilities” shall mean all Liabilities of the Company and any other member of the Company Group, other than the Assumed Liabilities.

(b) Assumed Liabilities. For the purposes of this Agreement, “Assumed Liabilities” shall mean the following Liabilities of the Company and the other members of the Company Group:

(i) all Liabilities (including Environmental Liabilities and Tax Liabilities) to the extent arising out of, resulting from or related to the Nevada Business or a Transferred Asset, regardless of when arising and regardless of whether based on actions, inactions, events, omissions, conditions, facts or circumstances existing before, at or after the Effective Time;

(ii) all Nevada Employee Liabilities;

(iii) all Spin-Off Expenses;

(iv) all claims or actions by the current directors and officers of the Company against the Company or any member of the RemainCo Group (provided, however, that nothing in this clause (iv) shall impair any director’s or officer’s right to indemnification from the Company in their capacity as a director or officer);

(v) SpinCo’s obligations under this Agreement and the Merger Agreement and any other Contract entered into by SpinCo or any member of the SpinCo Group in connection herewith or therewith;

(vi) all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Nevada Business or the Transferred Assets, excluding however, any and all Liabilities in respect of any Merger Litigation;

(vii) all Liabilities arising out of claims made by any Third Party against any member of the Company Group to the extent relating to, arising out of or resulting from the Form S-1 or any alleged omission or misstatement therein (any such matter described in this clause (vii), a “Form S-1 Litigation”); and

(viii) all Tax Liabilities (in each case, whether arising prior to or after the Distribution) arising out of, resulting from or related to (A) the merger of SpinCo into its direct Subsidiary, (B) the merger of SpinCo into a newly formed Delaware corporation, or (C) the Distribution, in the case of this clause (C), to the extent such Tax Liabilities are attributable to the Company’s basis in SpinCo (or the corporation into which SpinCo has merged prior to the Distribution and the stock of which is distributed pursuant to the Distribution) being less than US$45,000,000 at the time of the Distribution.

2.4 Approvals and Notifications

(a) Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the SpinCo Group of any Transferred Asset or Assumed Liability, as the case may be, would be a violation of applicable Law or require any Approvals or Notifications in connection with the

Separation or the Distribution that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the SpinCo Group of such Transferred Assets or Assumed Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Transferred Assets or Assumed Liabilities shall continue to constitute Transferred Assets and Assumed Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Transferred Assets and Assumed Liabilities under the indemnification obligations set forth in Article IV.

(b) Treatment of Delayed Transferred Assets and Delayed Assumed Liabilities. If any transfer, assignment or assumption of any Transferred Asset or Assumed Liability, as the case may be, intended to be transferred, assigned or assumed hereunder, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(a) or for any other reason (any such Transferred Asset, a “Delayed Transferred Asset” and any such Assumed Liability, a “Delayed Assumed Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability, as the case may be, shall thereafter hold such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the RemainCo Group retaining such Delayed Transferred Asset or such Delayed Assumed Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Transferred Asset or Delayed Assumed Liability in the ordinary course of business in accordance with past practice. Such member of the RemainCo Group shall also take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed Transferred Asset is to be transferred or assigned, or which will assume such Delayed Assumed Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed Transferred Asset or Delayed Assumed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group. SpinCo and the SpinCo Group will indemnify and hold harmless the Company and the RemainCo Group from and against any Liabilities arising out of or relating to the Company or the RemainCo Group retaining and holding such Delayed Transferred Asset or Delayed Assumed Liability.

(c) Transfer of Delayed Transferred Assets and Delayed Assumed Liabilities. If and when (i) the Approvals or Notifications, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Transferred Asset or any Delayed Assumed Liability, as the case may be, pursuant to Section 2.4(a), are obtained or made, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Transferred Asset or Delayed Assumed Liability have been removed, then the transfer, assignment, or assumption of such Delayed Transferred Asset or Delayed Assumed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

(d) Delayed Retained Transfers. If and to the extent that the valid, complete and perfected transfer, assignment or assumption by the RemainCo Group of any Retained Asset or any Retained Liability, as the case may be, would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually otherwise determine, the transfer, assignment or assumption by the RemainCo Group of such Retained Assets or Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Retained Assets or Retained Liabilities shall continue to constitute Retained Assets and Retained Liabilities for all other purposes of this Agreement, and the Parties shall remain responsible and obligated with respect to any such Retained Assets and Retained Liabilities under the indemnification obligations set forth in Article IV.

(e) Treatment of Delayed Retained Assets and Delayed Retained Liabilities. If any transfer, assignment or assumption of any Retained Asset or Retained Liability, as the case may be, intended to be transferred, assigned or assumed hereunder , is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(d) or for any other reason (any such Retained Asset, a “Delayed Retained Asset” and any such Retained Liability, a “Delayed Retained Liability”), then, insofar as reasonably possible, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability, as the case may be, shall thereafter hold such Delayed Retained Asset or Delayed Retained Liability, as the case may be, for the use and benefit of the member of the RemainCo Group entitled thereto (at the expense of the member of the RemainCo Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Retained Asset or such Delayed Retained Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Retained Asset or Delayed Retained Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the RemainCo Group to whom such Delayed Retained Asset is to be transferred or assigned, or which will assume such Delayed Retained Liability, as the case may be, in order to place such member of the RemainCo Group in a substantially similar position as if such Delayed Retained Asset or Delayed Retained Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Retained Asset or Delayed Retained Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Retained Asset or Delayed Retained Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the RemainCo Group. The Company and the RemainCo Group will indemnify and hold harmless SpinCo and SpinCo Group from and against any Liabilities arising out of or relating to SpinCo or the SpinCo Group retaining and holding such Delayed Retained Assets or Delayed Retained Liability.

(f) Transfer of Delayed Retained Assets and Delayed Retained Liabilities. If and when (i) the Approvals or Notifications are obtained or made, the absence of which caused the deferral of the transfer, assignment or assumption of any Delayed Retained Asset or Delayed Retained Liability, as the case may be, and (ii) any other legal impediments for the transfer, assignment or assumption of any such Delayed Retained Asset or Delayed Retained Liability have been removed, then the transfer, assignment or assumption of the applicable Delayed Retained Asset or Delayed Retained Liability, as the case may be, shall be effected in accordance with the terms of this Agreement.

2.5 Release of Guarantees; Financing Matters

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of the Company and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the RemainCo Group removed as guarantor of or obligor for any Assumed Liability to the extent that they relate to Transferred Assets, including the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group (including any Subsidiary of SpinCo) removed as guarantor of or obligor for any Retained Liability to the extent that they relate to Retained Assets, including the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the RemainCo Group, SpinCo shall, or shall cause the relevant member of the SpinCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Retained Asset that may serve as collateral or security for any such Assumed Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which SpinCo would not reasonably be able to avoid breaching; and

(ii) any member of the SpinCo Group (including any Subsidiary of SpinCo), the Company shall, or shall cause the relevant member of the RemainCo Group to, execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Retained Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which the Company would be reasonably unable to comply or (B) which the Company would not reasonably be able to avoid breaching.

(c) if the Company or SpinCo is unable to obtain, or cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of the Company and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.6 Termination of Agreements

(a) In furtherance of the releases and other provisions of Section 4.1, the Company and each member of the RemainCo Group, on the one hand, and SpinCo and each member of the SpinCo Group, on the other hand, hereby terminate any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for those Agreements set forth on Schedule 2.6,2 with such termination to be effective as of the Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) All of the intercompany accounts receivable and accounts payable between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group (including any Subsidiary of SpinCo), on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend or distribution, capital contribution, a combination of the foregoing, or otherwise as determined by the Company and SpinCo.

2.7 Treatment of Shared Contracts

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.7 are expressly conveyed to the applicable Party pursuant to this Agreement, any Contract, only a portion of which is a Transferred Contract (any such Contract, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such

[2]	Note: Schedule 2.6 expected to be blank.

consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the RemainCo Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Nevada Business or the Mexico Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.7, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.7.

(b) Each of the Company and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.7 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.7. For purposes of this Section 2.7, “de minimis” shall be determined in reference to customary contracts of similar nature, character and size to the Shared Contracts and not in reference to the value of the transactions contemplated by the Merger Agreement or the Distribution.

2.8 Bank Accounts; Cash Balances

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group (collectively, the “Company Accounts”) so that each such SpinCo Account and the Company Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any the Company Account or SpinCo Account, respectively, is de-Linked from such the Company Account or SpinCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively; provided, that to the extent any such amounts are honored after the Effective Time by a Person or Group for the benefit of the other Group, such amount shall be reimbursed within five (5) Business Days following the Effective Time.

As between the Company and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.9 Disclaimer of Representations and Warranties

EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.10 Company Name and Company Marks

(a) Effective as of the Distribution Date, the Company hereby grants and conveys to SpinCo all its rights and rights to use the Company Name and Company Marks.

(b) Notwithstanding anything to the contrary provided in this Section 2.10, each member of the RemainCo Group may use the Company Name and Company Marks (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of the RemainCo Group and SpinCo Group, or (iii) to the extent required by Law in legal or business documents already in existence on the Distribution Date.

ARTICLE III

THE DISTRIBUTION

3.1 Conditions to the Distribution

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by the Company in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form S-1; no order suspending the effectiveness of the Form S-1 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The transfer of the Transferred Assets and Assumed Liabilities (other than any Delayed Transferred Asset or Delayed Assumed Liability) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Retained Assets and Retained Liabilities (other than any Delayed Retained Asset or Delayed Retained Liability) to the Company on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1.

(iii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder and the rules of the [insert stock exchange to be used by SpinCo] shall have been taken or made, and, where applicable, have become effective or been accepted.

(iv) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(v) The SpinCo Common Stock to be distributed to the holders of the Company Common Stock in the Distribution shall have been accepted for listing on the [insert stock exchange to be used by SpinCo], subject to official notice of distribution.

(vi) SpinCo shall have received the proceeds from the financings described in the Promissory Note.

(vii) Each of the conditions to the party’s obligations to effect the Merger set forth in Section 6.1 (other than Section 6.1(h)), Section 6.2 and Section 6.3 of the Merger Agreement shall have been satisfied or waived.

(b) The foregoing conditions are for the sole benefit of the Company and the Board and shall not give rise to or create any duty on the part of the Company or the Board to waive or not waive any such condition or in any way limit the Company’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Board, such determination to be made with the prior written consent of Parent, which consent shall not be unreasonably withheld, prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.1(a) shall be conclusive and binding on the Parties. If the Company waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.2 The Distribution

(a) Subject to Section 3.1, on or prior to the Effective Time, the Company will appoint a distribution agent (the “Distribution Agent”) to deliver a true, correct and complete copies of the transfer records reflecting the holders of the Company Common Stock entitled to receive SpinCo Common Stock in connection with the Distribution. The Company will deliver to, or cause the delivery to, the Distribution Agent for the benefit of the Record Holders sufficient outstanding SpinCo Common Stock to make the Distribution, and shall cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date, or as soon as reasonably practicable thereafter, the appropriate number of shares of SpinCo Common Stock to each Record Holder or designated transferee(s) of such Record Holder by way of direct registration in book-entry form. SpinCo will not issue paper share certificates. The Company will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with the Company and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Common Stock to be distributed to the holders of the Company Common Stock in connection with the Distribution.

(b) Subject to Section 3.1 and Section 3.2(c), each Record Holder (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of SpinCo Common Stock equal to the number of the Company Common Stock held by such holder on the Record Date, multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.2(c), would be entitled to receive a fractional interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, the Company shall direct the Distribution Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional unit, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of the Parties or the Distribution Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.2(c). None of the Parties or the Distribution Agent will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of the Company or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.2(c) and Section 3.2(d), the beneficial owner of the Company Common Stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such SpinCo Common Stock or cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws. Any amounts unclaimed by holders of shares of the Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SpinCo free and clear of any claims or interest of any Person previously entitled thereto.

(e) Until the SpinCo Common Stock is duly transferred in accordance with this Section 3.2 and applicable Law, from and after the Effective Time, SpinCo will regard the Persons entitled to receive such SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such stock, from and after the Effective Time (i) each such holder will be entitled to receive all distributions payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Common Stock then held by such holder.

(f) The Company and the Distribution Agent shall be entitled to deduct and withhold from the distribution of shares of SpinCo Common Stock otherwise payable to any Record Holder or designated transferee(s) or payee(s) of such Record Holder (including any beneficial holder thereof) such amounts as the Company or the Distribution Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. Tax Law. The Parties shall, with the prior written consent of Parent, determine the appropriate mechanism and procedures for any such withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims

(a) SpinCo Release of the RemainCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) the Company and the members of the RemainCo Group, and their respective successors and assigns (including Parent upon consummation of the Merger), and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SpinCo or any Subsidiary of SpinCo and who are not, as of immediately following the Effective Time, stockholders, directors, officers, agents or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Nevada Business, the Transferred Assets, Nevada Employees or the Assumed Liabilities.

(b) Company Release of the SpinCo Group. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, the Company does hereby, for itself and each other member of the RemainCo Group and their respective successors and assigns (including Parent upon consummation of the Merger), and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo and the members of the SpinCo Group and their respective successors and assigns, from (A) all Retained Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Merger, the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case in this clause (C) to the extent relating to, arising out of or resulting from the Mexico Business, the Retained Assets or the Retained Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, the Promissory Note or any Contracts that are specified in Schedule 2.6 as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any Contract among any members of the RemainCo Group or the SpinCo Group that is specified in Schedule 2.6 to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or the Promissory Note;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or the Promissory Note for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the Merger Agreement.

In addition, nothing contained in Section 4.1(a) shall release any member of the RemainCo Group from (i) honoring its existing obligations to indemnify any director, officer or employee of SpinCo or any member of the SpinCo Group who was a director, officer or employee of any member of the RemainCo Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations under the organization documents of the Company; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV or (ii) honoring any of its obligations to indemnify any director, officer or employee under the Merger Agreement.

(d) No Claims. SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the RemainCo Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the RemainCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by SpinCo

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group, as applicable, to, jointly and severally, indemnify, defend and hold harmless the Company, each other member of the RemainCo Group and each of their respective past, present and future stockholders, directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Assumed Liability;

(b) any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by SpinCo or any other member of the SpinCo Group of this Agreement;

(d) except to the extent it relates to a Retained Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the SpinCo Group by any member of the RemainCo Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form S-1 or any Exchange Act registration statement filed by SpinCo in connection with the Distribution.

4.3 Indemnification by the Company

Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the RemainCo Group to, jointly and severally, indemnify, defend and hold harmless SpinCo, other members of the SpinCo Group and each of their respective past, present and future stockholders, directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Retained Liability;

(b) any failure of the Company, any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any Retained Liabilities in accordance with their terms after the Effective Time;

(c) any breach by the Company or any other member of the RemainCo Group of this Agreement after the Effective Time; and

(d) except to the extent it relates to an Assumed Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support Contract for the benefit of any member of the RemainCo Group by any member of the SpinCo Group that survives following the Distribution.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree than an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provisions contained in this Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.

4.5 Procedures for Indemnification of Third-Party Claims

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Entity) who is not a member of the

RemainCo Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but in any event within twenty (20) days (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such Damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner if applicable Law, statute of limitation or the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party

Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. No Party may settle or compromise any Third-Party Claim for which a Party is seeking to be indemnified hereunder without the prior written consent of the other Parties, which consent may not be unreasonably withheld, unless such settlement or compromise is (i) solely for monetary damages, (ii) does not involve any finding or determination of wrongdoing or violation of Law by the other Parties, and (iii) provides for a full, unconditional and irrevocable release of the other Parties from all Liability in connection with the Third-Party Claim.

(f) Mixed Claims. Notwithstanding anything to the contrary in this Section 4.5, in the event that a Third-Party Claim for which a Party is seeking to be indemnified hereunder involves matters for which the other Party or its indemnitees is also entitled to indemnification hereunder (for example, a Third Party Claim involving both Retained Liabilities and Assumed Liabilities), then the Company shall be entitled to control the defense of such Third Party Claim, and SpinCo shall reimburse the Company for its proportionate share of all defense costs associated therewith.

4.6 Additional Matters

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, or (ii) the knowledge by the Indemnitee of any Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions this Agreement, be free to pursue such remedies as may be available to such party as contemplated by this Agreement, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(f) Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.7 Right of Contribution

(a) Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Transferred Assets or Delayed Assumed Liabilities (except for the gross negligence or intentional misconduct of a member of the RemainCo Group) or with the ownership, operation or activities of the Nevada Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of the Company or any other member of the RemainCo Group; (ii) any fault associated with the business conducted with Delayed Retained Assets or Delayed Retained Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Mexico Business prior to the Effective Time shall be deemed to be the fault of the Company and the other members of the RemainCo Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8 Covenant Not to Sue Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the retention of any Retained Liabilities by the Company or a member of the RemainCo Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Survival of Indemnities

The rights and obligations of each of the Company and each member of the RemainCo Group, SpinCo and each member of the SpinCo Group and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Late Payments

Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two percent (2%).

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information

(a) Subject to Section 5.9 and any other applicable confidentiality obligations, each of the Company and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates to the Nevada Business, or any Transferred Asset or Assumed Liability, if SpinCo is the requesting Party, or to the Mexico Business, or any Retained Asset or Retained Liability, if the Company is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could violate any Law or Contract, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 5.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 5.1 shall expand the obligations of a Party under Section 5.4.

(b) Without limiting the generality of the foregoing, until the first SpinCo fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information

The provision of any information pursuant to Section 5.1 or 5.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information

The Party requesting information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of copying, and transporting such information.

6.4 Record Retention

To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts to retain all information in their respective possession or control on the Effective Time in accordance with the policies of the Company as in effect on the Effective Time; provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

6.5 Limitations of Liability

Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information

(a) Any party that receives, pursuant to request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation

(a) After the Effective Time, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, and that each of the members of the RemainCo Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the RemainCo Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Mexico Business and not to the Nevada Business, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Retained Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the RemainCo Group or any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Nevada Business and not to the Mexico Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the RemainCo Group.

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article IX to resolve any disputes as to whether any information relates solely to the Mexico Business, solely to the Nevada Business, or to both the Mexico Business and the Nevada Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any adversarial Action or dispute between the Company and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request within five (5) business days following the receipt of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 5.8 and in Section 5.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this

Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality

(a) Confidentiality. Subject to Section 6.10, from and after the Effective Time until the five (5) year anniversary of the Effective Time, each of the Company and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to the Company’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or the Promissory Note and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or the Promissory Note then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or the Promissory Note, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure Contracts entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements

In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Entity to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11 Disclosure Relating to the S-1 and S-4

Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.9 and 6.10 shall not apply to any disclosures made in connection with the Form S-1 or Form S-4.

ARTICLE VII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances

(a) In addition to the actions specifically provided for elsewhere in this Agreement, the Merger Agreement or the Promissory Note, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Entity or any other Person under any Permit or Contract (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfers of the Transferred Assets and the Retained Assets and the assignment and assumption of the Assumed Liabilities and the Retained Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect equityholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo, for themselves and for and on behalf of all members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement.

7.2 Tax Matters

(a) Tax Cooperation. The Parties shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any Tax proceeding with respect to Taxes imposed on or with respect to the operations or activities of the RemainCo Group and the SpinCo Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by the Company to SpinCo or a distribution by SpinCo to the Company, as the case may be, occurring immediately prior to the Effective Time or as a payment of an Assumed Liability or a Retained Liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

7.3 Post-Effective Time Conduct

The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

7.4 Successors

If SpinCo or any of its successors or assigns (a) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of SpinCo assume the obligations set forth in Section 4.2.

7.5 Non-Solicitation by the Company

The Company agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of SpinCo or any of its Affiliates who is employed by SpinCo or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at SpinCo employees; (ii) any SpinCo employee whose employment with SpinCo or any of its Affiliates is terminated by SpinCo or any of its Affiliates; or (iii) any employee who independently contacts the Company or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by the Company.

7.6 Non-Solicitation by SpinCo

SpinCo agrees, to the maximum extent not violative of applicable Laws, that for a period of twelve (12) months following the Effective Time, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment any employee of the Company or any of its Affiliates who is employed by the Company or any of its Affiliates; provided, however, that the foregoing shall not apply to (i) general solicitations, such as through newspaper advertisements not directed at the Company employees; (ii) any the Company employee whose employment with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates; or (iii) any employee who independently contacts SpinCo or any of its Affiliates for purposes of locating employment or engagement without any solicitation or knowing encouragement by SpinCo.

ARTICLE VIII TERMINATION

8.1 Termination

This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. Subject to the terms and conditions set forth in the Merger Agreement, this Agreement may be amended, modified or abandoned at any time prior to the Effective Time by mutual consent of the Company and Parent, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.2 Effect of Termination

In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Counterparts; Entire Agreement; Authorization

(a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

(b) This Agreement (including the Schedules and appendices hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof.

(c) the Company represents on behalf of itself and each other member of the RemainCo Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement to which it is a party has been duly authorized by all necessary corporate action on the part of the RemainCo Group and SpinCo Group and no other corporate proceedings on the part of the RemainCo Group or the SpinCo group are necessary to approve this Agreement or to consummate the Separation. .

9.2 Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of

Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of Delaware.

9.3 Submission to Jurisdiction

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.4 Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5 Assignability

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part. by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without the prior written consent of the other parties, and any such assignment without the prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6 Third-Party Beneficiaries

Except for the indemnification rights under this Agreement of any the Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.7 Notices

All notices, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of the receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during business hours on a business day or, if delivered outside of normal business hours on a business day, on the first business day thereafter, (c) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt of the fifth business day following the mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instruments as may be designated in writing by the party to receive such notice be:

If to the Company, to:

Attn:

Facsimile: [—]

Email: [—]

If to the SpinCo, to:

Attn:

Facsimile: [—]

Email: [—]

9.8 Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.8 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.9 No Set-Off

Except as mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

9.10 Publicity

Prior to the Effective Time, each of SpinCo and the Company shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto.

9.11 Expenses

Except as otherwise expressly set forth in this Agreement, the Merger Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses, including Taxes, incurred or accrued in connection with the preparation, execution, delivery and implementation of this Agreement, the Separation, the Form S-1, the Form S-4, the Merger Agreement, the Promissory Note, the Merger and the Distribution and the consummation of the transactions contemplated hereby and thereby (including any and all fees and expenses payable to third-party advisors) shall be borne by the Person incurring such costs and expenses.

9.12 Headings

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13 Survival of Covenants

Except as expressly set forth in this Agreement, the covenants, representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time and shall remain in full force and effect.

9.14 Waivers of Default

Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.15 Specific Performance

The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Subject to the provisions of this Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9.16 Amendments

No provisions of this Agreement shall be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing and signed on behalf of each of the parties, and, prior to the Effective Time, no Party shall, without the prior written consent of Parent, make any amendment, waiver (including any related determination under Section 3.1(b)), supplement or modification of this Agreement in a manner that is materially adverse to the Company or Parent or that would prevent or materially impede consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent shall be an express third party beneficiary of, and shall have the right to enforce, Section 8.1 and this Section 9.16.

9.17 Interpretation

When a reference is made in this Agreement to an Article, Section, paragraph or clause, such reference shall be to an Article, Section, paragraph or clause of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. References to the “transactions contemplated by this Agreement” or words of similar import shall refer to all transactions contemplated by this Agreement and the Schedules attached hereto, including the Separation and Distribution.

9.18 Performance

The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the RemainCo Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.

9.19 Mutual Drafting

This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

PARAMOUNT GOLD AND SILVER CORP.

By:
Name: Title:

PARAMOUNT NEVADA GOLD CORP.

By:
Name: Title:

Annex E

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of December 16, 2014 (this “Agreement”), among Coeur Mining, Inc., a Delaware corporation (“Parent”), and each of the stockholders of Paramount Gold and Silver Corp., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, each Stockholder is the record or beneficial owner of shares of common stock, par value $0.001 per share, of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the Shares listed on Schedule A, together with any additional Shares or other voting securities of the Company of which such Stockholder has as of the date hereof or acquires after the date hereof record or beneficial ownership, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification or exchange, upon exercise or conversion of any options, warrants or other securities, or otherwise, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Prior to the Termination Date (as defined below), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, however proposed (a) when a meeting is held, appear at such meeting or otherwise cause its Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by the Company for written consent, and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger or Spin-Off), (C) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement, or of the Stockholder contained in this Agreement, (D) any change in the present capitalization or dividend policy of the Company (other than the Spin-Off) or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent and (E) any other change in the Company’s corporate structure or business.

2. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby grants to, and appoints, Parent, the executive officers of Parent, and any other designee of Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares as indicated in Section 1. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to its Covered Shares. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b) The proxy granted in this Section 2 shall terminate and be of no further force and effect on the Termination Date.

3. No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the date that the Merger Agreement is terminated in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date, the “Termination Date”); provided, that the provisions set forth in Sections 10 and 24 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a) Schedule A lists all Shares owned of record or beneficially by such Stockholder, designating any such Shares that are restricted or otherwise subject to vesting requirements. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for Shares owned of record or beneficially by such Stockholder. Except as set forth on Schedule A, such Stockholder does not own of record or beneficially any voting securities in the Company or any securities convertible into or exercisable or exchangeable for any such voting securities. Such Stockholder does not own of record any Shares which are beneficially owned by a third Person.

(b) Such Stockholder is the record or beneficial owner of, and has good and valid title to, all Covered Shares of such Stockholder, free and clear of Liens other than as created by this Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights. Such Covered Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of such Covered Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares, except as contemplated by this Agreement.

(c) Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby on a timely basis. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder on a timely basis.

(e) There is no action, suit, claim, arbitration, investigation, complaint, inquiry or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement on a timely basis.

(f) Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(g) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein and would not enter into the Merger Agreement if such Stockholder did not enter into this Agreement.

6. Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Affiliates or its or their Representatives, directly or indirectly, to:

(i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal;

(iv) approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal to the Company or any third Person;

(v) make, or in any manner participate in, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Shares (other than in favor of the Merger), or seek to cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement; or

(vi) resolve, agree or propose to do any of the foregoing.

(b) Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any of the matters described in paragraph (a) above.

(c) Such Stockholder shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event such Stockholder receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the

Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person. Such Stockholder shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(d) Except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, gift, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(e) In the event that such Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent and the Company of any such event.

7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is also a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company except for actions specifically prohibited in the Merger Agreement.

8. Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by Law, the Securities and Exchange Commission or in the Form S-4, the Form S-1 or the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement, and to disclose a copy of this Agreement.

9. Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

10. Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

11. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or by a duly authorized officer on behalf of such party.

12. Confidentiality. The Stockholders agree (a) to hold any non-public information regarding Parent, Merger Sub, this Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

13. Interpretation. When a reference is made in this Agreement to a Section, paragraph, clause or Schedule, such reference shall be to a Section, paragraph, clause or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to “vote”, “voting”, “voted” and likewise shall refer to shares being voted or otherwise tabulated in any manner possible, whether in person at a meeting, by written consent, by proxy or otherwise. A Person shall be deemed the “beneficial” owner of, shall be deemed to have “beneficial” ownership of, and shall be deemed to “beneficially” own any securities which such Person or any of such Person’s Affiliates (a) beneficially owns as determined pursuant to Rule 13d 3 under the Exchange Act as in effect on the date of this Agreement, (b) has the right to acquire (whether such right is exercisable immediately or only after the passage of time), or (c) has the right to vote or dispose of, directly or indirectly. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii) If to Parent:

Coeur Mining, Inc. 104 S. Michigan Ave., Suite 900 Chicago, Illinois 60603
Attention:	Mitchell Krebs, President and Chief Executive Officer, and Casey M. Nault, Vice President, General Counsel and Secretary
Facsimile:	312.489.5899
E-mail:	MKrebs@coeur.com; CNault@coeur.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Facsimile: 212.351.5316

E-mail: sshoemate@gibsondunn.com

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Disclosure Letters thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20. Enforcement. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.

Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 18, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

22. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Fees and Expenses. Except to the extent provided in the Merger Agreement, all fees and expenses incurred in connection with this Agreement, the Merger Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

24. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

COEUR MINING, INC.

/s/ Mitchel J. Krebs
Name: Mitchell J. Krebs Title: President and Chief Executive Officer

STOCKHOLDER: FCMI FINANCIAL CORP.

/s/ Dan Scheiner
Name: Dan Scheiner Title: Vice President

STOCKHOLDER: CHRISTOPHER CRUPI

/s/ Christopher Crupi

STOCKHOLDER: CHRISTOPHER REYNOLDS

/s/ Christopher Reyolds

STOCKHOLDER: MICHEL YVAN STINGLHAMBER

/s/ Michel Yvan Stinglhamber

STOCKHOLDER: JOHN CARDEN

/s/ John Carden

STOCKHOLDER: ELISEO GONZALEZ-URIEN

/s/ Eliseo Gonzalez-Urien

SIGNATURE PAGE TO VOTING AGREEMENT

STOCKHOLDER: MICHAEL CLANCY

/s/ Michael Clancy

STOCKHOLDER: CARLO BUFFONE

/s/ Carlo Buffone

STOCKHOLDER: GLEN VAN TREEK

/s/ Glen Van Treek

STOCKHOLDER: ROBERT DINNING

/s/ Robert Dinning

STOCKHOLDER: SHAWN KENNEDY

/s/ Shawn Kennedy

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Stockholder	Address	Owned Shares	Options	Warrants
FCMI Financial Corp.	Suite 250, BCE Place, 181 Bay Street, Toronto, Ontario, Canada M3J 2T2	24,444,234	Nil	Nil

Christopher Crupi	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	4,064,766	700,000	Nil

Christopher Reynolds	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	30,000	415,000	Nil

Michel Yvan Stinglhamber	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	150,000	230,000	Nil

John Carden	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	78,596	230,000	Nil

Eliseo Gonzalez-Urien	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	160,000	230,000	Nil

Michael Clancy	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	128,581	125,000	Nil

Carlo Buffone	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	40,000	575,000	Nil

Glen Van Treek	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	Nil	900,000	Nil

Robert Dinning	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	198,168	400,000	Nil

Shawn Kennedy*	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	299,735	317,500	Nil

*	Notwithstanding anything to the contrary in the Agreement, Mr. Kennedy shall be permitted to sell on the NYSE MKT or TSX through ordinary brokers’ transactions up to 200,000 Shares during the term of this Agreement.

There is no restricted stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Certificate of Incorporation. Article X, Section 10.1 of Coeur Mining, Inc.’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director will be personally liable to Coeur Mining, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws. Article VI of Coeur Mining, Inc.’s Bylaws requires indemnification and the advancement of defense expenses to directors, officers and employees to the fullest extent permitted by the DGCL. The rights to indemnification and advancement granted under the DGCL and the Bylaws are not exclusive of any other rights any person may have or acquire under any law, agreement, vote of stockholders or directors, provisions of a charter or bylaws, or otherwise.

Coeur Mining, Inc. maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, whether or not Coeur Mining, Inc. would have the power to indemnify them against these liabilities under the DGCL.

Coeur Mining, Inc. also has entered into certain indemnification agreements with its directors and officers. The indemnification agreements provide Coeur Mining, Inc.’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are subject to Coeur Mining, Inc.’s Certificate of Incorporation and Bylaws, each of which is an exhibit to this Registration Statement, the text of the DGCL, and the indemnification agreements referred to above (which can be found in Coeur’s current report filed on Form 8-K on May 16, 2013), and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

See “Exhibit Index” below.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 6, 2015.

COEUR MINING, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned do hereby constitute and appoint Mitchell J. Krebs and Casey M. Nault, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert E. Mellor Robert E. Mellor	Chairman	January 6, 2015

/s/ Mitchell J. Krebs Mitchell J. Krebs	President, Chief Executive Officer and Director (Principal Executive Officer)	January 6, 2015

/s/ Peter C. Mitchell Peter C. Mitchell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 6, 2015

/s/ Mark A. Spurbeck Mark A. Spurbeck	Vice President, Finance (Principal Accounting Officer)	January 6, 2015

/s/ Linda L. Adamany Linda L. Adamany	Director	January 6, 2015

/s/ Kevin S. Crutchfield Kevin S. Crutchfield	Director	January 6, 2015

Signature	Title	Date

/s/ Sebastian Edwards Sebastian Edwards	Director	January 6, 2015

/s/ Randolph E. Gress Randolph E. Gress	Director	January 6, 2015

/s/ John H. Robinson John H. Robinson	Director	January 6, 2015

/s/ J. Kenneth Thompson J. Kenneth Thompson	Director	January 6, 2015

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of December 16, 2014, among Coeur Mining, Inc., Hollywood Merger Sub, Inc., Paramount Gold and Silver Corp. and Paramount Nevada Gold Corp. (included as Annex A to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference; also included in the Agreement and Plan of Merger as an exhibit is the Form of Separation and Distribution Agreement).

3.1	Delaware Certificate of Conversion of Coeur Mining, Inc., effective as of May 16, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K12B filed on May 16, 2013).

3.2	Delaware Certificate of Incorporation of Coeur Mining, Inc., effective as of May 16, 2013 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K12B filed on May 16, 2013).

3.3	Amended and Restated Bylaws of Coeur Mining, Inc., effective as of May 16, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on September 20, 2013).

4.1	Form of Common Stock Share Certificate of Coeur Mining, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12B filed on May 16, 2013).

5.1	[Form of] Opinion of Gibson, Dunn & Crutcher LLP as to validity of the securities being registered (filed herewith).

8.1	[Form of] Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters (filed herewith).

8.2	[Form of] Opinion of LeClairRyan, A Professional Corporation as to certain tax matters (filed herewith).

9.1	Voting and Support Agreement (included as Annex E to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1 hereto).

23.3	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 8.2 hereto).

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Coeur Mining, Inc. (filed herewith).

23.5	Consent of MNP, LLP, Independent Registered Public Accounting Firm for Paramount Gold and Silver Corp. (filed herewith).

24.1	Powers of Attorney of Directors and Officers of Coeur Mining, Inc. (included on the signature pages herewith).

99.1	Consent of Raymond James Ltd. (included as Annex B to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

99.2	Consent of Scotia Capital (USA) Inc. (included as Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

99.3	Form of proxy card of Coeur Mining, Inc. (filed herewith).

99.4	Form of proxy card of Paramount Gold and Silver Corp. (filed herewith).